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Filed Pursuant to Rule 424(b)(5)
File Nos. 333-109568
333-109568-01

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2003
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 8, 2003

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

$100,000,000

     % Senior Notes Due January 15, 2014

        We will pay interest on the notes on January 15 and July 15 of each year, beginning on July 15, 2004 . The notes will mature on January 15, 2014. We may redeem some or all of the notes at any time or from time to time at a redemption price calculated as described in this prospectus supplement under "Description of the Notes—Optional Redemption."

        The notes will be our senior, unsecured obligations and will rank senior to any of our existing and future subordinated indebtedness and equally with all of our other existing and future unsecured and unsubordinated indebtedness.

        Investing in the notes involves risks. See "Risk Factors" on page S-9 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Price to Public (1)		Underwriting Discounts and Commissions		Proceeds to RLI
Per Note		%		%		%
Total	$		$		$
(1)
Plus accrued interest, if any, from                         , 2003.

        Delivery of the notes, in book-entry form only, will be made on or about December      , 2003.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager Credit Suisse First Boston	Joint Lead Manager Banc One Capital Markets, Inc.
Cochran, Caronia & Co.	Ferris, Baker Watts Incorporated
Fox-Pitt, Kelton	Keefe, Bruyette & Woods, Inc.

The date of this prospectus supplement is December      , 2003.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

NOTE ON FORWARD LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain and incorporate by reference forward-looking statements. Forward-looking statements may be identified by the use of terms such as "believes," "expects," "estimates," "may," "intends," "plans," "will," "should," or "anticipates" or the negative of those terms or similar expressions or by discussions of strategy. We have based our forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including:

  •
  the occurrence of man-made or natural catastrophic events;

  •
  the occurrence of significant changes in products or adverse changes in insurance and financial market conditions;

  •
  changing legal and social trends and the inherent uncertainties of the reserving process;

  •
  the ability to collect reinsurance recoverables;

  •
  changes in the availability, cost or quality of reinsurance;

  •
  developments in domestic and international financial markets that could affect our investment portfolios;

  •
  changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

  •
  uncertainties and changes in government policy, regulatory policy, statutory law or case law, with respect to our companies, brokers or customers, that can impede our ability to charge adequate rates and efficiently allocate capital;

  •
  the loss of the services of any of our executive officers or underwriters;

  •
  changing rates of inflation and other economic conditions; and

  •
  the effects of mergers, acquisitions and divestitures.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their dates.

PROSPECTUS SUMMARY

        This summary highlights information about us and the offering. Because this is a summary, it may not contain all the information that you should consider before investing in our notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, especially the "Risk Factors" beginning on page S-9 of this prospectus supplement and on page 4 of the accompanying prospectus, the consolidated financial statements and notes to those statements and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. When we use the terms "RLI," "we," "us," or "our," we are referring to RLI Corp. together with its consolidated subsidiaries, unless the context otherwise requires.

Who We Are

        We are a specialty property and casualty insurer operating on both an admitted and excess and surplus basis. Our business objective is to provide fundamentally innovative casualty, property and surety insurance products and services not generally available in the marketplace. As a "niche" company, we offer specialty insurance products designed to meet specific insurance needs of targeted insured groups. A niche company underwrites a particular type of coverage for certain markets that are underserved by the insurance industry, such as our difference in conditions coverage and oil and gas surety bonds. A niche company also provides a type of product not generally offered by other companies, such as our personal umbrella policy. The excess and surplus market provides an alternative market for customers with hard-to-place risks and risks that admitted insurers specifically refuse to write. When we underwrite within the surplus lines market, we are selective in the line of business and type of risks we choose to write. Often the development of these specialty insurance products is generated through proposals brought to us by an agent or broker seeking coverage for a specific group of clients. Once a proposal is submitted, underwriters determine whether a proposal would be a viable product in keeping with our business objectives.

        We attempt to combine profitable underwriting, solid investment returns and effective capital management to deliver consistent, long-term growth in shareholder value. The interests of our skilled and experienced management team are aligned with those of our shareholders through compensation programs that reward long-term, profitable underwriting and performance.

        We develop innovative coverages designed to meet specific needs, create highly automated, self-underwriting products, and bring high levels of service to underserved customers. We also utilize technology to allow our business partners to conduct business with us directly, either by submitting business for underwriting consideration or, in many cases, binding and issuing policies direct from their own offices.

        While focusing on underwriting profitability, we maintain a strong capital position. We are rated "A" (Excellent) by A.M. Best. Standard and Poor's rates us an "A+" and Moody's has assigned us a financial strength rating of "A3". We believe that maintaining strong financial strength ratings and a solid capital position is important to our competitive position.

What We Do

        Our business can be divided into three segments:

	Gross Premiums Written				Net Premiums Earned
	Nine Months ended	Year ended December 31,			Nine Months ended	Year ended December 31,
	September 30, 2003	2002	2001	2000	September 30, 2003	2002	2001	2000
	(amounts in thousands)
Casualty	$368,787	$434,075	$288,577	$233,937	$224,271	$208,113	$156,970	$136,801
Property	148,938	210,310	169,953	160,508	82,088	89,228	70,764	60,063
Surety	40,312	63,068	53,455	43,421	35,366	50,724	45,274	34,739

Total	$558,037	$707,453	$511,985	$437,866	$341,725	$348,065	$273,008	$231,603

        Our casualty segment primarily underwrites general liability, transportation, commercial and personal umbrella, executive products, and other specialty coverages. Our casualty products have a longer payout pattern, or "tail", compared to our other segments. This enables us to hold policyholders' premiums for a longer time on average, which provides increased opportunity to generate investment returns. Our combined ratio in our casualty segment has averaged 100.9 over the last five years.

        Our property segment primarily underwrites commercial fire, commercial earthquake and construction risks nationwide and select personal lines policies in the state of Hawaii. We are a leading provider of commercial earthquake insurance in California, having written over $1 billion in gross premiums since we entered this business in 1984. We employ consistent, individual-risk underwriting standards and sophisticated modeling techniques and reinsurance to manage our business and to control exposure levels. Our combined ratio in our property segment has averaged 76.5 over the last five years.

        Our surety segment specializes in writing small- and medium-sized commercial and small contract surety risks, as well as bonds for the energy and refining industries. Through a highly advanced level of automation, we provide faster customer service by way of bond issuance at the agent's office and a unique direct bill capability. Our combined ratio in our surety segment has averaged 99.0 over the last five years.

Strategy

        Opportunistic Growth—Our strategy is to ensure that the growth in each product line is consistent with our level of expertise and, most importantly, profitable in nature. We are a product-driven company, continually searching for profitable growth opportunities. We look for opportunities that involve a specialized need or "niche" in the marketplace, as we do not typically compete directly with the large carriers. We rely on our skilled and experienced professionals to identify lines of business that are not driven by distribution channel constraints or demands. While we are flexible enough to take advantage of new opportunities, we are not in the business of turning around struggling companies. Over the past several years we have undertaken several new ventures. These include starting up new lines of business, such as our commercial transportation, program and construction books, through the hiring of experienced management teams; purchasing a book of homeowners business from the Hawaii Property Insurance Association; purchasing a small specialty surety company located in Houston, Texas; and expanding our branch office network across the country.

        Focused Product Management—Our focus on product management is the underpinning of our strategy for growth and profitability. Although many of our branch offices house underwriters of various products, we manage on a product line basis rather than geographically. Each of our products is led by a capable underwriting vice president in the field and is supported by claim professionals and home office support staff dedicated to its success. Our underwriters are compensated on the profitability, not the growth, of their own books of business. Underwriter bonuses are based on the value created by their own line of business, and are typically paid out over five to eight years, depending upon the length of each product's tail. These payout terms encourage underwriters to manage their business for the long-term, align their interests with those of our shareholders, and allow us to retain our underwriting talent.

        Shareholder Alignment—Compensation of our key executives is tied to growth in book value, which incorporates both underwriting and investment income streams. In addition, each of our employees has bonus opportunities that are also tied to growth in book value. Our employees' primary retirement plan is our Employee Stock Ownership Plan, or ESOP. Our employees own 8.7% of our outstanding common stock through the ESOP, and our directors and executive officers own an additional 7.4% of our outstanding common stock outside of the ESOP.

Operating History

        We have a long record of profitable performance. We have reported an underwriting profit in 22 of the 26 years in which we have been in the property and casualty industry. During this time, our average statutory combined ratio has been 94.5 and we have been below 100 for the last seven years. We strive to maintain a consolidated combined ratio below 100 and to beat the annual industry average by a minimum of 10 percentage points. In the last 10 years, we have outperformed the industry by an average of 12.4 points. Premium volume has increased consistently over this period, but not at the expense of underwriting profitability. In the last ten years, we have had only two years with a combined ratio over 100 (1994 and 1995, as a result of the Northridge, California earthquake).

	For the years ended December 31,
	2002		2001	2000	1999	1998	1997	1996	1995	1994	1993
	(amounts in thousands, except per share data)
Gross Premium Written	$707,453		$511,985	$437,866	$339,575	$291,073	$278,843	$276,801	$271,436	$279,428	$249,369
Net Premium Earned	$348,065		$273,008	$231,603	$195,274	$142,324	$141,884	$130,656	$133,468	$140,184	$125,989
GAAP Loss ratio	58.4		57.1	53.8	49.4	45.4	43.2	52.2	64.4	72.5	63.3
GAAP Expense ratio	37.2		40.1	41.0	41.8	42.8	43.6	35.2	43.1	44.4	33.9

GAAP Combined ratio	95.6		97.2	94.8	91.2	88.2	86.8	87.4	107.5	116.9	97.2
Statutory Combined ratio	92.4		95.8	95.8	90.1	88.4	90.4	89.1	106.5	116.9	87.9
Industry Combined ratio(1)	107.4		115.9	110.4	108.1	106.0	101.6	105.8	106.4	108.4	106.9
Book value per share	$18.50	(2)	$16.92	$16.66	$14.84	$14.22	$12.35	$10.23	$8.08	$6.68	$7.30

(1)
Source: A.M. Best Aggregate & Averages—Property-Casualty (2003 Edition), Statutory Basis.

(2)
On December 26, 2002, we closed an underwritten public offering of 4.8 million shares of common stock. This offering generated $115.1 million in net proceeds. Of this, $80.0 million was contributed to our insurance subsidiaries. Remaining funds were used to pay down lines of credit.

        We have leveraged our underwriting profitability by conservatively investing a portion of our invested assets (approximately 21% as of September 30, 2003) in a common stock portfolio designed to have an overall volatility below that of the S&P 500 Index. The remainder of our invested assets are in fixed income securities that are predominately rated AA or better. Our common stock portfolio has generated significant net unrealized gains over the years, and has posted an annualized return of 13.9% since 1982. Our five and ten year weighted average return on our total portfolio at September 30, 2003 was 1.4% and 8.7%, respectively. We have grown our total investments from $402 million at December 31, 1993 to $1,177 million at September 30, 2003, a compound annual growth rate of 11.7%.

        Our consistent underwriting performance and long-term investment results have driven book value per share growth from $7.30 in 1993 to $20.94 as of September 30, 2003, an 11.4% compound annual growth rate. Over the same period, we returned more than $135 million to shareholders through dividends and share buybacks which, when included with the growth in our book value, brings our compound annual growth rate since 1993 to 13.3%.

Market Outlook and Growth Opportunities

        During the 1990s and into 2000, the insurance industry maintained excess capacity, creating highly competitive market conditions. The result was declining premium rates and, in many cases, policy terms less favorable to the insurer. In turn, the industry suffered from reduced profitability and capacity contraction as insurers chose, or were forced, to exit the marketplace. Beginning in the second half of 2000 and continuing through the first nine months of 2003, reduced insurance and reinsurance supply, combined with increased demand, caused premium rates and policy terms to significantly improve. We experienced rate increases across all product lines during 2001, 2002 and into 2003. In our casualty and surety segments, we generally expect to see continued strong rate increases, albeit at a slower pace than in recent years. In our property segment, rates have plateaued and may decline modestly in 2004. Overall, we expect our combined ratio and profitability to improve in 2004 driven by recent and continued rate increases and leveraging of our expense base.

        We enter new markets or expand underwriting facilities only after we have acquired the appropriate underwriting talent for that endeavor. By investing in talented underwriters and aligning them with experienced claims professionals, we can be more selective when evaluating risks, which has resulted in lower losses on average than the industry.

        Additional capital raised from this offering will be used to support expected growth in our insurance operations, to support our claims-paying and financial strength ratings and for general corporate purposes, including acquisitions and to selectively reduce our use of reinsurance.

Corporate Information

        We are an Illinois corporation with our principal executive offices located at 9025 N. Lindbergh Drive, Peoria, Illinois 61615. Our telephone number at that location is (309) 692-1000. Our website address is www.rlicorp.com. We conduct operations principally through three insurance companies. RLI Insurance Company, our principal subsidiary, writes multiple lines insurance on an admitted basis in all 50 states, the District of Columbia and Puerto Rico. Mt. Hawley Insurance Company, a subsidiary of RLI Insurance Company, writes surplus lines insurance in all 50 states, the District of Columbia, Puerto Rico, the Virgin Islands and Guam. RLI Indemnity Company (formerly known as Planet Indemnity Company), a subsidiary of Mt. Hawley, has authority to write multiple lines insurance on an admitted basis in 48 states and the District of Columbia. Other companies in our group include: Replacement Lens Inc., RLI Insurance Agency, Ltd., RLI Insurance Ltd., Underwriters Indemnity General Agency, Inc. and Safe Fleet Insurance Services, Inc.

THE OFFERING

Issuer	RLI Corp.
Securities Offered	$100 million in aggregate principal amount of our % senior notes due 2014.
Maturity Date	January 15, 2014
Interest Payment Dates	Interest on the notes will be payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2004.
Form of Securities
The notes will be issued in book-entry form and will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Denominations	$1,000 or integral multiples of $1,000.
Ranking	The notes will rank senior to any of our existing and future subordinated indebtedness and equal in right of payment to all of our other existing and future unsecured and unsubordinated indebtedness.
Optional Redemption	We may redeem some or all of the notes at any time or from time to time at a redemption price equal to the greater of:
• 100% of the principal amount of such notes; or

• the sum of the present value of the remaining scheduled payments of principal and interest on the notes, discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined herein) plus [ ] basis points;

together in each case with accrued and unpaid interest payments to the redemption date. See "Description of the Notes—Optional Redemption" and "Risk Factors—The notes may be redeemed prior to maturity and you may not be able to reinvest the redemption proceeds and obtain an equal effective interest rate."
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, will be approximately $ million. We intend to use the net proceeds from the sale of the notes to support expected growth in our insurance operations, to support our claims-paying and financial strength ratings, and for general corporate purposes, including acquisitions and to selectively reduce our use of reinsurance.
Risk Factors
You should carefully consider all of the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the "Risk Factors" sections beginning on page S-9 of this prospectus supplement and on page 4 of the accompanying prospectus.

No Trading Market
The notes are a new issue of securities for which there is currently no established trading market. See "Risk Factors—There is no public market for the notes." Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so and any such market may be discontinued at any time without notice. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

        For additional information concerning the notes, see "Description of the Notes."

Summary Financial Information

	As of and for the nine months ended September 30,				As of and for the years ended December 31,
	2003		2002		2002	2001		2000	1999		1998
	(amounts in thousands, except per share data)
Operating Results
Gross Revenues	$602,115		$559,100		$741,541	$548,331		$469,759	$370,057		$316,863
Total Revenue	385,803		271,713		382,153	309,354		263,496	225,756		168,114
Net earnings	55,197		24,699		35,852	31,047		28,693	31,451		28,239
Comprehensive earnings (loss)(1)	67,514		(7,334)		13,673	11,373		42,042	20,880		51,758
Net cash provided from operating activities	149,828		120,843		161,971	77,874		53,118	58,361		23,578
Net premiums written to statutory surplus(2)	101%		101%		103%	109%		84%	80%		46%
GAAP combined ratio	92.5		96.1		95.6	97.2		94.8	91.2		88.2
Statutory combined ratio(2)	93.2		91.8		92.4	95.8		95.8	90.1	(7)	88.4

Financial Condition
Total investments	$1,176,823		$867,576		$1,000,027	$793,542		$756,111	$691,244		$677,294
Total assets	1,931,265		1,584,986		1,719,327	1,390,970		1,281,323	1,170,363		1,012,685
Unpaid losses and settlement expenses	842,859		704,334		732,838	604,505		539,750	520,494		415,523
Total debt	48,283		87,416		54,356	77,239		78,763	78,397		39,644
Total shareholders' equity	526,733	(4)	323,219		456,555	335,432		326,654	293,069		293,959
Statutory surplus(2)	463,009	(4)	300,193		401,269	289,997		309,945	286,247		314,484

Share Information(3)
Net earnings per share:
Basic	2.20		1.24		1.80	1.58	(6)	1.46	1.55		1.34
Diluted	2.14		1.21		1.75	1.55	(6)	1.44	1.54		1.33
Comprehensive earnings (loss) per share:(1)
Basic	2.69		(0.37)		0.69	0.58	(6)	2.14	1.03		2.46
Diluted	2.62		(0.37	)(5)	0.67	0.57	(6)	2.11	1.02		2.43
Cash dividends declared per share	0.29		0.26		0.35	0.32		0.30	0.28		0.26
Book value per share	20.94		16.27		18.50	16.92		16.66	14.84		14.22
Closing stock price	32.92		26.83		27.90	22.50		22.35	17.00		16.63
Stock split			200%		200%						125%
Weighted average shares outstanding:
Basic	25,107		19,852		19,937	19,630		19,634	20,249		21,028
Diluted	25,793		20,426		20,512	20,004		19,891	20,444		21,276
Common shares outstanding	25,150		19,872		24,681	19,826		19,608	19,746		20,670

(1)
See Note 1.M. to our audited consolidated financial statements.

(2)
Ratios and surplus information are presented on a statutory basis. As discussed further on page S-56, statutory accounting principles differ from GAAP and are generally based on a liquidation concept.

(3)
On October 15, 2002, our stock split on a 2-for-1 basis. All share and earnings per share data has been retroactively stated to reflect this split.

(4)
On December 26, 2002, we closed an underwritten public offering of 4.8 million shares of common stock. This offering generated $115.1 million in net proceeds. Of this, $80.0 million was contributed to the insurance subsidiaries. Remaining funds were used to pay down lines of credit.

(5)
Diluted comprehensive earnings per share were antidilutive. As such, diluted and basic comprehensive earnings per share were equal.

(6)
Basic and diluted earnings per share include $0.04 per share from the initial application of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities."

(7)
The statutory combined ratio presented includes the results of Lexon Insurance Company (formerly known as Underwriters Indemnity Company) and RLI Indemnity Company (formerly known as Planet Indemnity Company) only from the date of acquisition, January 29, 1999.

RISK FACTORS

        This section describes risks involved in purchasing the notes. In addition to the matters addressed in the section entitled "Note On Forward-Looking Statements" and other information included in and incorporated into this prospectus supplement and the accompanying prospectus, you should consider the following risk factors and the risk factors beginning on page 4 of the accompanying prospectus in determining whether to purchase the notes.

There is no public market for the notes.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

There can be no assurance as to the market price for the notes; therefore, you may suffer a loss.

        We cannot give you any assurance as to the market price for the notes. If you are able to resell your notes, the price you receive will depend on many factors that may vary over time, including:

  •
  the number of potential buyers;

  •
  the level of liquidity of the notes;

  •
  ratings of our insurance subsidiaries' financial strength and claims paying ability published by major credit ratings agencies;

  •
  our financial performance;

  •
  the amount of total indebtedness we have outstanding;

  •
  the level, direction and volatility of market interest rates generally;

  •
  the market for similar securities;

  •
  the repayment and redemption features of the notes; and

  •
  the time remaining until your notes mature.

        As a result of these factors, you may only be able to sell your notes at a price below that which you believe to be appropriate, including a price below the price you paid for them.

        The notes will rank junior to the claims of our secured creditors. In addition, because of our holding company structure, the notes will effectively be subordinated to all indebtedness and liabilities of our subsidiaries.

        The notes will rank junior to all of our secured indebtedness to the extent of the underlying collateral. In addition, because we are a holding company and conduct substantially all of our operations through our subsidiaries, claims of holders of the notes will effectively be subordinated to the indebtedness and other liabilities of our subsidiaries. In any liquidation, dissolution, bankruptcy or other similar proceeding involving one of our subsidiaries, any right of us or the holders of the notes to participate in the assets of the subsidiary will be effectively subordinated to the claims of creditors of the subsidiary (including any policy holders, trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders) and following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. In addition, if we caused a subsidiary to pay a dividend to enable us to make payments in respect of the notes, and such transfer was deemed an unlawful distribution, we could be required to return the payment to (or for the benefit of) the creditors of that subsidiary. This would adversely affect our ability to make payments to you as a holder of the notes.

        As of the date of this prospectus supplement, we have no outstanding unsecured indebtedness (other than short-term borrowings and accounts payable), secured indebtedness or intercompany indebtedness. As of September 30, 2003, our subsidiaries had approximately $48 million in outstanding indebtedness for borrowed money and approximately $1.4 billion in aggregate of other liabilities. Our subsidiaries may incur additional indebtedness in the future. While the notes will rank equally with each other and with all of our future unsecured and unsubordinated indebtedness, they are effectively subordinated to the current and any future indebtedness and liabilities of our subsidiaries.

        These notes are not guaranteed; if our insurance subsidiaries are not able to pay adequate dividends to us, our ability to pay interest, principal and redemption price on the notes could be affected.

        None of our subsidiaries has guaranteed these notes, which will be our direct, unsecured obligations. Our subsidiaries have no obligation to pay interest, principal or redemption price on the notes or to make funds available to us for those purposes, whether in the form of loans, dividends or other distributions. Because we are not an operating company, we will depend primarily upon dividends from our insurance subsidiaries as a principal source of funds to pay interest, principal and redemption price on the notes. Our subsidiaries' ability to pay dividends or make other distributions is subject to regulatory restrictions. We cannot guarantee you that our operating subsidiaries will be able to pay dividends to us at times and in amounts necessary to allow us to pay interest, principal and redemption price on the notes. See "Risk Factors—We are an insurance holding company and, therefore, may not be able to receive dividends from our insurance subsidiaries in needed amounts" on page 8 of the accompanying prospectus for a discussion of the reasons that our insurance company subsidiaries may not be able to pay adequate or timely dividends to us.

        The notes may be redeemed prior to maturity, and you may not be able to reinvest the redemption proceeds and obtain an equal effective interest rate.

        We may redeem the notes, in whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of 100% of the principal amount redeemed or the Make-Whole Amount (as defined below), together in each case with accrued and unpaid interest to the date of redemption. Prevailing interest rates at the time we redeem the notes may be lower than    %. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate of    %. See "Description of the Notes—Optional Redemption" for a more detailed description of redemption of the notes.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the notes to support expected growth in our insurance operations, to support our claims-paying and financial strength ratings and for general corporate purposes, including acquisitions and to selectively reduce our use of reinsurance.

CAPITALIZATION

        The table below shows our capitalization on a consolidated basis as of September 30, 2003. The "As Adjusted" column reflects our capitalization after giving effect to this offering of notes and our use of the net proceeds to us from the offering after deducting underwriting discounts and commissions and offering expenses.

        You should read this table along with our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the information presented in our Quarterly Reports on Form 10-Q. See "Where You Can Find More Information" in the accompanying prospectus.

	As of September 30, 2003
	Actual	As Adjusted
	(Unaudited) (In thousands, except share data)
% Senior Notes due 2014	$—	$100,000

Short-term debt, LOC and notes payable	$48,283	$48,283

Total debt	$48,283	$148,283

Shareholders' equity:
Common stock, par value $1.00 per share, 50,000,000 authorized; 30,942,917 shares issued and outstanding	$30,943	$30,943
Paid-in capital	179,708	179,708
Accumulated other comprehensive earnings net of tax	83,614	83,614
Retained earnings	313,483	313,483
Deferred compensation	5,939	5,939
Treasury stock, at cost (5,792,487 shares)	(86,954)	(86,954)

Total shareholders' equity	526,733	526,733
Total capitalization	$575,016	$675,016

Debt to total capitalization ratio	8%	22%

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Nine Months Ended September 30,		Fiscal Years Ended December 31,
2003	2002	2002	2001	2000	1999	1998
55.2	16.3	17.7	11.2	7.1	10.1	15.1

        The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income before equity in earnings of unconsolidated investee, plus fixed charges. Fixed charges consist of interest expense on debt, plus one-third of rental expense deemed to represent an interest factor.

SELECTED FINANCIAL INFORMATION

        The information as of and for each of the years in the five-year period ended December 31, 2002 has been derived from and should be read in conjunction with our audited consolidated financial statements and footnotes incorporated by reference into this prospectus supplement and the accompanying prospectus. The information as of and for the nine months ended September 30, 2003 and 2002 is unaudited and has been derived from our unaudited consolidated financial statements included in and incorporated by reference into this prospectus supplement and incorporated by reference into the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

	As of and for the nine months ended September 30,			As of and for the years ended December 31,
	2003		2002	2002	2001		2000	1999		1998
	(amounts in thousands, except per share data)
Operating Results
Gross Revenues	$602,115		$559,100	$741,541	$548,331		$469,759	$370,057		$316,863
Total Revenue	385,803		271,713	382,153	309,354		263,496	225,756		168,114
Net earnings	55,197		24,699	35,852	31,047		28,693	31,451		28,239
Comprehensive earnings (loss)(1)	67,514		(7,334)	13,673	11,373		42,042	20,880		51,758
Net cash provided from operating activities	149,828		120,843	161,971	77,874		53,118	58,361		23,578
Net premiums written to statutory surplus(2)	101%		101%	103%	109%		84%	80%		46%
GAAP combined ratio	92.5		96.1	95.6	97.2		94.8	91.2		88.2
Statutory combined ratio(2)	93.2		91.8	92.4	95.8		95.8	90.1	(7)	88.4

Financial Condition
Total investments	$1,176,823		$867,576	$1,000,027	$793,542		$756,111	$691,244		$677,294
Total assets	1,931,265		1,584,986	1,719,327	1,390,970		1,281,323	1,170,363		1,012,685
Unpaid losses and settlement expenses	842,859		704,334	732,838	604,505		539,750	520,494		415,523
Total debt	48,283		87,416	54,356	77,239		78,763	78,397		39,644
Total shareholders' equity	526,733	(4)	323,219	456,555	335,432		326,654	293,069		293,959
Statutory surplus(2)	463,009	(4)	300,193	401,269	289,997		309,945	286,247		314,484

Share Information(3)
Net earnings per share:
Basic	2.20		1.24	1.80	1.58	(6)	1.46	1.55		1.34
Diluted	2.14		1.21	1.75	1.55	(6)	1.44	1.54		1.33
Comprehensive earnings (loss) per share:(1)
Basic	2.69		(0.37)	0.69	0.58	(6)	2.14	1.03		2.46
Diluted	2.62		(0.37) (5)	0.67	0.57	(6)	2.11	1.02		2.43
Cash dividends declared per share	0.29		0.26	0.35	0.32		0.30	0.28		0.26
Book value per share	20.94		16.27	18.50	16.92		16.66	14.84		14.22
Closing stock price	32.92		26.83	27.90	22.50		22.35	17.00		16.63
Stock split			200%	200%						125%
Weighted average shares outstanding:
Basic	25,107		19,852	19,937	19,630		19,634	20,249		21,028
Diluted	25,793		20,426	20,512	20,004		19,891	20,444		21,276
Common shares outstanding	25,150		19,872	24,681	19,826		19,608	19,746		20,670

(1)
See Note 1.M. to our audited consolidated financial statements.

(2)
Ratios and surplus information are presented on a statutory basis. As discussed further on page S-56, statutory accounting principles differ from GAAP and are generally based on a liquidation concept.

(3)
On October 15, 2002, our stock split on a 2-for-1 basis. All share and earnings per share data has been retroactively stated to reflect this split.

(4)
On December 26, 2002, we closed an underwritten public offering of 4.8 million shares of common stock. This offering generated $115.1 million in net proceeds. Of this, $80.0 million was contributed to the insurance subsidiaries. Remaining funds were used to pay down lines of credit.

(5)
Diluted comprehensive earnings per share were antidilutive. As such, diluted and basic comprehensive earnings per share were equal.

(6)
Basic and diluted earnings per share include $0.04 per share from the initial application of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities."

(7)
The statutory combined ratio presented includes the results of Lexon Insurance Company (formerly known as Underwriters Indemnity Company) and RLI Indemnity Company (formerly known as Planet Indemnity Company) only from the date of acquisition, January 29, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with this entire prospectus supplement and the accompanying prospectus, including the "Risk Factors" sections of those documents and our consolidated financial statements and the notes to those statements included in or incorporated by reference into those documents. The discussion and analysis below includes certain forward-looking statements that are subject to risks, uncertainties and other factors described in "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus that could cause our actual growth, results of operations, performance and business prospects and opportunities in 2003 and beyond to differ materially from those expressed in, or implied by, those forward-looking statements. See "Note on Forward-Looking Statements" in this prospectus supplement and the accompanying prospectus."

Overview

        We are a holding company that underwrites selected property and casualty insurance through our major subsidiaries collectively known as RLI Insurance Group, or the Group. The Group has accounted for approximately 89% of our consolidated revenue over the last three years and for the first nine months of 2003 by providing property and casualty coverages primarily for commercial risks. As a "niche" company, we offer specialty insurance products designed to meet specific insurance needs of targeted insured groups. A niche company underwrites a particular type of coverage for certain markets that are underserved by the insurance industry, such as our difference in conditions coverage and oil and gas surety bonds. A niche company also provides a type of product not generally offered by other companies, such as our personal umbrella policy. The excess and surplus market provides an alternative market for customers with hard-to-place risks and risks that admitted insurers specifically refuse to write. When we underwrite within the surplus lines market, we are selective in the line of business and type of risks we choose to write. Often the development of these specialty insurance products is generated through proposals brought to us by an agent or broker seeking coverage for a specific group of clients. Once a proposal is submitted, underwriters determine whether a proposal would be a viable product in keeping with our business objectives.

        Our management measures the results of our insurance operations by monitoring certain measures of growth and profitability across three distinct business segments: casualty, property and surety. Growth is measured in terms of gross premiums written and profitability is analyzed through GAAP (accounting principles generally accepted in the United States of America) combined ratios, which are further subdivided into their respective loss and expense components.

        The property and casualty insurance business is cyclical and influenced by many factors, including price competition, economic conditions, natural or man-made disasters (for example, earthquakes and terrorism), interest rates, state regulations, court decisions and changes in the law. One of the unique and challenging features of the property and casualty insurance business is that products must be priced before costs have fully developed, because premiums are charged before claims are incurred. This requires that liabilities be estimated and recorded in recognition of future loss and settlement obligations. Due to the inherent uncertainty in estimating these liabilities, there can be no assurance that actual liabilities will not exceed recorded amounts; if actual liabilities do exceed recorded amounts, there will be an adverse effect on us. In evaluating the objective performance measures previously mentioned, it is important to consider the following individual characteristics of each major insurance segment.

        Our property segment primarily underwrites commercial fire, earthquake, builders' risk, difference in conditions, other inland marine coverages and, in the state of Hawaii, select personal lines policies. Property insurance results are subject to the variability introduced by perils such as earthquakes, fires and hurricanes. Our major catastrophe exposure is to losses caused by earthquakes, as approximately 44% of total property premiums in 2002 and the first nine months of 2003 were written in California. We limit our net aggregate exposure to a catastrophic event by purchasing reinsurance and through extensive use of computer-assisted modeling techniques. These techniques provide estimates of the concentration of risks exposed to catastrophic events.

        The casualty portion of our business consists largely of general liability, transportation, commercial umbrella, personal umbrella, executive products and other specialty coverages. In addition, we provide employers indemnity and in-home business owners coverage. The casualty book of business is subject to the risk of accurately estimating losses and related loss reserves, because the ultimate settlement of a casualty claim may take several years to fully develop. The casualty line may also be affected by evolving legislation and court decisions that define the extent of coverage and the amount of compensation due for injuries or losses.

        Our surety segment specializes in writing small to medium-size commercial and small contract surety risks, as well as those for the energy (plugging and abandonment), petrochemical and refining industries. The commercial surety products usually involve a statutory requirement for bonds. This industry has historically maintained a relatively low loss ratio. Losses may fluctuate, however, due to adverse economic conditions that may affect the financial viability of an insured. Currently, adverse economic conditions affecting the viability of insureds have resulted in increased losses in the contract surety segment.

        The contract surety market guarantees the construction work of a commercial contractor for a specific project. As such, this line has historically produced marginally higher loss ratios than the miscellaneous surety line. Generally, losses occur due to adverse economic conditions, inclement weather conditions or the deterioration of a contractor's financial condition.

        Our investment strategy is designed to capitalize on our historical ability to generate positive underwriting income. Preservation of capital is the first priority, with a secondary focus on generating total return. The base fixed-income portfolio is rated investment grade, to protect invested assets. Regular underwriting profits allow the majority of our shareholders' equity to be invested in a value-based, large-capitalization common stock portfolio. With the exception of a small warrant position in a private equity investment, the portfolio contains no derivatives or off-balance sheet structured investments. In addition, we employ stringent diversification rules and balance our investment credit risk and related underwriting risks to minimize total potential exposure to any one security. Despite recent realized and unrealized losses in the equity portfolio, the overall portfolio's fairly conservative approach has contributed significantly to our historic growth in book value.

Critical Accounting Policies

        In preparing the consolidated financial statements, our management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

        The most critical accounting policies involve significant estimates and include those used in determining the liability for unpaid losses and settlement expenses, investment valuation, recoverability of reinsurance balances and deferred acquisition costs.

  Unpaid Losses and Settlement Expenses

        The liability for unpaid losses and settlement expenses represents estimates of amounts needed to pay reported and unreported claims and related expenses. The estimates are based on certain actuarial and other assumptions related to the ultimate cost to settle such claims. Such assumptions are subject to occasional changes due to evolving economic, social and political conditions. All estimates are periodically reviewed and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments are reflected in the results of operations in the period in which they are determined.

        Historically, we have not experienced significant development, favorable or unfavorable, either with the liability in total or within industry segments. Additional information with respect to reserve development patterns for individual calendar year ended liabilities can be found on pages S-49 and S-52 of this prospectus supplement. Adding to the complexities inherent in the reserving process are issues related to coverage, expansion of coverage, and reinsurance program applicability.

        We have insignificant exposure to asbestos and environmental policy liabilities, as a result of entering liability lines after the industry had already recognized it as a problem. What exposure does exist is through our commercial umbrella, general liability, and discontinued assumed reinsurance lines of business. The majority of the exposure that does exist is in the excess layers of our commercial umbrella and assumed reinsurance books of business. Although our environmental exposure is limited, management cannot determine our ultimate liability with any reasonable degree of certainty. This ultimate liability is difficult to assess due to evolving legislation on such issues as joint and several liability, retroactive liability, and standards of cleanup. Additionally, we participate primarily in the excess layers, making it even more difficult to assess the ultimate impact.

  Investment Valuation

        Throughout each year, our external investment managers buy and sell securities to maximize overall investment returns in accordance with investment policies established and monitored by our board of directors and officers. This includes selling individual securities that have unrealized losses when the investment manager believes future performance can be surpassed by buying other securities deemed to offer superior long-term return potential.

        We classify our investments in debt and equity securities with readily determinable fair values into one of three categories: held-to-maturity securities, available-for-sale securities and trading securities. Held-to-maturity instruments are carried at amortized cost, while both available-for-sale securities and trading securities are carried at fair value.

        Our management regularly evaluates our fixed maturity and equity securities portfolio to determine impairment losses for other-than-temporary declines in the fair value of the investments. Criteria considered during this process include, but are not limited to: the current fair value as compared to the cost (amortized, in certain cases) of the security, degree and duration of the security's fair value being below cost, credit ratings, current economic conditions, and the anticipated speed of cost recovery. This evaluation ultimately impacts our decisions to hold or divest of a security.

        In addition, we may consider the profitability, leverage, growth and cash flow of a company that has issued a security. Impairment losses result in a reduction of the underlying investment's cost basis. Significant changes in these factors could result in a considerable charge for impairment losses as reported in the consolidated financial statements.

        We have not sold any securities for the purpose of generating cash over the last several years, whether to pay claims, dividends or any other expense or obligation. Accordingly, we believe that our sale activity supports our intent and ability to continue to hold securities in an unrealized loss position until such time as our cost may be recovered.

  Recoverability of Reinsurance Balances

        Ceded unearned premiums and reinsurance balances recoverable on paid and unpaid losses and settlement expenses are reported separately as assets, instead of being netted with the appropriate liabilities, since reinsurance does not relieve us of our legal liability to our policyholders. Such balances are subject to the credit risk associated with the individual reinsurer. Additionally, the same uncertainties associated with estimating unpaid losses and settlement expenses impact the estimates for the ceded portion of such liabilities. We continually monitor the financial condition of our reinsurers. Our policy is to periodically charge to earnings an estimate of unrecoverable amounts from troubled or insolvent reinsurers.

  Deferred Policy Acquisition Costs

        We defer commissions, premium taxes and certain other costs related to the acquisition of insurance contracts. These costs are capitalized and charged to expense in proportion to premium revenue recognized. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value. This would also give effect to the premium to be earned, related investment income, anticipated losses and settlement expenses, as well as certain other costs expected to be incurred as the premium is earned. Judgments as to ultimate recoverability of such deferred costs are highly dependent upon estimated future loss costs associated with the premiums written.

Nine Months Ended September 30, 2003, Compared to Nine Months Ended September 30, 2002

  Operations

        Consolidated gross revenues, as displayed in the table that follows, totaled $602.1 million for the first nine months of 2003 compared to $559.1 million for the same period in 2002.

	For the Nine-Month Period Ended September 30,
	2003	2002
	(in thousands)
Gross revenues
Gross premiums written	$558,037	$534,815
Net investment income	32,755	28,058
Net realized investment gains	11,323	(3,773)

Total gross revenues	$602,115	$559,100

        Gross premium writings of the Group improved 4% over 2002 levels due to growth in the casualty segment, where market conditions remain firm. Net investment income improved 17% to $32.8 million. This growth is attributable to increased cash flows from operations and the infusion of new capital from 2002's equity offering. Additionally, the sale of certain securities and an insurance company shell during the first nine months of 2003 resulted in $11.3 million of realized gains, compared to $3.8 million in realized losses for the same period last year. 2002's realized losses include $6.5 million of impairment losses recorded on securities whose market value was deemed to be other-than-temporarily impaired. This adjustment was a reclassification from unrealized losses to realized losses.

        Consolidated net revenue for the first nine months of 2003 increased $114.1 million, or 42%, from the same period in 2002. Net premiums earned, the main driver of this measurement, jumped 38%, benefiting from increased retentions and the significant momentum gained from last year's written premium growth.

        Net after-tax earnings for the first nine months of 2003 totaled $55.2 million, $2.14 per diluted share, compared to $24.7 million, $1.21 per diluted share, for the same period in 2002. Significantly improved underwriting income, particularly on the property book, coupled with growth in investment income, decreased debt costs, and increased realized investment gains, favorably impacted 2003 earnings.

        Results for the first nine months of 2003 include a realized gain of $3.4 million, $0.13 per diluted share, related to the sale of an insurance company shell, which was completed on July 1, 2003. Additionally, we recognized a $3.5 million, $0.14 per diluted share, tax benefit from the sale of the insurance company shell. Excluding the sale of the shell, all other realized investment gains totaled $5.1 million, $0.20 per diluted share, in after-tax realized investment gains, compared with $2.5 million, $0.12 per diluted share, in after-tax realized investment losses for the same period in 2002.

        Comprehensive earnings, which include net earnings plus unrealized gains/losses net of tax, totaled $67.5 million, $2.62 per diluted share, for the first nine months of 2003, compared to a comprehensive loss of $7.3 million, $0.37 per diluted share, for the same period in 2002. Unrealized gains, net of tax, for the first nine months of 2003 were $12.3 million, $0.48 per diluted share, compared to unrealized losses of $32.0 million, $1.58 per diluted share, for the same period in 2002. 2002 results were negatively impacted by the volatility experienced in the equity and bond markets.

  RLI Insurance Group

        As indicated earlier, gross premiums written for the Group increased to $558.0 million for the first nine months of 2003, compared to $534.8 million reported for the same period in 2002. Improved pricing and various growth initiatives in the casualty segment positively impacted gross premiums written, while the property and surety segments posted reduced writings. Underwriting income improved to a pre-tax profit of $25.7 million for the first nine months of 2003 compared to $9.6 million for the same period in 2002. The GAAP combined ratio declined to 92.5 for the first nine months of 2003, compared to 96.1 for the same period in 2002. The property segment was responsible for the majority of the improved results, posting a 67.3 GAAP combined ratio. Additionally, the casualty segment recorded improved earnings from last year. The surety segment's results, however, were negatively impacted by contract surety losses.

	For the Nine-Month Period Ended September 30,
	2003	2002
	(in thousands)
Gross premiums written
Casualty	$368,787	$324,699
Property	148,938	160,370
Surety	40,312	49,746

Total	$558,037	534,815

	For the Nine-Month Period Ended September 30,
	2003	2002
	(in thousands)
Underwriting profits (losses)
Casualty	$3,410	$(889)
Property	26,866	13,986
Surety	(4,561)	(3,515)

Total	$25,715	$9,582

	2003	2002
Combined ratio
Casualty	98.4	100.6
Property	67.3	78.3
Surety	112.8	109.3

Total	92.5	96.1

        The casualty segment posted gross premiums written of $368.8 million for the first nine months of 2003, up $44.1 million, or 14%, from 2002. Growth initiatives and a continued favorable rate environment contributed to growth in the following products: general liability up $51.8 million, executive products up $15.4 million, and personal umbrella up $5.7 million. Partially offsetting these increases, program business declined $28.7 million, due to exiting one unprofitable program in late 2002 and tighter risk selection on remaining programs. The casualty segment posted an underwriting profit of $3.4 million, compared to an underwriting loss of $889,000 for the same period last year. These results translate into a combined ratio of 98.4 in 2003 versus 100.6 for the same period in 2002. The segment's expense ratio at 26.3 has continued to show improvement, as premium volume has continued to increase, while the loss ratio at 72.1 remains in check.

        Gross premiums written for the Group's property segment declined $11.4 million, or 7%, from the same period last year. For the first nine months of 2003, gross property premiums totaled $148.9 million. Growth in property rates slowed during the first nine months of 2003. Fewer accounts are experiencing rate increases and average rate increases are lower than in 2002. Additionally, competitive pressure in our domestic fire line and California earthquake business has contributed to the decline in gross writings. Net premiums written totaled $80.6 million, up 3%, due to slightly increased retentions. Net earned premiums grew by 27%, benefiting from increased retentions and the significant momentum gained from last year's premium volume. Underwriting profit for the property segment was $26.9 million for the first nine months of 2003, compared to $14.0 million for the same period in 2002. The GAAP combined ratio decreased to 67.3, compared to 78.3 for the same period last year. Exceptional seasonal results on our domestic fire and continued profitability on our California earthquake business contributed to these extraordinary results. Partially offsetting these improvements, our construction book was negatively impacted by spring hail storms and tornados. During the first nine months of 2002, loss experience on the construction book and discontinued property classes negatively impacted results.

        Gross premiums written for the surety segment totaled $40.3 million for the first nine months of 2003, down $9.4 million, or 19%, from the same period in 2002. This decrease is primarily related to underwriting changes made in contract surety, as part of corrective actions designed to return this segment to profitability. Certain relationships with contract producers were terminated during the fourth quarter of 2002, resulting in targeted reductions to contract writings. The surety book reported an underwriting loss of $4.6 million for the first nine months of 2003, compared to an underwriting loss of $3.5 million for the same period last year. Though slightly improved from the 116.0 combined ratio reported for the year-ended December 31, 2002, the combined ratio for the first nine months of 2003 was 112.8, above the 109.3 ratio reported for the first nine months of 2002. Loss experience on the contract book continued to impact this segment's results. Corrective action was taken during 2002 and underwriting guidelines and authority have been further refined in 2003. New claim reports for contract surety have declined during 2003. We remain cautiously optimistic that changes made to date will begin to result in improved underwriting results. We will continue to carefully monitor the effectiveness of underwriting changes made to this segment.

        We are in litigation regarding certain commercial surety bond claims arising out of a specific bond program. We are currently investigating and evaluating our obligations due to a variety of complex coverage issues. See "Business—Legal Proceedings" beginning on page S-60.

  Investment Income

        Our investment portfolio generated net dividend and interest income of $32.8 million during the first nine months of 2003, an increase of 17% over that reported for the same period in 2002. Continued growth in operating cash flows and investment of the proceeds from the recent equity offering completed on January 9, 2003 have resulted in the rise in investment income. Cash flows in excess of current needs were used to purchase fixed-income securities, which continue to be comprised primarily of high-grade corporate bonds and tax-exempt municipals.

        As of September 30, 2003, 96% of our fixed income portfolio consisted of securities rated A or better, with 82% rated AA or better. 100% of fixed income securities held as of September 30, 2003 were investment grade. The year-to-date yields on our fixed income investments for the nine-month periods ended September 30, 2003 and 2002 are as follows:

	2003	2002
Taxable	5.16%	6.22%
Non-taxable	4.34%	4.87%

        The year-to-date yields in 2003 are lower than the yields during this same time period in 2002. The decline in yields is primarily due to fluctuations in interest rates and the subsequent reinvestment of called and matured bonds at lower yields. Despite the lower yields, the overall impact on investment income has been limited due to continued growth in operational cash flow, investment of proceeds from the equity offering, and sector diversification.

        We maintain an equity investment in a private mortgage banking company. As of September 30, 2003, our equity investment, which consisted of common shares and warrants to acquire common shares, had a carrying value and estimated market value of $7.1 million. We recorded $2.0 million in net investment income during the first nine months of 2003 related to Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that we recognize the change in the fair value of stock warrants received with the purchase of a note receivable. This compares to $1.6 million recognized for the same period of 2002. We employ a consistent valuation formula to recognize investment income or loss each quarter and to adjust the carrying value of our investment. This formula is based on the investee's book value, the volume of mortgages originated and profitability.

        We experienced a net realized gain from investments of $11.3 million in the first nine months of 2003. Included in this number is a $3.4 million gain related to the sale of Lexon Holding Company (formerly known as UIH, Inc.) an insurance company shell that was sold on July 1, 2003. The remaining $7.9 million realized gain was due to the sale of certain equity and fixed income securities during the first nine months of 2003. The realized gain is sizable when compared to a net realized loss of $3.8 million for the same period in 2002. The increase in net realized gains is due in part to the timing of the sale of individual securities. Additionally, during the first nine months of 2002, we recorded $6.5 million of impairment losses on securities whose market value was deemed to be other-than-temporarily impaired. This adjustment was a reclassification from unrealized losses to realized losses.

        We regularly evaluate the quality of our investment portfolio. When we believe that a specific security has suffered an other-than-temporary decline in value, the investment's value is adjusted by charging off the loss against income. During the first nine months of 2003, there were no losses associated with the other-than-temporary-impairment of securities. During the first nine months of 2002, our analysis identified $6.5 million in other-than-temporary declines in value that we recognized as a realized loss. Partially offsetting the impairment loss, $2.7 million in net realized gains were recorded from the sale of certain equity and fixed income investments during the first nine months of 2002, bringing the net realized loss to $3.8 million during the first nine months of 2002.

        The following table illustrates certain industry-level categories relative to our equity portfolio at September 30, 2003, including market value, cost basis and unrealized gains and losses.

			Gross Unrealized
	Cost Basis	9/30/03 Mkt Value				Unrealized Gain/(Loss)% (1)
			Gains	Losses	Net
	(dollars in thousands)
Consumer Discretionary	$9,470	$12,444	$2,974	$—	$2,974	31.4%
Consumer Staples	17,816	35,174	17,392	(34)	17,358	97.4%
Energy	7,434	13,709	6,275	—	6,275	84.4%
Financials	12,455	37,789	25,334	—	25,334	203.4%
Healthcare	7,504	24,338	16,834	—	16,834	224.3%
Industrials	17,416	30,993	13,577	—	13,577	78.0%
Materials	9,180	11,774	2,685	(91)	2,594	28.3%
Information Technology	8,576	12,639	4,103	(40)	4,063	47.4%
Telecommunications	8,381	11,849	3,468	—	3,468	41.4%
Utilities	38,641	52,496	14,026	(171)	13,855	35.9%
Private Investments	7,153	7,153	—	—	—	0.0%

	$144,026	$250,358	$106,668	$(336)	$106,332	73.8%

(1)
Calculated as the percentage of net unrealized gain (loss) to cost basis.

        The following table illustrates the number of individual securities that were in an unrealized loss position as of September 30, 2003, their fair value and cost, and length of time they have been in an unrealized loss position.

Investment Positions with Unrealized Losses
Segmented by Type and Period of Continuous
Unrealized Loss at September 30, 2003

	0-6 Mos.	7-9 Mos.	10-12 Mos.	> 12 Mos.	Total
	(dollars in thousands)
Common Stock
# of positions	4	—	—	—	4
Fair value	$5,659	$—	$—	$—	$5,659
Cost or Amortized Cost	5,995	—	—	—	5,995

Unrealized Loss	(336)	—	—	—	(336)

Fixed Income Securities
# of positions	184	—	—	—	184
Fair value	$346,823	$—	$—	$—	$346,823
Cost or Amortized Cost	355,961	—	—	—	355,961

Unrealized Loss	(9,138)	—	—	—	(9,138)

Total Invested Assets
# of positions	188	—	—	—	188
Fair value	$352,482	$—	$—	$—	$352,482
Cost or Amortized Cost	361,956	—	—	—	361,956

Unrealized Loss	(9,474)	—	—	—	(9,474)

        As of September 30, 2003, we held four common stocks that were in an unrealized loss position. All four equity positions were at a loss for less than six months.

        The fixed income portfolio contained 184 positions at a loss as of September 30, 2003. All of the fixed income positions were at a loss for less than six months. The fixed income unrealized losses can be attributed to an increase in medium and long-term interest rates since the purchase of many of these fixed income securities. After a lengthy period of downward pressure on medium and long-term interest rates, this trend started to reverse in June 2003. This upward trend in interest rates created unrealized losses for many fixed income investors. As interest rates rise, the prices of many of the fixed income securities in our portfolio will decline, generating increasing levels of unrealized losses. We continually monitor the credit quality of our fixed income investments (that is, our ability to be repaid principal and interest). We consider price declines of securities in our other-than-temporary-impairment analysis where such price declines provide evidence of declining credit quality, and we distinguish between price changes caused by credit deterioration as opposed to rising interest rates.

        As of September 30, 2003, we held no equity or fixed income securities that individually had an unrealized loss greater than 12%. Based on our evaluation of equity securities held within specific industry sectors, as well as the duration and magnitude of unrealized losses, we do not believe any securities suffered an other-than-temporary decline in value as of September 30, 2003.

        Our available-for-sale portfolio of debt and equity securities had a net change in unrealized gains before tax of $18.9 million for the first nine months of 2003, compared with a $49.1 million unrealized loss for the same period in 2002. The 2003 year-to-date gains reflect $15.2 million unrealized gain for stocks and $3.7 million for bonds. Our net cumulative unrealized gain before tax was $128.3 million as of September 30, 2003, up from $109.4 million at December 31, 2002. Unrealized appreciation on securities, net of tax, is reflected in accumulated other comprehensive earnings, a component of shareholders' equity.

        Interest and fees on debt obligations decreased to $593,000 for the first nine months of 2003, a decrease of $768,000 from the same period in 2002. Reduced debt balances, resulting from the early January payoff of all remaining balances on the line of credit, and lower interest rates on outstanding balances led to the decrease in overall debt expense. Proceeds from the December 2002 equity offering and the January 2003 over-allotment were used, in part, to pay off all outstanding balances on the line of credit. As of September 30, 2003, outstanding short-term balances totaled $48.3 million, compared to $87.4 million at September 30, 2002. The September 30, 2003 short-term debt balances consisted only of reverse repurchase agreements. At September 30, 2002, short-term debt balances were comprised of $40.0 million under a line of credit and $47.4 million under reverse repurchase agreements. The Company has incurred interest expense on debt at the following average interest rates for the nine month periods ended September 30, 2003 and 2002:

	2003	2002
Line of credit	2.55%	2.59%
Reverse repurchase agreements	1.43%	2.01%

Total debt	1.44%	2.24%

  Income Taxes

        Our effective tax rate for the first nine months of 2003 was 23%, compared to 26% for the same period in 2002. Effective rates are dependent upon components of pretax earnings and the related tax effects. Increased underwriting profits and investment gains during 2003 resulted in additional income taxable at 35%. As detailed below, however, the tax benefit associated with the sale of an insurance shell, coupled with increased tax exempt income, resulted in an overall decline in the effective tax rate. Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal tax rate of 35% to pretax income for the first nine months of 2003 and 2002 as a result of the following:

	2003		2002
	Amount	%	Amount	%
Provision for income taxes at the statutory rate of 35%	$25,023,302	35%	$11,710,892	35%
Increase (reduction) in taxes resulting from:
Sale of insurance shell	(4,719,543)	(6)%	—	—
Tax exempt interest income	(3,015,105)	(4)%	(2,170,366)	(6)%
Dividends received deduction	(1,139,998)	(2)%	(1,145,243)	(4)%
Dividends paid deduction	(226,519)	—	(229,324)	(1)%
Other items, net	375,888	—	595,034	2%

Total tax expense	$16,298,025	23%	$8,760,993	26%

Year Ended December 31, 2002, Compared to Years Ended December 31, 2001 and December 31, 2000, respectively.

  Operations

        Consolidated gross revenues for 2002 totaled $741.5 million, up 35.2% from $548.3 million in 2001, which was a 16.7% increase from 2000. This trend was driven by gross premiums written growth in 2002 of 38.2%, to a total of $707.5 million, compared to an increase of 16.9% in 2001. This growth was the result of firm market conditions across all segments. While this trend began in 2001, our exiting a few unprofitable lines mitigated the growth rate in that year. Net investment income grew 17.0% to

$37.6 million in 2002, following a 10.8% improvement to $32.2 million in 2001. Realized losses in 2002 were $3.6 million, compared to gains of $4.2 million in 2001 and $2.8 million in 2000. The losses were the result of securities impairment of $6.5 million recognized in 2002, while none was recorded in either of the two preceding years. Further discussion of impairment analysis follows in the investment income section of this discussion.

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Gross revenues
Gross premiums written	$707,453	$511,985	$437,866
Net investment income	37,640	32,178	29,046
Realized investment gains (losses)	(3,552)	4,168	2,847

Total gross revenues	$741,541	$548,331	$469,759

        Consolidated revenue for 2002 was $382.2 million, compared to $309.4 million in the prior year and $263.5 million in 2000. Net premiums earned, the main driver of this measurement, jumped 27.5% compared to 17.9% in 2001 and an 18.6% increase in 2000.

        Net earnings for 2002 were $35.9 million ($1.75 per diluted share), up from $31.0 million ($1.55 per diluted share) in 2001, and $28.7 million ($1.44 per share) in 2000. Underwriting profits more than doubled in 2002, increasing pretax earnings by $7.7 million over 2001. This trend was complemented by pretax increases of $5.5 million in investment income, $1.6 million in investee earnings, and a $1.4 million benefit from reduced pretax debt costs. For the prior year, the earnings increase came in spite of declining underwriting profits as investment gains increased and debt costs dropped.

        The earnings increase offset unrealized equity portfolio losses, allowing comprehensive earnings to rebound to $13.7 million in 2002, from $11.4 million in 2001. This outcome was still down sharply from the $42.0 million of comprehensive earnings in 2000. We continue to emphasize a long-term-focus investment strategy, which has not changed despite last year's total return performance. The robust returns in 1997, 1998 and 2000 reflect our commitment to this investment strategy, which we believe will maximize value for shareholders in the future, as it has done historically.

  RLI Insurance Group

        As indicated earlier, 2002 gross written premiums rose dramatically during the year—over 38%—as we capitalized on favorable market conditions. Each business segment experienced double-digit growth in gross writings. On the earnings side, underwriting income jumped to $15.6 million in 2002, compared to $7.7 million and $12.1 million in 2001 and 2000, respectively. Combined ratios illustrate a return to underwriting effectiveness over this same period, with results of 95.6 in 2002, 97.2 in 2001, and 94.8 in 2000. The spike in 2001 resulted from higher-than-anticipated loss activity and higher reinsurance costs on specific products across multiple segments. Notably, many of these problems were addressed either through increased underwriting controls, increased pricing or the elimination of product lines. The positive impact of these actions initially surfaced in the fourth quarter of 2001, but manifested itself firmly in 2002. Despite less-than-stellar profits in 2001, we recognized only trivial effects of industry events such as the Seattle earthquake, Hurricane Allison, the terrorist attacks of September 11 and the Enron collapse, serving as a testament to our underwriting skill and expertise.

	2002	2001	2000
	(in thousands)
Gross premiums written
Casualty	$434,075	$288,577	$233,937
Property	210,310	169,953	160,508
Surety	63,068	53,455	43,421

Total	$707,453	$511,985	$437,866

	2002	2001	2000
	(in thousands)
Underwriting profits
Casualty	$(768)	$(2,187)	$3,461
Property	24,472	7,525	4,990
Surety	(8,096)	2,336	3,633

Total	$15,608	$7,674	$12,084

	2002	2001	2000
Combined ratio
Casualty	100.4	101.4	97.4
Property	72.6	89.3	91.7
Surety	116.0	94.9	89.6

Total	95.6	97.2	94.8

        Casualty gross premiums written continued to grow substantially as the $434.1 million written during 2002 was a 50.4% increase over the $288.6 million result in 2001. Casualty premiums written in 2000 totaled $233.9 million. Several product lines showed double-digit growth in both years, including general liability, personal umbrella, executive products, transportation and program business.

        The combined ratio for the casualty segment was 100.4 in 2002, compared to 101.4 in 2001 and 97.4 in 2000. The decline in 2002 from 2001 was the result of our ability to increase volume and rates without a commensurate increase in expenses. While both the 2002 and 2001 results were within our anticipated performance range, the 2000 combined ratio was the result of recognizing reserve redundancies on selected lines, based on favorable loss experience. This action, in conjunction with our conservative reserving approach for this segment on an ongoing basis, supports our belief that casualty loss reserves will be adequate and investment income derived from reserved funds will provide significant future earnings potential.

        The property segment contributed gross premiums written of $210.3 million for 2002, up 23.7% from the $170.0 million written in 2001, which improved on the $160.5 million from 2000. The smaller increase in 2001 was the result of our exiting several unprofitable lines of commercial fire business. The rebound in 2002 reflected our ability to capitalize on favorable markets and rates, driving premiums in commercial fire up by $19.8 million, or 38.8%, and difference in conditions premiums up by $19.8 million, or 28.3%.

        Underwriting profits in the property segment catapulted to $24.5 million in 2002, compared to $7.5 million and $5.0 million in 2001 and 2000, respectively. Combined ratios for the three years 2002-2000, respectively, were 72.6, 89.3 and 91.7. Many underwriting changes have been made in this segment in recent years, including rate and deductible increases, commission restrictions, reinsurance revisions and other types of exposure control. The results speak for themselves as loss ratios dropped precipitously across several key property product lines.

        Surety gross premiums written increased to $63.1 million in 2002, up 18.0% from $53.5 million in 2001, which was up from $43.4 million in 2000. The miscellaneous, commercial and oil and gas lines experienced growth rates from 20-29%. The increase during 2001 was due to the formation of the mid-market commercial surety unit late in 2000, which contributed $9.0 million of growth.

        The surety segment reported an $8.1 million loss in 2002 due to excessive contract losses. This loss was in stark contrast to the $2.3 million underwriting profit earned in 2001, and $3.6 million in 2000. Even taking into account the effect of the 2002 national economy on this segment, the results were still well below acceptable levels. In the fourth quarter alone, reserves were strengthened by $3.9 million in recognition of the deterioration of the contract loss experience. We have taken corrective underwriting actions to return this segment to profitability in the near future. Our goal is to make significant improvement, regardless of how the economy performs.

  Investment Income

        Net investment income increased by 17.0% during 2002, due to increased cash flow allocated to fixed-income investments. On an after-tax basis, investment income increased by 15.0%. Operating cash flows were $162.0 million in 2002, up from $77.9 million and $53.1 million in 2001 and 2000, respectively. Cash flows in excess of current needs were used to purchase fixed-income securities, which continue to be comprised primarily of high-grade tax-exempt, corporate and U.S. government/agency issues. The average annual yields on our investments were as follows for 2002, 2001 and 2000:

	2002	2001	2000
Pretax yield
Taxable (on book value)	6.00%	6.49%	6.75%
Tax-exempt (on book value)	4.80%	4.96%	4.92%
Equities (on market value)	2.91%	2.60%	2.30%
	2002	2001	2000
After-tax yield
Taxable (on book value)	3.90%	4.22%	4.39%
Tax-exempt (on book value)	4.55%	4.70%	4.66%
Equities (on market value)	2.49%	2.23%	1.96%

        During 2002, the average tax-equivalent yield of the fixed-income portfolio decreased 0.62% (6.39% vs. 7.01%) due to decreases in both taxable and tax-exempt yields on new purchases. During the year, we again focused on purchasing high-quality investments, including corporate bonds, mortgage backed securities and asset backed securities, primarily in the 0-10 year part of the yield curve.

        The fixed-income portfolio increased by $262.5 million during the year. This portfolio had realized gains of $1.7 million and a tax-adjusted total return on a mark-to-market basis of 11.1%. Our equity portfolio decreased by $50.3 million during 2002, to $227.3 million. For the year, this portfolio had pretax portfolio depreciation of $49.0 million and realized capital losses of $4.9 million. The total return for the year on this portfolio was -17.0%.

        Our investment results for the last five years are shown in the following table:

	Average Invested Assets(1)	Investment Income(2)(3)	Realized Gains(3)	Change in Unrealized Appreciation(3)(4)	Annualized Return on Avg. Invested Assets	Tax Equivalent Annualized Return on Avg. Invested Assets
	(in thousands)
1998	$640,576	$23,937	$1,853	$36,183	9.7%	10.6%
1999	684,269	26,015	4,467	(16,263)	2.1%	3.0%
2000	723,677	29,046	2,847	20,537	7.2%	8.1%
2001	774,826	32,178	4,168	(30,268)	0.8%	1.6%
2002	896,785	37,640	(3,552)	(34,091)	0.0%	0.7%

5 yr Avg.	$744,027	$29,763	$1,957	$(4,780)	3.6%	4.4%

(1)
Average amounts at beginning and end of year.

(2)
Investment income, net of investment expenses, including non-debt interest expense.

(3)
Before income taxes.

(4)
Relates to available-for-sale fixed maturity and equity securities.

        We maintain an equity investment in a private mortgage banking company. As of December 31, 2002, our equity investment, which consisted of common shares and warrants to acquire common shares, had a carrying value and estimated market value of $5.2 million. We recorded $1.8 million in net investment income during 2002 related to Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 requires that we recognize the change in fair value of stock warrants received with the purchase of a note receivable. This compares to $1.6 million recognized in 2001. We employ a consistent valuation formula to recognize investment income or loss each quarter and to adjust the carrying value of our investment. This formula is based on the investee's book value, the volume of mortgages originated and profitability.

        We regularly evaluate the quality of our investment portfolio. When we believe a specific security has suffered an other-than-temporary decline in value, the investment's value is adjusted by charging off the loss against income.

        We realized $3.6 million in capital losses in 2002, compared to capital gains of $4.2 million in 2001 and $2.8 million in 2000. In the third quarter of 2002, our analysis identified $6.5 million in other-than-temporary declines in value, related to four specific equity positions in the technology and utility sectors. Stocks within the utility sector have been negatively impacted by liquidity, regulatory, and legal concerns in the wake of energy trading scandals. Stocks within the technology sector have been negatively impacted by a slowdown in economic activity and capital spending. The loss was calculated as the difference between the equities' cost basis and market value and was reclassified from unrealized losses to realized losses. Partially offsetting the impairment loss, $2.9 million in net realized gains was recorded from the sale of certain equity and fixed-income investments during 2002. We did not have any impairment charges in 2001 or 2000.

        The following table illustrates certain industry-level measurements relative to our equity portfolio as of December 31, 2002, including market value, cost basis, and unrealized gains and losses.

			Gross Unrealized
	Cost Basis	12/31/02 Mkt Value				Unrealized Gain/(Loss)%
			Gains	Losses	Net
	(dollars in thousands)
Consumer discretionary	$12,259	$15,176	$3,606	$(689)	$2,917	23.8%
Consumer staples	15,014	29,051	14,037	—	14,037	93.5%
Energy	8,173	13,683	5,609	(99)	5,510	67.4%
Financials	14,201	33,950	19,961	(212)	19,749	139.1%
Healthcare	8,295	25,870	17,575	—	17,575	211.9%
Industrials	14,464	24,346	9,911	(29)	9,882	68.3%
Materials	9,392	12,281	3,079	(190)	2,889	30.8%
Information technology	6,746	9,049	2,303	—	2,303	34.1%
Telecommunications	8,648	13,893	5,286	(41)	5,245	60.6%
Utilities	33,907	44,859	11,030	(78)	10,952	32.3%
Private investments	5,184	5,184	—	—	—	0.0%

	$136,283	$227,342	$92,397	$(1,338)	$91,059	66.8%

        The following table illustrates the number of individual securities that were in an unrealized loss position as of December 31, 2002, their fair value and cost, and length of time they have been in an unrealized loss position.

	0-6 Mos.	7-9 Mos.	10-12 Mos.	>12 Mos.	Total
	(dollars in thousands)
Common stock
# of positions	18	2	0	0	20
Fair value	$17,964	$2,011	$0	$0	$19,975
Cost or amortized cost	19,160	2,153	—	—	21,313

Unrealized loss	$(1,196)	$(142)	—	—	$(1,338)

Fixed income securities
# of positions	12	0	0	0	12
Fair value	$15,980	$0	$0	$0	$15,980
Cost or amortized cost	16,695	—	—	—	16,695

Unrealized loss	$(715)	—	—	—	$(715)

Total invested assets
# of positions	30	2	0	0	32
Fair value	$33,944	$2,011	$0	$0	$35,956
Cost or amortized cost	35,855	2,153	—	—	38,008

Unrealized loss	$(1,911)	$(142)	—	—	$(2,053)

        Based on our evaluation of equity securities held within specific industry sectors, as well as the duration and magnitude of unrealized losses, we do not believe any securities suffered an other-than-temporary decline in value as of December 31, 2002. As of December 31, 2002, we held $4.6 million worth of equity and fixed income securities that individually had an unrealized loss greater than 10%. The cumulative unrealized loss on these securities was $1.1 million. We do not believe that any of these securities are other than temporarily impaired, but additional impairments within the portfolio are possible if current economic and financial conditions worsen, and such impairments may be material.

        The amortized cost and estimated fair value of fixed-maturity securities at December 31, 2002, by contractual maturity, are shown as follows.

	Amortized Cost	Estimated Fair Value
	(in thousands)
Available-for-sale
Due in one year or less	$131	$131
Due after one year through five years	143,620	146,311
Due after five years through 10 years	193,008	203,495
Due after 10 years	129,720	134,882

	$466,479	$484,819

Held-to-maturity
Due in one year or less	$31,647	$32,186
Due after one year through five years	76,826	83,474
Due after five years through 10 years	105,166	114,235
Due after 10 years	18,142	19,873

	$231,781	$249,768

Trading
Due in one year or less	$265	$269
Due after one year through five years	4,458	4,766
Due after five years through 10 years	2,186	2,428
Due after 10 years	682	733

	$7,591	$8,196

        Expected maturities may differ from contractual maturities due to call provisions present on some existing securities. Management believes the impact of any calls should be slight and intends to follow its policy of matching assets against anticipated liabilities.

  Interest and General Corporate Expense

        Interest expense on debt fell to $1.9 million in 2002, down from $3.2 million in 2001, and $5.3 million in 2000. While the amount of outstanding debt dropped at the end of the year, the decline in interest expense was due to changes in the rate environment. General corporate expenses generally fluctuate relative to our executive compensation plan based on market value potential. This model basically measures comprehensive earnings against a minimum required return on company capital. These general corporate expenses were $3.5 million, $2.6 million and $3.4 million for 2002, 2001 and 2000, respectively.

  Income Taxes

        Our effective tax rates for 2002, 2001 and 2000 were 26.4%, 26.3% and 25.1%, respectively. Effective rates are dependent upon components of pretax earnings and the related tax effects. Our pretax earnings in 2002 included $17.2 million of investment income that is wholly or partially exempt from federal income tax, compared to $16.3 million in both 2001 and 2000.

  Investee Earnings

        We maintain a 44% interest in the earnings of Maui Jim, Inc., primarily a manufacturer of high-quality polarized sunglasses. Maui Jim's Chief Executive Officer owns 56% of the outstanding shares of Maui Jim, Inc. In 2002, we recorded nearly $4.4 million in earnings compared to $2.8 million in 2001 and $3.0 million in 2000. Maui Jim net sales increased by 22%, despite continued weakness in the retail sector and overall economy. Explanations for the strong growth were a 64% increase in international sales, continued rapid addition of new accounts in existing markets, movement into the retail golf channel of trade, and solid key and independent account sales. Net sales grew 8% in 2001, and 32% in 2000. Gross margin continued to improve, with a 25% increase in 2002 and a 12% increase in 2001. Margins have improved with the introduction of new sunglass lines and change in the mix of business. Operating expenses grew by 18% in 2002 as a result of continued development of foreign operations with higher costs and an increase in marketing efforts. Operating expenses grew by 16% in 2001.

Market Risk Disclosure

        Market risk is a general term describing the potential economic loss associated with adverse changes in the fair market value of financial instruments. Management of market risk is a critical component of our investment decisions and objectives. We manage our exposure to market risk by using the following tools:

  •
  Monitoring the fair market value of all financial assets on a constant basis;

  •
  Changing the character of future investment purchases as needed; and

  •
  Maintaining a balance between existing asset and liability portfolios.

        Our primary risk exposures are to changes in interest rates and equity prices, as we had no foreign exchange risk and only one derivative, warrants related to a private equity investment currently valued at $5.2 million, as of December 31, 2002.

  Interest Rate Risk

        Our primary exposure to interest rate risk is through our fixed-income investment portfolio and outstanding short-term debt instruments.

        Modified duration analysis is used to measure the sensitivity of our fixed-income portfolio to changes in interest rates, providing a measure of price percentage volatility. We attempt to minimize interest rate risk by matching the duration of our assets to that of our liabilities.

        Interest rate risk will also affect our income statement due to its impact on interest expense. Our debt obligations are short-term in nature, as we had no long-term debt outstanding as of December 31, 2002. As a result, we assume interest rate risk in our ability to refinance these short-term debt obligations. Any rise in interest rates will cause interest expense to increase if debt levels are maintained at current levels. We will continue to monitor this outstanding debt and may use operating cash flow, the available-for-sale fixed-income portfolio or proceeds from any potential issuance of additional capital to pay it down—all or in part—as market conditions warrant.

  Equity Price Risk

        Equity price risk is the potential that we will incur economic loss due to the decline of common stock prices. Beta analysis is used to measure the sensitivity of our equity portfolio to changes in the value of the S&P 500 Index (an index representative of the broad equity market). As measured from December 31, 1981 to December 31, 2002, our equity portfolio had a beta of 0.68 in comparison to the S&P 500, which has a beta of 1.00. This low beta statistic reflects our long-term emphasis on maintaining a conservative, value oriented, dividend driven investment philosophy for our equity portfolio. Historically, dividend paying common stocks have demonstrated superior down-market performance characteristics.

        Additional risk management techniques include:

  •
  restricting individual security weightings to no more than 5% of our equity portfolio's market value, and

  •
  reducing exposure to sector risk by limiting the market value that can be invested in any one particular industry sector to 25% of our equity portfolio.

        Equity securities are classified as available-for-sale, with unrealized gains and losses excluded from net earnings but recorded as a component of comprehensive earnings and shareholders' equity, net of deferred income taxes.

  Sensitivity Analysis

        The tables on pages S-32 and S-33 detail information on the market risk exposure for our financial investments as of December 31, 2002. Listed on each table is market value at December 31, 2002 of our assets and the expected pretax reduction in market value given the stated hypothetical events. This sensitivity analysis assumes the composition of our assets remains constant over the period being measured and also assumes interest rate changes are reflected uniformly across the yield curve. The analysis does not consider any action we would undertake in response to the various changes in market conditions. For purposes of this disclosure, market-risk-sensitive instruments are divided into two categories: instruments held for trading purposes and those held for nontrading purposes. The examples given are not predictions of future market events, but rather illustrations of the effect such events may have on the market value of our investment portfolio.

        As of December 31, 2002, our fixed-income portfolio had a market value of $742.8 million. The sensitivity analysis uses scenarios of interest rates increasing 100 and 200 basis points from their December 31, 2002 levels, with all other variables held constant. Such scenarios would result in decreases in the market value of our fixed-income portfolio of $29.3 million and $59.2 million, respectively. Due to our use of the held-to-maturity designation for a majority of our fixed-income portfolio, the balance sheet impact of these scenarios would be much lower. The income statement will be affected only by holdings designated as available-for-sale or trading. As of December 31, 2001, our fixed-income portfolio had a market value of $472.4 million. Given the same scenarios, the corresponding decreases in the market value of our fixed-income portfolio as of the end of 2001 were $19.1 million and $38.0 million, respectively. The potential decrease for 2002 is larger than for 2001, due to continuing purchases of fixed-income investments during 2002.

        As of December 31, 2002, our equity portfolio had a market value of $277.3 million. The base sensitivity analysis uses market scenarios of the S&P 500 Index declining both 10% and 20%. These scenarios would result in approximate decreases in the market value of our equity portfolio of $15.5 million and $30.9 million, respectively. As we designate all common stock holdings as available-for-sale, these market value declines would impact our balance sheet. As of December 31, 2001, our equity portfolio had a market value of $277.6 million. Given the same scenarios, the market value decreases as of the end of 2001 were $18.3 million and $36.6 million, respectively. The change between years is attributable to the decline in the equity portfolio during 2002.

        Counter to the base scenarios shown in Tables 1 and 2, Tables 3 and 4 quantify the opposite impact. Under the assumptions of falling interest rates and an increasing S&P 500 Index, the market value of our assets will increase from their present levels by the indicated amounts.

        The income statement will also be impacted by interest expense. As of December 31, 2002, we had $54.4 million in short-term debt obligations. Assuming this debt level remains constant, a hypothetical 100-basis-point increase in interest rates would increase our annual interest expense by $0.5 million and a 200-basis-point increase would increase annual interest expense by $1.1 million. Conversely, falling interest rates would result in equivalent reductions in interest expense. These numbers are not included in the following tables. As of December 31, 2001, we had $77.2 million of short-term debt outstanding. Because the amount of debt outstanding at December 31, 2002 was lower than at the prior year end, the hypothetical impact of the stated scenarios would be reduced.

Table 1

        Effect of a 100-basis-point increase in interest rates and a 10% decline in the S&P 500:

	12/31/02 Market Value	Interest Rate Risk	Equity Risk
	(in thousands)
Held for trading purposes:
Fixed maturity securities	$8,196	$(278)	—

Total trading	8,196	(278)	—
Held for nontrading purposes:
Fixed maturity securities	734,587	(29,048)	—
Equity securities	277,342	—	$(15,459)

Total nontrading	961,929	(29,048)	(15,459)

Total trading & nontrading	$970,125	$(29,326)	$(15,459)

Table 2

        Effect of a 200-basis-point increase in interest rates and a 20% decline in the S&P 500:

	12/31/02 Market Value	Interest Rate Risk	Equity Risk
	(in thousands)
Held for trading purposes:
Fixed maturity securities	$8,196	$(547)	—

Total trading	8,196	(547)	—
Held for nontrading purposes:
Fixed maturity securities	734,587	(58,666)	—
Equity securities	277,342	—	$(30,919)

Total nontrading	961,929	(58,666)	(30,919)

Total trading & nontrading	$970,125	$(59,213)	$(30,919)

Table 3

        Effect of a 100-basis-point decrease in interest rates and a 10% increase in the S&P 500:

	12/31/02 Market Value	Interest Rate Risk	Equity Risk
	(in thousands)
Held for trading purposes:
Fixed maturity securities	$8,196	$296	—

Total trading	8,196	296	—
Held for nontrading purposes:
Fixed maturity securities	734,587	30,219	—
Equity securities	227,342	—	$15,459

Total nontrading	961,929	30,219	15,459

Total trading & nontrading	$970,125	$30,515	$15,459

Table 4

        Effect of a 200-basis-point decrease in interest rates and a 20% increase in the S&P 500:

	12/31/02 Market Value	Interest Rate Risk	Equity Risk
	(in thousands)
Held for trading purposes:
Fixed maturity securities	$8,196	$612	—

Total trading	8,196	612	—
Held for nontrading purposes:
Fixed maturity securities	734,587	62,933	—
Equity securities	227,342	—	$30,919

Total nontrading	961,929	62,933	30,919

Total trading & nontrading	$970,125	$63,545	$30,919

Liquidity and Capital Resources

        Historically, our primary sources of liquidity have been funds generated from insurance underwriting operations as well as premiums and investment income (operating activities) and maturing investments (investing activities). In addition, we have occasionally received proceeds from financing activities such as the sale of common stock, the sale of convertible debentures, and short-term borrowings. We continually monitor capital adequacy and surplus leverage, including the Group's statutory premiums to surplus ratio.

        On December 26, 2002, we completed the sale of 4.8 million shares of common stock in an underwritten public offering at a price of $25.25 per share. After taking into account the 5.0% underwriting discount, we received $115.1 million in net proceeds, before expenses. On January 9, 2003, we sold an additional 420,000 shares pursuant to an over-allotment option granted to the underwriters, receiving an additional $10.1 million in net proceeds, before expenses. The proceeds from the offering were used to pay indebtedness under our line of credit and to increase surplus at our insurance companies.

        Our 109th consecutive dividend payment was declared in the third quarter of 2003, and was paid on October 15, 2003, in the amount of $.10 per share. Our 110th consecutive dividend payment was declared in the fourth quarter of 2003, payable on January 15, 2004, in the amount of $.11 per share.

        Invested assets at September 30, 2003 increased by $176.8 million, or 18%, from December 31, 2002. Contributing to this increase was the investment of cash flows from operations and $10.1 million in proceeds from the over-allotment option exercised in connection with our equity offering.

        At September 30, 2003, we had short-term investments, cash and other investments maturing within one year, of approximately $64.6 million and additional investments of $186.6 million maturing within five years. We maintain a $40.0 million line of credit with two financial institutions. This facility has a three-year term that expires May 31, 2005. It is non-cancelable during its term. As of September 30, 2003, no amounts were outstanding on this facility. Additionally, we were party to four reverse repurchase transactions totaling $48.3 million.

        We believe that cash generated by operations, cash generated by investments and cash available from financing activities, including this offering, will provide sufficient sources of liquidity to meet our anticipated needs over the next twelve to twenty-four months. Cash generated from operations during the first nine months of 2003 was $149.8 million, compared to $120.8 million for the same period last year.

        Dividend payments to us from our principal insurance subsidiary are restricted by state insurance laws as to the amount that may be paid without prior approval of the regulatory authority of Illinois. The maximum dividend distribution is limited by Illinois law to the greater of 10% of RLI Insurance Company's policyholder surplus as of December 31 of the preceding year or its net income for the 12-month period ending December 31 of the preceding year. Therefore, the maximum dividend distribution that can be paid by RLI Insurance Company during 2003 without prior approval is $40.1 million—10% of RLI Insurance Company's 2002 policyholder surplus. The actual amount paid to us thus far in 2003 is $5.5 million.

        Our fixed-income portfolio continues to be biased toward U.S. government and government agency securities and highly rated corporate and tax-exempt securities due to their high liquidity. As part of our investment strategy, we attempt to avoid exposure to default risk by holding, almost exclusively, securities rated investment grade by Standard & Poor's and Moody's. Virtually all of our fixed-income portfolio (96%) consists of securities rated A or better; 82% are rated AA or better. The average quality of our fixed-income portfolio securities remains AAA-rated; most of the portfolio is noncallable.

        We follow a program of matching assets to anticipated liabilities that are factored against ultimate payout patterns and the resulting payout streams are funded with the purchase of fixed-income securities of like maturity. We believe that both liquidity and interest rate risk can be minimized by such asset/liability matching.

        We currently classify 22% of the securities in our fixed-income portfolio as held-to-maturity, meaning they are carried at amortized cost and are intended to be held until their contractual maturity. The remaining portions of our fixed-income portfolio are classified as available-for-sale (77%) or trading (1%) and are carried at fair market value. As of September 30, 2003, we maintained $684.5 million in fixed-income securities within the available-for-sale and trading classifications. The available-for-sale portfolio provides an additional source of liquidity and can be used to address potential future changes in our asset/liability structure.

        In addition, at September 30, 2003 our equity portfolio had a value of $250.4 million, all of which is classified as available-for-sale and is also a source of liquidity. The securities within our equity portfolio remain primarily invested in large-capitalization issues with strong dividend performance. The strategy remains one of value investing, with security selection taking precedence over market timing. We use a buy-and-hold strategy to minimize both transaction costs and taxes.

Outlook for 2004

        The insurance marketplace should see continued growth in 2004, albeit at a slower pace than in recent years. Combined ratios are expected to decline as recent increases in rate adequacy are translated into improved results. This should bode well for us, as we expect to once again outperform in our marketplace by capitalizing on our underwriting expertise, negotiating superior reinsurance terms and conditions, and expanding our E-commerce initiatives.

        While the outlook for 2004 and beyond is favorable, conditions will vary by product segment as follows:

  Casualty Segment

        Continued growth is expected for most products in this segment as the opportunity for rate increases persists. While competition from standard lines companies is on the upswing, our underwriters continue to see many opportunities to write quality business at superior rates. Only in our transportation and personal umbrella product lines do we expect to see less than double-digit rate increases. Our combined ratio is expected to continue to be below the historical level of 100%, reflecting both the improvement in expense ratio as a result of increased premiums as well as the anticipated impact from writing quality business at superior prices.

  Property Segment

        Results will vary by product type within this segment. Growth in the construction and excess and surplus fire business is anticipated as a result of additions to our underwriting staff and improvements in support capabilities. Growth will have to come through the ability to review more opportunities, as it is becoming increasingly apparent that rates for much property business have reached a plateau and are now starting to be reduced on quality accounts. For difference in conditions and earthquake business we will most likely see reduced volume as we work to manage exposure accumulations in certain zones of California. While further improvement in the combined ratio is unlikely in 2004, there is every reason to anticipate continued profitability in this segment.

  Surety Segment

        Improved results in terms of both premium levels and profitability are expected for all surety lines. Efforts to strengthen underwriting quality in the contract and commercial surety areas are bearing fruit, while additional automation will be introduced in 2004 to facilitate an increased flow of the profitable miscellaneous surety business. Only in our energy surety area are premium levels expected to remain flat, and this is largely a reflection of the fact that we already are a major writer of this business. Combined ratios are expected to return to more historical levels as a result of reductions in expense, improved reinsurance terms, better economic conditions and judicious risk selection.

Capital Management

        In July 1997, we implemented a 4.5 million share common stock repurchase program. In early 2001, we repurchased 5,544 shares at a total cost of $122,895. Although 560,000 shares remained authorized for repurchase at year-end 2002, we are not currently pursuing any share repurchases.

        On December 26, 2002, we completed the sale of 4.8 million shares of common stock in an underwritten public offering at a price of $25.25 per share. After taking into account the 5.0% underwriting discount, we received $115.1 million in net proceeds, before expenses. On January 9, 2003, we sold an additional 420,000 shares pursuant to an over-allotment option granted to the underwriters, receiving an additional $10.1 million in net proceeds. The proceeds from the offering were used to pay indebtedness under our line of credit and to increase surplus at our insurance companies. We have the ability to borrow $40 million under a line of credit through May 31, 2005.

        Our 109th consecutive dividend payment was declared in the third quarter of 2003, and was paid on October 15, 2003, in the amount of $.10 per share. Our 110th consecutive dividend payment was declared in the fourth quarter of 2003, payable on January 15, 2004, in the amount of $.11 per share. Since the inception of cash dividends in 1976, we have increased our annual dividend every year. In its 2003 annual "Handbook of Dividend Achievers," Mergent FIS (formerly a division of Moody's) ranked us 186th of more than 11,000 U.S. public companies in dividend growth over the last decade. No changes in our dividend policy are anticipated in 2004.

Accounting Standards

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 addresses the accounting for and disclosure of derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133 standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS 133, as amended by SFAS 137 and 138, was effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

        In March 2001, the FASB adopted the guidance set forth in Derivatives Implementation Group (DIG) Issue A17, "Contracts That Provide for Net Share Settlement." Based on this guidance, we determined that stock warrants received in conjunction with the purchase of a note receivable qualify as derivatives under SFAS 133. Therefore, in accordance with the transition provisions of SFAS 133, we accounted for these warrants as derivatives effective April 1, 2001. The warrants were marked to fair value, as of April 1, 2001, with a cumulative-effect adjustment of $800,415, net of tax. The change in fair value of this instrument from April 1 to December 31, 2001 totaled $1.6 million and was recorded through the statement of earnings as net investment income. During 2002 and the first nine months of 2003, we recorded $1.8 million and $2.0 million, respectively, in net investment income to recognize the current period change in the fair value of these stock warrants.

        In July 2001, the FASB issued SFAS 141 "Business Combinations," effective for all business combinations initiated after June 30, 2001, and SFAS 142 "Accounting for Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. We adopted the provisions of these statements. SFAS 141 requires the purchase method of accounting be used for all business combinations. Goodwill and indefinite-lived intangible assets will remain on the balance sheet and not be amortized. Intangible assets with a definite life will continue to be amortized over their estimated useful lives. SFAS 142 establishes a new method of testing goodwill for impairment. On an annual basis, and when there is reason to suspect that their values may have been diminished or impaired, these assets must be tested for impairment. The amount of goodwill determined to be impaired will be expensed to current operations. A reconciliation of the pro forma effects of eliminating the amortization of goodwill for the last three years ended December 31, 2002 can be found in note 1 to our audited consolidated financial statements filed in our 2002 Annual Report on Form 10-K and incorporated by reference into this prospectus supplement and the accompanying prospectus.

        In August 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations," which becomes effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.

        In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. SFAS 144 retains many of the fundamental provisions of SFAS 121, but resolves certain implementation issues associated with that statement. SFAS 144 is effective for fiscal years beginning after December 15, 2001.

        In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, 64, Amendment of FASB Statement 13, Technical Corrections." This statement will rescind FASB Statements 4, 44, and 64, amend FASB Statement 13, and make certain technical corrections. The rescission of Statements 4 and 64 will affect income statement classification of gains and losses from extinguishment of debt. SFAS 145 is effective for financial statements issued on or after May 15, 2002.

        In April 2002, the FASB issued SFAS 146, "Accounting For Costs Associated With Exit or Disposal Activities." This statement nullifies EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS 146, a commitment to an exit or disposal plan no longer will be a sufficient basis for recording a liability for those activities. SFAS 146 is effective for exit or disposal activities that are initiated after December 15, 2002.

        The provisions of SFAS 143, 144, 145 and 146 have not had a material impact on our consolidated financial statements.

        In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees." FIN 45 requires that disclosures be made by a guarantor in its interim and annual financial statements about its obligation under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not apply to certain guarantee contracts such as those issued by insurance and reinsurance companies and accounted for under accounting principles for those companies. The disclosure requirements are effective for financial statements for periods ending after December 15, 2002. Recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We currently are not entered into any such transactions subject to FIN 45.

        In December 2002, the FASB published SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation" and provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. Because we have not elected to adopt the fair-value-based method of accounting for stock compensation as of the end of 2002, the transitional provisions of this Statement will not impact us for 2002. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation, including disclosures in interim financial statements. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The disclosure provisions became effective for annual reporting in 2002 and interim reporting in 2003.

        In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." FIN 46 requires that companies absorbing the majority of another entity's expected losses, receiving a majority of its expected residual returns, or both, as a result of holding variable interests that are ownership, contractual, or other economic interests, consolidate that entity (variable interest entity (VIE)). Companies meeting this definition are considered primary beneficiaries. The consolidation requirements apply to all VIEs created after January 31, 2003. For pre-existing VIEs, if it is reasonably possible that a company will have a significant variable interest in a VIE on the date FIN 46's requirements become effective, the company must disclose the nature, purpose, size and activities of the VIE as well as the company's maximum exposure to loss resulting from the VIE in all financial statements issued after January 31, 2003. This disclosure is required even if the company would not become the primary beneficiary. We are not currently involved in any transactions subject to this guidance.

        In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 was designed to improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. With some exception, this statement is effective on a prospective basis for contracts entered into or modified after June 30, 2003.

        In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for the classification in the statement of financial position of certain financial instruments that have characteristics of both liabilities and equity but may have previously been presented either entirely as equity or between the liabilities section and the equity section of the statement of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. It is to be implemented by reporting a cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption.

        The provisions of SFAS 149 and 150 are not anticipated to have a material impact on our consolidated financial statements.

BUSINESS

Company Overview

        We conduct operations principally through three insurance companies. RLI Insurance Company, our principal subsidiary, writes multiple lines insurance on an admitted basis in all 50 states, the District of Columbia and Puerto Rico. Mt. Hawley Insurance Company, a subsidiary of RLI Insurance Company, writes surplus lines insurance in all 50 states, the District of Columbia, Puerto Rico, the Virgin Islands and Guam. RLI Indemnity Company (formerly known as Planet Indemnity Company), a subsidiary of Mt. Hawley, has authority to write multiple lines insurance on an admitted basis in 48 states and the District of Columbia. Other companies in our group include: Replacement Lens Inc., RLI Insurance Agency, Ltd., RLI Insurance Ltd., Underwriters Indemnity General Agency, Inc. and Safe Fleet Insurance Services, Inc.

        As a "niche" company, we offer specialty insurance products designed to meet specific insurance needs of targeted insured groups. A niche company underwrites a particular type of coverage for certain markets that are underserved by the insurance industry, such as our difference in conditions coverage and oil and gas surety bonds. A niche company also provides a type of product not generally offered by other companies, such as our personal umbrella policy. The excess and surplus market provides an alternative market for customers with hard-to-place risks and risks that admitted insurers specifically refuse to write. When we underwrite within the surplus lines market, we are selective in the line of business and type of risks we choose to write. Often the development of these specialty insurance products is generated through proposals brought to us by an agent or broker seeking coverage for a specific group of clients. Once a proposal is submitted, underwriters determine whether a proposal would be a viable product in keeping with our business objectives.

        Since 1977, when we first began underwriting specialty property and casualty coverages for commercial risks, highly cyclical market conditions and a number of other factors have influenced our growth and underwriting profits. From 1987 to 2001, the industry experienced generally soft market conditions featuring intensified competition for admitted and surplus lines insurers, resulting in rate decreases. We continually monitored our rates and controlled our costs in an effort to maximize profits during this entrenched soft market condition. As a result of catastrophic losses, such as Hurricane Andrew and the Northridge Earthquake, in the mid-1990's, property rates hardened in California, Florida and the wind belt, but remained soft in other areas of the country. During this period, rates hardened and premium growth was achieved in the commercial property book of business. Otherwise, rates for property and casualty lines continued to decline over time. To maintain profitability, underwriters tightened selection criteria, broadened their focus to other market segments and gave up business where rates fell below our tolerance.

        Beginning at the end of 1999, a trend of price firming emerged in many of the markets in which we participate. Likewise, since early in 2001, a return to conservative underwriting took place in the industry for most of the products we write. For the most part, this pattern continued throughout the first half of 2003 and is still in place for most of the casualty segment. However, for property business, rates are now beginning to flatten and, for superior risks, are actually starting to decrease. Nevertheless, we believe that a climate of rate adequacy for our core business continues to exist as a result of the following influences:

  •
  low interest rates;

  •
  the downgrading or close monitoring of many insurers and reinsurers by rating agencies;

  •
  new corporate governance requirements; and

  •
  recognition of the devastating effect that many years of having under-priced business has had on much of the industry.

        These factors should contribute to continued demand for our specialty products.

        While we anticipate a steady growth in market share, we do not anticipate any increase that would warrant disclosure of a material impact. We expect the demand for specialty products to increase in the areas of primary casualty business, and directors and officers insurance, particularly as increased reinsurance costs limit new companies from entering these lines of business. We also expect that our personal umbrella policy will grow as we are one of the few insurers that write this coverage without also writing the underlying auto and homeowners insurance.

        We initially wrote specialty property and casualty insurance through independent underwriting agents. We opened our first branch office in 1984, and began to shift from independent underwriting agents to wholly-owned branch offices that market to wholesale producers. We also market certain products to retail producers from several of our Casualty, Surety and Property Divisions. We produce a limited amount of business under agreements with underwriting general agents under the auspices of our product vice presidents. The majority of business is marketed through our branch offices located in Los Angeles, California; Oakland, California; Glastonbury, Connecticut; Sarasota, Florida; Atlanta, Georgia; Alpharetta, Georgia; Honolulu, Hawaii; Chicago, Illinois; Peoria, Illinois; Boston, Massachusetts; Summit, New Jersey; Cleveland, Ohio; Philadelphia, Pennsylvania; Dallas, Texas; Houston, Texas; and Seattle, Washington.

        For the nine months ended September 30, 2003, the following table provides the geographic distribution of our risks insured as represented by direct premiums earned for all product lines. For the nine months ended September 30, 2003, no other state accounted for more than 2% of total direct premiums earned for all product lines.

State	Direct Premiums Earned (in thousands)	Percent of Total
California	$131,984	24.6%
Texas	68,599	12.8%
Florida	45,928	8.5%
New York	44,739	8.3%
Illinois	19,370	3.6%
Georgia	16,688	3.1%
Pennsylvania	15,118	2.8%
New Jersey	14,045	2.6%
Tennessee	11,025	2.1%
All Other	170,037	31.6%

Total direct premiums	$537,533	100.0%

        In the ordinary course of business, we rely on other insurance companies as business partners to share risks through reinsurance. A large portion of the reinsurance is put into effect under contracts known as treaties and, in some instances, by negotiation on each individual risk, known as facultative placements. In addition, there are quota share, excess of loss and catastrophe reinsurance contracts that protect against losses over stipulated amounts arising from any one occurrence or event. The arrangements provide greater diversification of business and serve to limit the maximum net loss on catastrophes and large and unusually hazardous risks. Reinsurance is subject to certain risks, specifically market risk, which affects the cost of, and the ability to secure, these contracts, and collection risk, which is the risk that our reinsurers may not pay on losses in a timely fashion or at all. The following table illustrates, through premium volume, the degree to which we utilize reinsurance. For an expanded discussion of the impact of reinsurance on our operations, see Note 5 to our audited consolidated financial statements filed with our 2002 Annual Report on Form 10-K and incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Nine months ended September 30,
			Years ended December 31,
Written Premiums:
	2003	2002	2002	2001	2000
	(in thousands)
Direct	$558,037	$534,815	$707,453	$511,985	$437,866
Reinsurance ceded	(208,035)	(231,354)	(293,815)	(196,772)	(177,013)

Net	$350,002	$303,461	$413,638	$315,213	$260,853

Specialty Insurance Market Overview

        The specialty insurance market differs significantly from the standard market. In the standard market, insurance rates and forms are highly regulated, products and coverages are largely uniform with relatively predictable exposures, and companies tend to compete for customers on the basis of price. In contrast, the specialty market provides coverage for risks that do not fit the underwriting criteria of the standard carriers. Competition tends to focus less on price and more on availability, service and other value-based considerations. While specialty market exposures may have higher insurance risks than their standard market counterparts, we manage these risks to achieve higher financial returns. To reach our financial and operational goals we must have extensive knowledge and expertise in our markets. Most of our risks are considered on an individual basis and restricted limits, deductibles, exclusions and surcharges are employed in order to respond to distinctive risk characteristics.

        We operate in the excess and surplus market and the specialty admitted market.

  Excess and Surplus Market

        The excess and surplus market focuses on hard-to-place risks and risks that admitted insurers specifically refuse to write. Excess and surplus eligibility allows our insurance subsidiaries to underwrite nonstandard market risks with more flexible policy forms and unregulated premium rates. This typically results in coverages that are more restrictive and more expensive than in the standard admitted market. In 2002, the excess and surplus market represented approximately $25.6 billion, or 6.3%, of the entire $407 billion domestic property and casualty industry, as measured by direct premiums written. For the nine months ended September 30, 2003, our excess and surplus units had direct premiums written of $266.9 million representing approximately 47.8% of our total direct written premium for the period.

  Specialty Admitted Market

        We also write business in the specialty admitted market. Most of these risks are unique and hard to place in the standard market, but for marketing and regulatory reasons, they must remain with an admitted insurance company. The specialty admitted market is subject to greater state regulation than the excess and surplus market, particularly with regard to rate and form filing requirements, restrictions on the ability to exit lines of business, premium tax payments and membership in various state associations, such as state guaranty funds and assigned risk plans. For the nine months ended September 30, 2003, our specialty admitted units had direct premiums written of $291.1 million representing approximately 52.2% of our total direct written premium for the period.

Business Overview

        We presently underwrite selected property and casualty insurance across three distinct business segments: casualty, property and surety.

  Casualty Segment

  General Liability

        Our general liability business consists primarily of coverage for third party liability of commercial insureds including manufacturers, contractors, apartments and mercantile risks. Net earned premiums totaled $75.9 million, $47.7 million and $34.9 million, or 20%, 15% and 13% of consolidated net revenues for the years 2002, 2001 and 2000, respectively. Net earned premiums totaled $92.8 million and $52.1 million, or 24% and 19% of consolidated net revenues, for the first nine months of 2003 and 2002, respectively.

  Commercial and Personal Umbrella Liability

        Our commercial umbrella coverage is principally written in excess of primary liability insurance provided by other carriers and, to a small degree, in excess of primary liability written by us. The personal umbrella coverage, which is produced through the Specialty Markets Division, is written in excess of the homeowners and automobile liability coverage provided by other carriers. Net earned premiums totaled $33.8 million, $56.3 million and $62.9 million, or 9%, 18% and 24% of consolidated net revenues for the years 2002, 2001 and 2000, respectively. Net earned premiums totaled $30.7 million and $24.9 million, or 8% and 9% of consolidated net revenues, for the first nine months of 2003 and 2002, respectively.

  Executive Products

        We sell financial products such as directors' and officers', or D&O, liability and other miscellaneous professional liability for a variety of low to moderate classes of risks. Recent events affecting the economy have resulted in several insurers ceasing to write D&O coverage, and this has created an opportunity to raise rates significantly and reduce exposures. The package of coverages offered has been expanded to include a variety of coverages of interest to corporations and executives, such as employment practices liability and fiduciary liability. This is designed to give the product broader appeal. Net earned premiums totaled $8.4 million, $4.5 million and $3.0 million, or 2%, 1% and 1% of consolidated net revenues for the years 2002, 2001 and 2000, respectively. Net earned premiums totaled $9.8 million and $5.9 million, or 3% and 2% of consolidated net revenues, for the first nine months of 2003 and 2002, respectively.

  Specialty Program Business

        We began writing program business in 1998 through a broker in New Jersey. During 2001, we improved our infrastructure to streamline processing through automation and utilization of new technologies that shorten the time required to launch new products and programs. We continue to develop new programs for a variety of affinity groups. Coverages offered include: commercial property, general liability, inland marine, and crime. Often, these coverages are combined into a package or portfolio policy. We have recently moved to a strategy of bringing most risk underwriting "in house" while continuing to rely upon program administrators for policy servicing and sales. Net earned premiums totaled $28.5 million, $8.5 million and $4.6 million for 2002, 2001 and 2000, respectively. These amounts represent 7%, 3% and 2% of consolidated net revenues for 2002, 2001 and 2000, respectively. Net earned premiums totaled $38.8 million and $17.5 million, or 10% and 6% of consolidated net revenues, for the first nine months of 2003 and 2002, respectively.

  Commercial Transportation

        In 1997, we opened a transportation insurance facility in Atlanta to offer automobile liability and physical damage insurance to local, intermediate and long haul truckers, public transportation risks and equipment dealers. We also offer incidental, related insurance coverages, including general liability, commercial umbrella and excess liability, and motor truck cargo. The facility is staffed by highly experienced transportation underwriters who produce business through independent agents and brokers nationwide. Net earned premiums totaled $44.2 million, $23.5 million and $14.2 million, or 12%, 8% and 5% of consolidated net revenues for 2002, 2001 and 2000, respectively. Net earned premiums totaled $37.3 million and $32.1 million, or 10% and 12% of consolidated net revenues, for the first nine months of 2003 and 2002, respectively.

  Other

        We offer a variety of other smaller programs, including deductible buy-back, in-home business, and employer's excess indemnity. Net earned premiums from these lines totaled $17.3 million, $16.4 million and $17.3 million, or 5%, 5% and 7% of consolidated net revenues for the years 2002, 2001 and 2000, respectively. Net earned premiums from these lines totaled $14.8 million and $12.9 million, or 4% and 5% of consolidated net revenues, for the first nine months of 2003 and 2002, respectively.

  Property Segment

  Commercial Property

        Our commercial property coverage consists primarily of excess and surplus lines and specialty insurance such as fire and "difference in conditions," which includes earthquake, wind, flood and collapse coverages written in the United States. We write coverage for a wide range of commercial and industrial risks such as office buildings, apartments, condominiums, certain industrial and mercantile structures, buildings under construction and movable equipment. We also write boiler and machinery coverage under the same management as commercial property. In 2002, 2001, and 2000, net earned premiums totaled $82.2 million, $62.9 million and $51.8 million, or 22%, 20% and 20%, respectively, of our consolidated net revenues. During the first nine months of 2003 and 2002, net earned premiums totaled $76.7 million and $59.3 million, or 20% and 22%, respectively, of our consolidated net revenues.

  Homeowners/Residential Property

        In 1997, we acquired a book of homeowners and dwelling fire business for Hawaii homeowners from the Hawaii Property Insurance Association. In the aftermath of Hurricane Iniki in 1992, this business was available at reasonable rates and terms. Net earned premiums totaled $7.0 million, $7.9 million and $8.7 million, or 2%, 3% and 3% of consolidated net revenues for 2002, 2001, and 2000, respectively. Net earned premiums totaled $5.4 million and $5.3 million, or 1% and 2% of our consolidated net revenues, for the first nine months of 2003 and 2002, respectively.

  Other

        We acquired property business as a part of our acquisition of Underwriters Indemnity Holdings (later known as Lexon Holding Company) on January 29, 1999. All property coverages associated with this business were non-renewed in accordance with allowed policy provisions. In 2000, net earned premiums were negative ($485,000), as reinsurance adjustments resulted in a reclass between premium earned and ceded commissions. This change resulted in no net impact to our bottom line. No premiums were earned on this business in 2001 or 2002.

  Surety Segment

        Our surety business focuses on writing contract bonds for small size contractors, energy-related business for oil and gas operators and a wide range of commercial surety bonds through independent agencies, regional and national brokers. Net earned premium totaled $50.7 million, $45.3 million, and $34.7 million, or 13%, 15% and 13% of consolidated net revenues for 2002, 2001 and 2000, respectively. Net earned premiums totaled $35.4 million and $37.5 million, or 9% and 14% of consolidated net revenues, for the first nine months of 2003 and 2002, respectively.

Competition

        Our specialty property and casualty insurance subsidiaries are part of an extremely competitive industry that is cyclical and historically characterized by periods of high premium rates and shortages of underwriting capacity followed by periods of severe competition and excess underwriting capacity. Within the United States alone, approximately 3,100 companies, both stock and mutual, actively market property and casualty products. Our primary competitors in our casualty segment include ACE, AIG, Great West Casualty, Berkshire Hathaway Insurance Group and others. Our primary competitors in our property segment include AIG, Markel Group, St. Paul Companies and others. Our primary competitors in our surety segment include Travelers, St. Paul and Zurich Companies. The combination of products, service, pricing and other methods of competition vary from line to line. Our principal methods of meeting this competition are innovative products, marketing structure and quality service to the agents and policyholders at a fair price. We compete favorably in part because of our sound financial base and reputation, as well as our broad geographic penetration into all 50 states, the District of Columbia, Puerto Rico, the Virgin Islands and Guam. In the property and casualty area, we have acquired experienced underwriting specialists in our branch and home offices. We have continued to maintain our underwriting and marketing standards by not seeking market share at the expense of earnings. New products and new programs are offered where the opportunity exists to provide needed insurance coverage with exceptional service on a profitable basis.

Ratings

        A.M. Best ratings for the industry range from "A++" (Superior) to "F" (In Liquidation) with some companies not being rated. Standard & Poor's ratings for the industry range from "AAA" (Superior) to "CC" (Default Expected). Moody's ratings for the industry range from "Aaa" (Exceptional) to "C" (Lowest). Publications of A.M. Best, Standard & Poor's and Moody's indicate that "A" and "A+" ratings are assigned to those companies that, in their opinion, have achieved strong overall performance when compared to the standards established by these firms and have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, these firms review the company's profitability, leverage and liquidity, as well as the company's spread of risk, the quality and appropriateness of its reinsurance, the quality and diversification of its assets, the adequacy of its policy and loss reserves, the adequacy of its surplus, its capital structure and the experience and objectives of its management. These ratings are based on factors relevant to policyholders, agents, insurance brokers and intermediaries and are not directed to the protection of investors.

        A.M. Best assigns a group rating to the combined entity of RLI Insurance Company and Mt. Hawley Insurance Company. In June 2003, A.M. Best reaffirmed the RLI Group rating as "A," and both companies were assigned a financial size category of Class IX. RLI Indemnity Company's A.M. Best rating for 2003 remained "A-" (Excellent). In December 2003, Standard & Poor's reaffirmed our "A+" rating, which applies to RLI Insurance Company and Mt. Hawley Insurance Company, citing our strong operating performance, capitalization and risk management. In December 2003, Moody's assigned a group rating of "A3" (Good) to the combined entity of RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company.

Reinsurance

        We reinsure a significant portion of our property and casualty insurance exposure, paying to the reinsurer a portion of the premiums received on such policies. Earned premiums ceded to non-affiliated reinsurers totaled $202 million through the first nine months of 2003 and $265 million and $194 million in 2002 and 2001, respectively. Insurance is ceded principally to reduce net liability on individual risks and to protect against catastrophic losses. Although reinsurance does not legally discharge an insurer from its primary liability for the full amount of the policies, it does make the assuming reinsurer liable to the insurer to the extent of the insurance ceded.

        We attempt to purchase reinsurance from a number of financially strong reinsurers. Retention levels are adjusted each year to maintain a balance between the growth in surplus and the cost of reinsurance. Of the top 10 largest reinsurers (listed below), two are rated by A.M. Best as "A++, Superior" (General Cologne Re and Transatlantic Re), four are listed as "A+, Superior" (American Re, Swiss Re, Everest Re and Toa-Re), three are rated "A, Excellent" (Employer's Re, Liberty Mutual and Continental Casualty) and the Lloyd's of London Syndicates are rated "A-, Excellent."

        The following table sets forth the largest reinsurers in terms of amounts recoverable, net of any collateral we are holding from such reinsurers as of September 30, 2003. Also shown are the amounts of written premium ceded to these reinsurers during the calendar year 2003.

	Net Reinsurer Exposure as of September 30, 2003	Percent of Total	Ceded Premiums Written	Percent of Total
	(in thousands)		(in thousands)
American Re-Insurance Company	$89,230	19.7%	$24,389	11.6%
General Cologne Reinsurance Co.	57,386	12.7	27,804	13.3
Employers Reinsurance Corp.	47,226	10.4	4,770	2.3
Liberty Mutual Insurance Company	21,637	4.8	13,557	6.5
Lloyds of London	21,107	4.7	13,737	6.5
Swiss Reinsurance of America	16,258	3.6	11,734	5.6
Transatlantic Reinsurance Company	15,649	3.4	4,662	2.2
Everest Reinsurance Company	14,363	3.2	7,635	3.6
Toa-Re Insurance Company	14,227	3.1	10,460	5.0
Continental Casualty Insurance Co.	10,134	2.2	4,795	2.3
All other reinsurers	146,118	32.2	86,180	41.1

Total ceded exposure	$453,335	100.0%	$209,723	100.0%

        Reinsurance is subject to certain risks, specifically market risk, which affects the cost of and the ability to secure reinsurance contracts, and collection risk, which relates to the ability to collect from the reinsurer on our claims. Much of our reinsurance is purchased on an excess of loss basis. Under an excess of loss arrangement, we retain losses on a risk up to a specified amount and the reinsurers assume any losses above that amount. It is common to find conditions in excess of loss covers, such as occurrence limits, aggregate limits and reinstatement premium charges. Our inland marine construction program incorporates these types of conditions. At the January 1, 2003 reinsurance renewals, we increased retentions in desired layers under certain programs. We increased our personal umbrella product line retentions from $500,000 to $1.0 million per occurrence. Our retention on our surety covers increased in large part due to the surety reinsurance marketplace. The surety cover incorporates aggregate limits and reinstatement charges. Through our various reinsurance programs, we have generally limited our maximum retained exposure on any one risk to $2.0 million.

        In 2003 and 2002, our property underwriting was supported by $250.0 million in traditional catastrophe reinsurance protection, subject to certain retentions by us. The $50.0 million catastrophe reinsurance and loss financing program with Zurich Insurance Company was allowed to expire at November 1, 2003 and was replaced by $50.0 million of traditional catastrophe reinsurance attaching excess of $250 million. We continuously monitor and quantify our exposure to earthquake risk, the most significant catastrophe exposure to us, by means of catastrophe exposure models developed by independent experts in that field. For the application of the catastrophe exposure models, exposure and coverage detail is recorded at each risk location. The model results are used both in the underwriting analysis of individual risks, and at a corporate level for the aggregate book of catastrophe exposed business. From both perspectives, we consider the potential loss produced by events with a Richter magnitude (a measure of the energy released by an earthquake event) equivalent to the earthquake on those faults which represent moderate to high loss potential at varying return periods and magnitudes. Using our models, we manage the probability that an earthquake event would exceed our reinsurance cover (including facultative, excess of loss, surplus, and cat treaty) to less than 1.0%. We examine the portfolio exposure considering all possible earthquake events of all magnitudes and return periods, on all faults represented in the model. Using our models, we also manage the probability that an earthquake event would exceed our reinsurance cover and 100% of our surplus to less than 0.5%.

Factors Affecting Specialty Property and Casualty Profitability

        The profitability of the specialty property and casualty insurance business is generally subject to many factors, including rate adequacy, the severity and frequency of claims, natural disasters, state regulation, default of reinsurers, interest rates, general economic conditions and court decisions that define and expand the extent of coverage and the amount of compensation due for injuries or losses. One of the distinguishing features of the insurance business is that its product must be priced before the ultimate claims costs can be known. In addition, underwriting profitability has tended to fluctuate over cycles of several years' duration. Insurers generally had profitable underwriting results in the late 1970s, substantial underwriting losses in the early 1980s and somewhat smaller underwriting losses in 1986 and 1987. During the years 1988 through 1992, underwriting losses increased due to increased rate competition and the frequency and severity of catastrophic losses, although pre-tax operating income remained profitable due to investment income gains. Since 1993, the industry experienced improvement in underwriting losses, particularly in years with fewer catastrophe losses. The trends experienced during the late 1980s, however, have continued and companies continue to post underwriting losses but remain profitable through investment income gains. For 2001, the industry's statutory combined ratio was 115.9, representing the worst performance for the property and casualty industry ever. Poor underwriting and investment losses both contributed to this performance. For 2002, the industry improved to a 107.4 statutory combined ratio. For 2003, the industry is expected to improve to a statutory combined ratio of 103.3. We believe that certain other factors affect our ability to underwrite specialty lines successfully, including the following:

  Specialized Underwriting Expertise

        We employ experienced professionals in our underwriting offices. Each office restricts its production and underwriting of business to certain classes of insurance reflecting the particular areas of expertise of its key underwriters. In accepting risks, all independent and affiliated underwriters are required to comply with risk parameters, retention limits and rates prescribed by our underwriting group, which reviews submissions and periodically audits and monitors underwriting files and reports on losses over $250,000. Compensation of senior underwriters is substantially dependent on the profitability of the business for which they are responsible. The loss of any of these professionals could have an adverse effect on our underwriting abilities and earnings in these lines.

  Retention Limits

        We limit our net retention of single and aggregate risks through the purchase of reinsurance (see "Business—Reinsurance"). The amount of reinsurance available fluctuates according to market conditions. Reinsurance arrangements are subject to annual renewal. Any significant reduction in the availability of reinsurance or increase in the cost of reinsurance could adversely affect our ability to insure specialty property and casualty risks at current levels or to add to the amount thereof.

  Claims Adjustment Ability

        We have a professional claims management team with proven experience in all areas of multi-line claims work. This team supervises the handling and resolution of all claims and directs all outside legal and adjustment specialists on an individual claim and/or audit basis. Whether a claim is being handled by our claim specialist or has been assigned to a local attorney or adjuster, detailed attention is given to each claim to minimize loss expenses while providing for loss payments in a fair and equitable manner.

  Expense Control

        Our management continues to review all areas of our operations to streamline the organization, emphasizing quality and customer service, while minimizing expenses. These strategies will help to contain the growth of future costs. Maintaining and improving underwriting and other key organizational systems continues to be paramount as a means of supporting our growth. We maintain a philosophy of acquiring and retaining talented insurance professionals and building infrastructure to support continued growth. Other insurance operating expenses totaled 3% of gross written premiums for 2002, compared to 4% of gross written premium in 2001 and 2000. Through September 30, 2003, other insurance operating expenses totaled 4% of gross written premium compared to 3% for the same period last year.

Marketing and Distribution

  Broker Business

        The largest volume of broker generated premium is commercial property, general liability, commercial surety, commercial umbrella and commercial automobile. This business is produced through wholesale and retail brokers who are not affiliated with us.

  Independent Agent Business

        Our Surety Division offers its business through a variety of independent agents. Additionally, we write program business, such as personal umbrella and the in-home business policy, through independent agents. Homeowners and dwelling fire is produced through independent agents in Hawaii. Each of these programs involves detailed eligibility criteria, which are incorporated into strict underwriting guidelines. The programs involve prequalification of each risk using a system accessible by the independent agent. The independent agent cannot bind the risk unless they receive approval through our system.

  Underwriting Agents

        We contract with certain underwriting agencies who have limited authority to underwrite business on our behalf. These underwriting general agencies may receive some compensation through contingent profit commission. Otherwise, producers of business who are not our employees are generally compensated on the basis of direct commissions with no provision for any contingent profit commission.

  E-commerce

        We are actively employing e-commerce to produce and efficiently process and service business, including package policies for limited service motel/hotel operations and in-home businesses, small commercial and personal umbrella risks, liability insurance for artisan contractors, California difference in conditions and New Madrid earthquake property coverages and surety bonding.

Environmental Exposures

        We are subject to environmental claims and exposures through our commercial umbrella, general liability and discontinued assumed reinsurance lines of business. Within these lines our environmental exposures include environmental site cleanup, asbestos removal and mass tort liability. The majority of the exposure is in the excess layers of our commercial umbrella and assumed reinsurance books of business.

        The following table represents inception-to-date paid and unpaid environmental claims data (including incurred but not reported losses) for the periods ended 2002, 2001 and 2000:

	December 31,
	2002	2001	2000
	(in thousands)
Inception-to-date
Loss and Loss Adjustment Expense (LAE) payments:
Gross	$32,953	$26,120	$23,720
Ceded	(20,212)	(15,006)	(14,070)

Net	$12,741	$11,114	$9,650

Unpaid losses and LAE at end of year:
Gross	$31,282	$26,540	$17,110
Ceded	(21,444)	(15,465)	(9,220)

Net	$9,838	$11,075	$7,890

        Although our environmental exposure is limited as a result of entering the affected liability lines after the industry had already recognized it as a problem, the ultimate liability for this category of exposure is difficult to assess because of the extensive and complicated litigation involved in the settlement of claims and evolving legislation on such issues as joint and several liability, retroactive liability and standards of cleanup. Additionally, we participate primarily in the excess layers, making it even more difficult to assess the ultimate impact.

Losses and Settlement Expenses

        Many years may elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer's payment of that loss. To recognize liabilities for unpaid losses, insurers establish reserves, which are balance sheet liabilities. The reserves represent estimates of future amounts needed to pay claims and related expenses with respect to insured events that have occurred.

        When a claim is reported, our claim department establishes a "case reserve" for the estimated amount of the ultimate payment within 90 days of the receipt of the claim. The estimate reflects the informed judgment of professional claim personnel, based on our reserving practices and the experience and knowledge of such personnel regarding the nature and value of the specific type of claim. Estimates for losses incurred but not yet reported (IBNR) are determined on the basis of statistical information, including our past experience. We do not use discounting (recognition of the time value of money) in reporting our estimated reserves for losses and settlement expenses.

        The reserves are closely monitored and reviewed by our management, with changes reflected as a component of earnings in the current accounting period. For lines of business without sufficiently large numbers of policies or that have not accumulated sufficient development statistics, industry average development patterns are used. To the extent that the industry average development experience improves or deteriorates, we adjust prior accident years' reserves for the change in development patterns. Additionally, there may be future adjustments to reserves should our actual experience prove to be better or worse than industry averages.

        As part of the reserving process, historical data is reviewed and consideration is given to the anticipated impact of various factors, such as legal developments and economic conditions, including the effects of inflation. The reserving process provides implicit recognition of the impact of inflation and other factors affecting claims payments by taking into account changes in historic payment patterns and perceived probable trends. Changes in reserves from the prior years' estimates are calculated based on experience as of the end of each succeeding year (loss and settlement expense development). The estimate is increased or decreased as more information becomes known about the frequency and severity of losses for individual years. A redundancy means the original estimate was higher than the current estimate; a deficiency means that the current estimate is higher than the original estimate.

        Due to the inherent uncertainty in estimating reserves for losses and settlement expenses, there can be no assurance that the ultimate liability will not exceed amounts reserved, with a resulting adverse effect on us. Based on the current assumptions used in calculating reserves, management believes our overall reserve levels at September 30, 2003 are adequate to meet our future obligations.

        The table which follows is a reconciliation of our unpaid losses and settlement expenses for the nine months ended September 30, 2003 and September 30, 2002 and for the years 2002, 2001 and 2000.

	As of and for the nine months ended September 30,		December 31,
	2003	2002	2002	2001	2000
	(Dollars in thousands)
Unpaid losses and settlement expenses at beginning of year:
Gross	$732,838	$604,505	$604,505	$539,750	$520,494
Ceded	(340,886)	(277,255)	(277,255)	(239,696)	(245,580)

Net	391,952	327,250	327,250	300,054	274,914
Increase (decrease) in incurred losses and settlement expenses:
Current accident year	206,133	138,824	189,597	146,909	126,220
Prior accident years	665	5,639	13,525	8,967	(1,634)

Total incurred	206,798	144,463	203,122	155,876	124,586

Losses and settlement expense payments for claims incurred:
Current accident year	(28,355)	(23,997)	(39,467)	(35,738)	(34,373)
Prior accident years	(76,811)	(75,066)	(98,953)	(92,788)	(65,216)

Total paid	(105,166)	(99,063)	(138,420)	(128,526)	(99,589)

Insolvent reinsurer charged off (recovered)	0	(994)	0	(242)	143
Loss reserves commuted	0	0	0	88	0

Unpaid losses and settlement expenses at end of period:	493,584	$371,656	$391,952	$327,250	$300,054

Unpaid losses and settlement expenses at end of period:
Gross	$842,859	$704,334	732,838	$604,505	$539,750
Ceded	(349,275)	(332,678)	(340,866)	(277,255)	(239,696)

Net	$493,584	$371,656	$391,952	$327,250	$300,054

        The deviations from our initial reserve estimates appeared as changes in our ultimate loss estimates as we updated those estimates through our reserve analysis process. The recognition of the changes in initial reserve estimates occurred over time as claims were reported, initial case reserves were established, initial reserves were reviewed in light of additional information, and ultimate payments were made, on the collective set of claims incurred as of that evaluation date. The new information on the ultimate settlement value of claims is therefore continually updated and revised as the claim reporting, initial reserving, reserve adjustment and ultimate settlement process takes place, until all claims in a defined set of claims are settled. As a relatively small insurer, our experience will ordinarily exhibit fluctuations from period to period. While we attempt to identify and react to systematic changes in the loss environment, we also must consider the volume of experience directly available to us, and interpret any particular period's indications with a realistic technical understanding of the weight that can be given to those observations.

        See "Business—Legal Proceedings" for a discussion of a surety loss contingency, the resolution of which may impact future development related to our liability for loss and settlement expenses.

        An explanation of significant components of reserve development by calendar year is as follows:

        2000.    During the year 2000, we experienced $1.6 million of favorable development on the casualty segment's loss reserves. Favorable development on casualty claims resulted from claim settlements and reevaluations of case reserves during the accounting period which were, in the aggregate, less than the IBNR and case reserves established at the beginning of the period.

        2001.    During 2001, we experienced $9.0 million of adverse development on loss reserves. Of this total, approximately $3.1 million of development occurred in the property segment. The higher than expected losses were caused by a greater number of claims, of greater average cost, than anticipated on this book of business. Property development related primarily to slower reporting of losses on international and certain other property lines written in 1999 and 2000. We are a domestic U.S. property-casualty insurer. We do not maintain offices or staff outside of the United States. In 1999 and 2000, we began to accept business on international property exposures. Typically the international exposures represented larger and more complex risks, in both a physical sense and in terms of the total exposed values, than our primary property book. Our direct exposure was typically for a small portion of an excess layer.

        We rely upon the brokers and claims examiners involved locally to communicate the information necessary for us to assess our ultimate losses on our portion of coverage. This contributed to a relatively slower reporting of ultimate losses on this segment of business, contrary to what had been experienced with previous property loss development.

        Because of the scale and complexity of the insured properties and operations, and the magnitude of losses reaching the coverage layer insured by us, more time is required to determine the ultimate cost of the claim, increasing the inherent variability of an estimate at any point in time. As subsequent and more accurate estimates of loss were provided, our ultimate estimates of loss were adjusted accordingly. We discontinued writing international business in 2000.

        The surety segment experienced $2.8 million in adverse development, primarily in the contract bond sector. Contract surety experienced losses beyond expectations, due in part, to the economic slowdown that occurred over the past year. Additionally, the casualty segment experienced $3.1 million in adverse development, primarily in the commercial umbrella book, where growth in coverage in commercial "long-haul" transportation business written in 1999 and 2000 resulted in losses that exceeded our traditional commercial umbrella development patterns. This impact was recognized during 2001 and we no longer write this class of business. Our commercial umbrella coverage provides liability coverage in excess of, and in addition to, the primary liability policies. In 1998 we began writing commercial umbrella business through a new production facility, specializing in commercial long-haul transportation business. In general, the business produced by the new production facility was measurably less profitable than the business written previously. Prior to that time, there was materially less for-hire transportation exposure, including long-haul exposure, written within our commercial umbrella coverage. With the increase in for-hire transportation business, our loss experience included a higher frequency of transportation losses as well as a higher level of severity which distorted historical development patterns. Because of the low frequency, high severity nature of commercial umbrella claims, the incremental information provided by any subset of claims is not conclusive in itself. It is therefore difficult to react meaningfully to significant changes in experience, such as occurred in 1999 and 2000 on this product.

        2002.    During 2002, we experienced approximately $13.5 million of adverse development on prior loss and loss expense reserves. Of this, $5.6 million is attributable to the surety segment where economic factors continued to cause deterioration in the contract surety portion of this business; $2.6 million of development is attributable to a program business component of commercial automobile, which is now in runoff. The IBNR initially booked for this business, which represented a new class of business for us, turned out to be inadequate as the experience matured principally because of higher than anticipated claim frequency. An additional $1.3 million is attributable to reserve development on discontinued ocean marine exposure. The remaining amount is the aggregate of amounts from various discontinued classes of business.

        2003.    So far during 2003 we have experienced $665,000 of adverse development. The surety segment experienced $1.5 million in adverse development. This comes primarily from the contract bond business, which continued to experience losses beyond expectations. The full impact of the surety development was offset by favorable development experienced by the property lines of business. This favorable development results from those losses that occurred during 2002. As these claims were investigated, the paid and case reserves posted have been less than the IBNR originally booked to accident year 2002. Also occurring during 2003 is shifting of IBNR between the property and casualty lines within the package policies. This results from the timing difference in loss reporting patterns between property and liability claims.

        The following table presents the development under GAAP of our balance sheet reserves from 1993 through 2002. The top line of the table shows the reserves at the balance sheet date for each of the indicated periods. This represents the estimated amount of losses and settlement expenses arising in all prior years that are unpaid at the balance sheet date, including losses that had been incurred but not yet reported to us. The lower portion of the table shows the re-estimated amount of the previously recorded reserves based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about the frequency and severity of claims for individual periods.

	Year Ended December 31,
	1993 and prior	1994	1995	1996	1997	1998	1999	2000	2001	2002
	(Dollars in thousands)
Net Liability for unpaid losses and settlement expenses at end of year	$175,491	$204,771	$232,308	$247,806	$248,552	$247,262	$274,914	$300,054	$327,250	$391,952
Paid (cumulative) as of:
One year later	36,416	46,905	37,505	47,999	54,927	53,892	65,216	92,788	98,953
Two years later	63,675	73,972	75,485	85,342	98,188	88,567	113,693	155,790
Three years later	84,614	100,936	103,482	112,083	120,994	114,465	149,989
Four years later	96,741	121,834	121,312	129,846	136,896	132,796
Five years later	106,631	135,524	132,045	139,006	149,324
Six years later	114,777	143,377	137,729	146,765
Seven years later	120,760	146,333	143,393
Eight years later	122,409	151,156
Nine years later	124,910
Liability re-estimated as of:
One year later	166,666	218,499	220,185	240,264	245,150	243,270	273,230	309,021	340,775
Two years later	164,218	214,352	228,636	242,865	248,762	233,041	263,122	301,172
Three years later	157,286	212,964	222,761	233,084	232,774	229,750	263,639
Four years later	168,782	217,790	210,876	219,888	220,128	217,476
Five years later	163,127	207,355	202,596	207,148	218,888
Six years later	156,210	199,632	191,805	201,245
Seven years later	150,381	190,646	186,884
Eight years later	143,353	187,398
Nine years later	142,881
Net cumulative redundancy (deficiency)	$32,610	$17,373	$45,424	$46,561	$29,664	$29,876	$11,275	$(1,118)	$(13,525)
Gross Liability	$310,767	$394,966	$418,986	$405,801	$404,263	$415,523	$520,494	$539,750	$604,505	$732,838
Reinsurance (recoverable)	(135,276)	(190,195)	(186,678)	(157,995)	(155,711)	(168,261)	(245,580)	(239,696)	(277,255)	(340,886)

Net Liability	$175,491	$204,771	$232,308	$247,806	$248,552	$247,262	$274,914	$300,054	$327,250	$391,952
Gross re-estimated liability	$277,353	$386,952	$400,886	$387,219	$409,302	$381,839	$575,213	$680,039	$663,369
Re-estimated recoverable	(134,472)	(199,554)	(214,002)	(185,974)	(190,414)	(164,363)	(311,574)	(378,867)	(322,594)

Net re-estimated liability	$142,881	$187,398	$186,884	$201,245	$218,888	$217,476	$263,639	$301,172	$340,775
Gross cumulative redundancy (deficiency)	$33,414	$8,014	$18,100	$18,582	$(5,039)	$33,864	$(54,719)	$(140,289)	$(58,864)

Operating Ratios

  Premiums to Surplus Ratio

        The following table shows, for the periods indicated, our insurance subsidiaries' statutory ratios of net premiums written to policyholders' surplus. While there is no statutory requirement applicable to us that establishes a permissible net premiums written to surplus ratio, guidelines established by the National Association of Insurance Commissioners, or NAIC, provide that this ratio should generally be no greater than 3 to 1.

	As of and for the nine months ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands)
Statutory net premiums written	$350,003	$303,461	$413,638	$315,213	$260,853	$227,624	$145,701
Policyholders' surplus	$463,009	300,193	401,269	289,997	309,945	286,247	314,484
Ratio	1.0 to 1(1)	1.3 to 1(1)	1.0 to 1	1.1 to 1	.8 to 1	.8 to 1	.5 to 1

(1)
Computed on an annualized basis.

  GAAP and Statutory Combined Ratios

        Our underwriting experience is best indicated by our GAAP combined ratio, which is the sum of (a) the ratio of incurred losses and settlement expenses to net premiums earned (loss ratio) and (b) the ratio of policy acquisition costs and other operating expenses to net premiums earned (expense ratio).

	As of and for the nine months ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
GAAP
Loss ratio	60.5	58.4	58.4	57.1	53.8	49.4	45.4
Expense ratio	32.0	37.7	37.2	40.1	41.0	41.8	42.8

Combined ratio	92.5	96.1	95.6	97.2	94.8	91.2	88.2

        We also calculate the statutory combined ratio, which is not indicative of GAAP underwriting profits due to accounting for policy acquisition costs differently for statutory accounting purposes compared to GAAP. The statutory combined ratio is the sum of (a) the ratio of statutory loss and settlement expenses incurred to statutory net premiums earned (loss ratio) and (b) the ratio of statutory policy acquisition costs and other underwriting expenses to statutory net premiums written (expense ratio).

	As of and for the nine months ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999		1998
Statutory
Loss ratio	60.5	58.0	58.4	57.1	53.8	47.6	(2)	48.0
Expense ratio	32.7	33.8	34.0	38.7	42.0	42.5	(2)	40.4

Combined ratio	93.2	91.8	92.4	95.8	95.8	90.1	(2)	88.4

Industry combined ratio(1)			107.4	115.9	110.4	108.1		106.0

(1)
Source: A.M. Best Aggregate & Averages—Property-Casualty (2003 Edition), statutory basis.

(2)
The ratios presented include the results of Lexon Insurance Company (formerly known as Underwriters Indemnity Company) and RLI Indemnity Company (formerly known as Planet Indemnity Company) only from the date of acquisition, January 29, 1999.

Investments

        Oversight of our investment portfolios is conducted by our board of directors and officers. We follow an investment policy that is reviewed quarterly and revised periodically.

        Our investment portfolio serves primarily as the funding source for loss reserves and secondly as a source of income and appreciation. For these reasons, our primary investment criteria are quality and liquidity, followed by yield and potential for appreciation. Investments of the highest quality and marketability are critical for preserving our claims-paying ability. The majority of our fixed income investments are U.S. government or AA-rated or better taxable and tax-exempt securities. Common stock investments are limited to securities listed on the national exchanges and rated by the Securities Valuation Office of the NAIC. With the exception of a small warrant position in a private equity investment, our portfolio contains no derivatives or off-balance sheet structured investments. In addition, we employ stringent diversification rules and balance our investment credit risk and related underwriting risks to minimize total potential exposure to any one security. Despite its low volatility, our overall portfolio's fairly conservative approach has contributed significantly to our historic growth in book value.

        During 2002, we allocated the majority of our operating, financing and portfolio cash flows to the purchase of fixed income securities. The mix of instruments within the portfolio is decided at the time of purchase on the basis of available after-tax returns and overall taxability of all invested assets. Almost all securities reviewed for purchase are either high grade corporate, municipal or U.S. Government or agency debt instruments. As part of our investment philosophy, we attempt to avoid exposure to default risk by holding, almost exclusively, instruments ranked in the top three grades of investment security quality by Standard & Poor's and Moody's (i.e. AAA, AA, and A). As of September 30, 2003, 96% of the fixed income portfolio was rated A or better and 82% was rated AA or better. We limit interest rate risk by restricting and managing acceptable call provisions among new security purchases.

        As of December 31, 2002, the municipal bond component of the fixed income portfolio increased $66.7 million, to $262.3 million and comprised 36.2% of our total fixed income portfolio, versus 42.3% of the total portfolio at year-end 2001. The taxable U.S. government and agency portion of the fixed income portfolio increased by $132.5 million to $288.2 million, or 39.8% of the total versus 33.7% at year-end 2001. Investment grade corporate securities totaled $174.3 million compared to $111.0 million at year-end 2001 and comprised 24.0% of our total fixed income portfolio, the same as at year-end 2001.

        On September 30, 2003, our municipal bond holdings totaled $361.4 million or 41.3% of our total fixed income portfolio, an increase of $99.1 million over year-end 2002 levels. The taxable U.S. government and agency portion of the portfolio increased by $73.8 million to $214.4 million or 24.5% of the total fixed income portfolio. Investment grade corporate securities totaled $300.0 million, an increase of $125.7 million from year end 2002, and comprised 34.2% of our total fixed income portfolio.

        We follow an asset/liability management approach in our bond portfolio where the maturities of our fixed income investments are based on anticipated liability payout patterns determined on an actuarial basis. Our management believes that both liquidity and interest rate risk can best be minimized by such asset/liability management.

        We currently classify 22% of the securities in our fixed-income portfolio as held-to-maturity, meaning they are carried at amortized cost and are intended to be held until their contractual maturity. Other portions of the fixed-income portfolio are classified as available-for-sale (77%) or trading (1%) and are carried at fair market value. As of December 31, 2002, we maintained $493.0 million in fixed-income securities within the available-for-sale and trading classifications. The available-for-sale portfolio provides an additional source of liquidity and can be used to address potential future changes in our asset/liability structure. During 2002, pretax unrealized gains on the available-for-sale fixed income portfolio totaled $14.9 million.

        Aggregate maturities for the fixed maturity securities are as follows:

	Par Value	Amortized Cost	Fair Value	Carrying Value
	(in thousands)
Due in one year or less	$13,840	$13,853	$14,120	$13,871
Due after one year through five years	$264,880	$267,325	$283,620	$274,233
Due after five years through 10 years	$274,244	$289,016	$305,924	$300,356
Due after 10 years	$273,796	$283,033	$288,419	$287,324

	$826,760	$853,227	$892,083	$875,784

        At December 31, 2002, our equity securities were valued at $227.3 million, a decrease of $50.3 million from the $277.6 million held at the end of 2001. Pretax unrealized loss on equity securities totaled $49.0 million for 2002. Equity securities represented 22.7% of cash and invested assets at the end of 2002, a decrease from the 35.0% at year-end 2001. As of the year-end, total equity investments held at the operating companies represented 55.0% of the combined statutory surplus of the insurance subsidiaries. The securities within the equity portfolio remain primarily invested in large-cap issues with strong dividend performance. Our strategy remains one of value investing, with security selection taking precedence over market timing. A buy-and-hold strategy is used, minimizing both transaction costs and taxes.

        At September 30, 2003, our equity securities were valued at $250.4 million, an increase of $23.0 million from year-end levels. Through the first nine months of 2003, pre-tax unrealized gains on equity securities totaled $15.3 million compared to pretax unrealized losses of $63.6 million for the first nine months of 2002. Equity securities represented 21.3% of cash and invested assets as of September 30, 2003, or 51% of the combined statutory surplus of the insurance subsidiaries.

        Combined cash and short-term investments totaling $47.9 million at year-end 2002 represented 4.8% of cash and invested assets versus 6.8% the prior year. As of September 30, 2003, combined cash and short-term investments totaled $50.7 million or 4.3% of cash and invested assets. Our short-term investments consist of U.S. government and agency backed money market funds and the highest rated commercial paper.

        Under accounting principles generally accepted in the United States or GAAP, equity and fixed income securities, designated as available-for-sale and trading, are carried at fair market value. However, a company that can demonstrate its ability and intent to hold fixed income securities until their originally scheduled maturity is permitted to carry such securities at amortized cost. We have chosen to carry a large portion of our fixed income securities at amortized cost as we believe we have constructed our fixed income portfolios to match expected liability payouts and thus have the ability and intention to hold such securities until their originally scheduled maturity dates. Consequently, fluctuations in the market value of such bonds are not reflected in the financial statements and do not affect shareholders' equity. As of September 30, 2003, 23% of total bond securities were classified in this manner.

        Our investment results are summarized in the following table:

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in Thousands)
Average Invested Assets(1)	$1,088,567	$830,560	$896,785	$774,826	$723,677	$684,269	$640,576
Investment Income(2)(3)	32,755	28,058	37,640	32,178	29,046	26,015	23,937
Realized Gains/ (Losses)(3)	6,558	(3,773)	(3,552)	4,168	2,847	4,467	1,853
Change in Unrealized Appreciation/ (Depreciation)(3)(4)	$18,929	$(49,127)	$(34,091)	$(30,268)	$20,537	$(16,263)	$36,183
Annualized Return on Average Invested Assets	7.1%	(4.0)%	0.0%	0.8%	7.2%	2.1%	9.7%

(1)
Average of amounts at beginning and end of each period.

(2)
Investment income, net of investment expenses, including non-debt interest expense.

(3)
Before income taxes.

(4)
Relates to available-for-sale fixed income and equity securities.

Regulation

  State Regulation

        As an insurance holding company, we, as well as our insurance subsidiaries are subject to regulation by the states in which the insurance subsidiaries are domiciled or transact business. Holding company registration in each insurer's state of domicile requires periodic reporting to the state regulatory authority of the financial, operational and management data of the insurers within the holding company system. All transactions within a holding company system affecting insurers must have fair and reasonable terms, and the insurer's policyholder surplus following any transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. Notice to regulators is required prior to the consummation of certain transactions affecting insurance company subsidiaries of the holding company system.

        The insurance holding company laws also require that ordinary dividends be reported to the insurer's domiciliary regulator prior to payment of the dividend and that extraordinary dividends may not be paid without such regulator's prior approval. An extraordinary dividend is generally defined as a dividend that, together with all other dividends made within the past 12 months, exceeds the greater of 100% of the insurer's statutory net income for the most recent calendar year or 10% of its statutory policyholders' surplus as of the preceding year-end. Insurance regulators have broad powers to prevent the reduction of statutory surplus to inadequate levels, and there is no assurance that extraordinary dividend payments would be permitted.

        In addition, the insurance holding company laws require advance approval by state insurance commissioners of any change in control of an insurance company that is domiciled (or, in some cases, having such substantial business that it is deemed to be commercially domiciled) in that state. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company that controls a domestic insurance company. In addition, insurance laws in many states contain provisions that require prenotification to the insurance commissioners of a change in control of a non-domestic insurance company licensed in those states. Any future transactions that would constitute a change in control of our insurance company subsidiaries, including a change of control of us, would generally require the party acquiring control to obtain the prior approval by the insurance departments of the insurance company subsidiaries' states of domicile or commercial domicile, if any, and may require pre-acquisition notification in applicable states that have adopted pre-acquisition notification provisions. Obtaining these approvals could result in material delay of, or deter, any such transaction.

        Other regulations impose restrictions on the amount and type of investments our insurance company subsidiaries may have. Regulations designed to ensure financial solvency of insurers and to require fair and adequate treatment and service for policyholders are enforced by filing, reporting and examination requirements. Market oversight is conducted by monitoring and periodically examining trade practices, approving policy forms, licensing of agents and brokers, and requiring the filing and in some cases, approval, of premiums and commission rates to ensure they are fair and equitable. Such restrictions may limit the ability of our insurance company subsidiaries to introduce new products or implement desired changes to current premium rates or policy forms. Financial solvency is monitored by minimum reserve and capital requirements (including risk-based capital requirements), periodic reporting procedures (annually, quarterly, or more frequently if necessary), and periodic examinations.

        The quarterly and annual financial reports to the states utilize statutory accounting principles that are different from GAAP, which show the business as a going concern. The statutory accounting principles used by regulators, in keeping with the intent to assure policyholder protection, are generally based on a liquidation concept. The NAIC recently developed a codified version of these statutory accounting principles, designed to foster more consistency among the states for accounting guidelines and reporting. The industry adopted this codified standard beginning January 1, 2001. This adoption required our insurance company subsidiaries to recognize a cumulative effect adjustment to statutory surplus for the difference between the amount of surplus at the beginning of the year and the amount of surplus that would have been reported at that date if the new codified standard had been applied retroactively for all prior periods.

        This cumulative effect adjustment decreased consolidated statutory surplus by $23.9 million as of January 1, 2001, primarily due to the recognition of deferred tax liabilities. This statutory adjustment had no impact on our GAAP financial statements as presented or incorporated by reference into this prospectus supplement and the accompanying prospectus.

        Under state insurance laws, our insurance company subsidiaries cannot treat reinsurance ceded to an unlicensed or non-accredited reinsurer as an asset or as a deduction from its liabilities in their statutory financial statements, except to the extent that the reinsurer has provided collateral security in an approved form, such as a letter of credit. As of September 30, 2003, $8.3 million of our reinsurance recoverables were due from unlicensed or non-accredited reinsurers that had not provided us with approved collateral.

        Many jurisdictions have laws and regulations that limit an insurer's ability to withdraw from a particular market. For example, states may limit an insurer's ability to cancel or not renew policies. Furthermore, certain states prohibit an insurer from withdrawing one or more lines of business from the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict our ability to exit unprofitable markets.

        State regulatory authorities have relatively broad discretion with respect to granting, renewing and revoking brokers' and agents' licenses to transact business in the state. The manner of operating in particular states may vary according to the agent/broker licensing requirements of the particular state, which may, among other things, require a firm to operate in the state through a corporation. In a few states, licenses are issued only to individual residents.

        Virtually all states require licensed insurers to participate in various forms of guaranty associations in order to bear a portion of the loss suffered by the policyholders of insurance companies that become insolvent. Depending upon state law, licensed insurers can be assessed an amount that is generally equal to between 1% and 2% of the annual premiums written for the relevant lines of insurance in that state to pay the claims of an insolvent insurer. These assessments may increase or decrease in the future depending upon the rate of insolvencies of insurance companies. In some states, these assessments may be wholly or partially recovered through policy fees paid by insureds.

        In addition to monitoring our existing regulatory obligations, we are also monitoring developments in the following areas:

  Terrorism Exclusion Regulatory Activity

        After the events of September 11, 2001, the NAIC urged states to grant conditional approval to commercial lines endorsements that excluded coverage for acts of terrorism consistent with language developed by the Insurance Services Office, Inc. The ISO endorsement included certain coverage limitations. Many states allowed the endorsements for commercial lines, but rejected such exclusions for personal exposures.

        On November 26, 2002, the Terrorism Risk Insurance Act of 2002 became law. The act provides for a federal backstop for terrorism losses as defined by the act and certified by the Secretary of the Treasury in concurrence with the Secretary of State and the U.S. Attorney General. The immediate effect, as regards state regulation, was to nullify terrorism exclusions to the extent they exclude losses that would otherwise be covered under the act. The act further states that until December 31, 2003, rates and forms for terrorism risk insurance covered by the act are not subject to prior approval or a waiting period under any applicable state law. Rates and forms of terrorism exclusions and endorsements are subject to subsequent review. We continue to monitor state regulations regarding the use of terrorism exclusions, particularly with respect to the applicability of the standard fire policy.

  Mold Contamination

        The property-casualty insurance industry experienced an increase in claim activity in 2001 and 2002 pertaining to mold contamination. Significant plaintiffs' verdicts and increased media attention to the subject have caused insurers to develop and/or refine relevant insurance policy language that excludes mold coverage. The insurance industry foresees increased state legislative activity pertaining to mold contamination in 2004. We will closely monitor litigation trends in 2004, and continue to review relevant insurance policy exclusion language. There were few insurance laws or regulations enacted in 2003 regarding mold coverages. The regulatory emphasis appears to focus on personal lines rather than commercial lines.

  Privacy

        As mandated by the federal Gramm-Leach-Bliley Act, enacted in 1999, the individual states continue to promulgate and refine regulations that require financial institutions, including insurance licensees, to take certain steps to protect the privacy of certain consumer and customer information relating to products or services primarily for personal, family or household purposes. A recent NAIC initiative that impacted the insurance industry in 2001 was the adoption in 2000 of the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach-Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of customer information. Our insurance subsidiaries have implemented procedures to comply with the Gramm-Leach-Bliley related privacy requirements. During 2003, states continued to pass legislation on privacy notice measurements and sharing information between affiliates. We continue to monitor our procedures for compliance.

  Federal Regulation

        Although the federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on the business in a variety of ways. We are monitoring the following initiatives.

  Terrorism Risk Insurance Act of 2002

        Under the Terrorism Risk Insurance Act of 2002, coverage provided for losses caused by acts of terrorism is partially reimbursed by the United States under a formula whereby the government pays 90% of covered terrorism losses exceeding a prescribed deductible to the insurance company providing the coverage. The deductible is based upon a percentage of direct earned premium for property and casualty policies. Coverage under the act must be made available, with certain limited exceptions, in all commercial property and casualty policies. As indicated in "—Terrorism Exclusion Regulatory Activity," we monitor compliance on a state by state basis.

  Financial Services Modernization

        The Gramm-Leach-Bliley Act was signed into law by President Clinton on November 12, 1999. The principal focus of the act is to facilitate affiliations among banks, securities firms and insurance companies. The ability of banks and securities firms to affiliate with insurers may increase the number, size and financial strength of potential competitors. As noted above, the Gramm-Leach-Bliley Act also includes requirements for the privacy of certain consumer and customer information by financial institutions, including insurance licensees.

  OFAC

        The Treasury Department's Office of Foreign Asset Control ("OFAC") maintains a list of "Specifically Designated Nationals and Blocked Persons" (the "SDN List"). The SDN List identifies persons and entities that the government believes are associated with terrorists, rogue nations and/or drug traffickers. OFAC's regulations prohibit insurers, among others, from doing business with persons or entities on the SDN List. If the insurer finds and confirms a match, the insurer must take steps to block or reject the transaction, notify the affected person and file a report with OFAC. The focus on insurers' responsibilities with respect to the SDN List has increased significantly since September 11. Our insurance subsidiaries have implemented procedures to comply with OFAC's SDN List regulations.

  Sarbanes-Oxley Act of 2002

        The Sarbanes-Oxley Act of 2002, enacted on July 30, 2002, presents a significant expansion of securities law regulation of corporate governance, accounting practices, reporting and disclosure that affects publicly traded companies. The act, in part, sets forth requirements for certification by company CEOs and CFOs of certain reports filed with the SEC, disclosures pertaining to the adoption of a code of ethics applicable to certain management personnel, and safeguards against actions to fraudulently influence, manipulate or mislead independent public or certified accountants of the issuer's financial statements. It also requires stronger guidance for development and evaluation of internal control procedures, as well as provisions pertaining to a company's audit committee of the board of directors. We will continue to implement procedures to maintain compliance with the act.

  Asbestos Litigation Reform

        The insurance industry is contemplating a proposal to fund its liabilities for asbestos exposure to provide for the exclusive remedy for all asbestos related claims, pending and future. The proposal calls for funding over a 27-year period, based upon a company's exposure to asbestos litigation. We continue to monitor our expected exposure and do not perceive a significant risk.

  Class Action Reform

        We are monitoring proposed legislation that would curtail forum shopping and allow defendants to move large national class action cases to federal courts. The legislation also includes provisions to protect consumer class members on matters such as non-cash settlements and written settlement information.

  Health Insurance Portability and Accessibility Act

        Regulations under the Health Insurance Portability and Accessibility Act of 1996 (HIPAA) were adopted on April 14, 2003 to protect the privacy of individual health information. While property/casualty insurers are not required to comply with the various administrative requirements of the act, the regulations have an impact on obtaining information within the context of claims information. We continue to monitor regulatory developments under HIPAA.

  Federal Insurance Charter

        The Senate Commerce Committee recently has held hearings on federal involvement in the regulation of the insurance industry. The hearings included a discussion of a proposed federal charter that would allow companies to operate under federal, rather than state, regulation. Any proposed legislation would have a significant impact on the insurance industry, and we continue to monitor all proposals.

Corporate Compliance

        We have developed a Code of Conduct and Compliance Manual, which provides directors, officers and employees with guidance on complying with a variety of federal and state laws.

Licenses and Trademarks

        RLI Insurance Company has a software license and services agreement with Risk Management Solutions, Inc. for the modeling of natural hazard catastrophes. The license is renewed on an annual basis. RLI Insurance Company has a perpetual license with AIG Technology Enterprises, Inc. for policy management, claims processing, premium accounting, file maintenance, financial/management reporting, reinsurance processing and statistical reporting. We also enter into other software licensing agreements in the ordinary course of business.

        RLI Insurance Company obtained service mark registration of the letters "RLI" in 1998, "eRLI" and "RLINK" in 2000 and "EFIDUCIARY" in 2002, in the U.S. Patent and Trademark Office. Such registrations protect the marks nationwide from deceptively similar use. The duration of these registrations is ten years unless renewed.

Clientele

        No significant part of our business is dependent upon a single client or group of clients, the loss of which would have a material adverse effect on us.

Employees

        We employ a total of 621 associates. Of the 621 total associates, 74 are part-time and 547 are full-time.

Legal Proceedings

        The following is a description of a complex set of litigation wherein we are both a plaintiff and a defendant. While it is impossible to ascertain the ultimate outcome of this matter at this time, we believe, based upon facts known to date and the opinion of trial counsel, that our position is meritorious. Management's opinion is that the final resolution of these matters will not have a material adverse effect on our financial statements taken as a whole.

        We are the plaintiff in an action captioned RLI Insurance Co. v. Commercial Money Center, which was filed in U.S. District Court, Southern District of California (San Diego) on February 1, 2002. Other defendants in that action are Commercial Servicing Corporation ("CSC"), Sterling Wayne Pirtle, Anita Pirtle, Americana Bank & Trust, Atlantic Coast Federal Bank, Lakeland Bank and Sky Bank. We filed a similar complaint against the Bank of Waukegan in San Diego, California Superior Court. Americana Bank & Trust, Atlantic Coast Federal Bank, Lakeland Bank, Sky Bank and Bank of Waukegan are referred to as the "Investor Banks." The litigation arises out of the equipment and vehicle leasing program of Commercial Money Center ("CMC"). CMC would originate leases, procure bonds pertaining to the performance of obligations of each lessee under each lease, then form "pools" of such leases that it marketed to banks and other institutional investors. We sued for rescission and/or exoneration of the bonds we issued to CMC and sale and servicing agreements we entered into with CMC and the Investor Banks, which had invested in CMC's equipment leasing program. We contend we were fraudulently induced to issue the bonds and enter into the agreements by CMC, who misrepresented and concealed the true nature of its program and the underlying leases originated by

CMC (for which bonds were procured). We also sued for declaratory relief to determine our rights and obligations, if any, under the instruments. Each Investor Bank disputes our claims for relief. CMC is currently in Chapter 7 bankruptcy proceedings.

        Between the dates of April 4 and April 18, 2002, each Investor Bank subsequently filed a complaint against us in various state courts, which we removed to U.S. District Courts. Each Investor Bank sued us on certain bonds we issued to CMC as well as a sale and servicing agreement between the Investor Bank, CMC and us. Each Investor Bank sued for breach of contract, bad faith and other extra-contractual theories. We have answered and deny each Investor Bank's claim to entitlement to relief. The Investor Banks claim entitlement to aggregate payment of approximately $53 million under either the surety bonds or the sale and servicing agreements, plus unknown extra-contractual damages, attorneys' fees and interest. On October 25, 2002, the judicial panel for multi district litigation ("MDL Panel") transferred 23 actions pending in five federal districts involving numerous Investor Banks, five insurance companies and CMC to the Northern District of Ohio for consolidated pretrial proceedings, assigning the litigation to The Honorable Kathleen O'Malley. Discovery is currently proceeding pursuant to the court's pre-trial scheduling order. We dispute both liability and damages. Based on the facts and circumstances now known to us, we believe that we have meritorious defenses to these claims. We are vigorously disputing liability and are vigorously asserting our positions in the pending litigation. Our financial statements contain an accrual for defense costs related to this matter, as well as an accrual to cover rescission of collected premiums related to the program. In our opinion, final resolution of this matter will not have a material adverse effect on our financial condition, results of operations or cash flows. However, litigation is subject to inherent uncertainties, and if there were an outcome unfavorable to us, there exists the possibility of a material adverse impact on our financial condition, results of operations or cash flows in the period in which the outcome occurs.

        In addition, we are party to numerous claims and lawsuits that arise in the normal course of our business. Many of such claims or lawsuits involve claims under policies that we underwrite as an insurer. We believe that the resolution of these claims and lawsuits will not have a material adverse effect on our financial condition, results of operations or cash flows.

Properties

        We own a two-story, 80,000 square foot building in Peoria, Illinois, which serves as our corporate headquarters.

        Located on the same 15 acre campus is a 12,800 square foot building. We use nearly 9,800 square feet of this building as warehouse storage for records and equipment. We use the remaining 3,000 square feet as office/conference space.

        Additionally, we own two other buildings near our headquarters. One, a 19,000 square foot building is leased to two branch offices of our subsidiary, RLI Insurance Company, and the remaining 1,723 square feet are used for record and furniture storage.

        All other operations lease the office space that they need in various locations throughout the country.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our current directors and executive officers as of December 8, 2003:

Name	Age	Position with the Company	Director/Executive Officer Since
Gerald D. Stephens	71	Chairman of the Board	1965
Jonathan E. Michael	49	President, Chief Executive Officer and Director*	1985/1997	*
Joseph E. Dondanville	47	Senior Vice President and Chief Financial Officer	1992
Camille J. Hensey	62	Vice President and Corporate Secretary	1987
Mary Beth Nebel	47	Vice President and General Counsel	1994
Michael J. Stone	55	President and Chief Operating Officer of RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company, our wholly owned insurance subsidiaries	1997
Aaron H. Jacoby	33	Treasurer	2003
John T. Baily	59	Director	2003
Richard H. Blum	64	Director	2000
William R. Keane	87	Director	1966
Gerald I. Lenrow	76	Director	1993
Charles M. Linke	66	Director	2003
F. Lynn McPheeters	61	Director	2000
Edwin S. Overman	81	Director	1987
Edward F. Sutkowski	64	Director	1975
Robert O. Viets	60	Director	1993

        Gerald D. Stephens has been our Chairman of the Board since January 1, 2001. Mr. Stephens founded us in 1965 and served as our Chief Executive Officer until his election as Chairman of the Board.

        Jonathan E. Michael is our President and Chief Executive Officer. He was elected Chairman of the Board and Chief Executive Officer of our principal insurance subsidiaries on January 1, 2002. Mr. Michael joined us in 1982, and held various managerial and executive officer positions until his promotion to President and Chief Executive Officer in 2001.

        Joseph E. Dondanville began his career with us in 1984 as Chief Accountant, was promoted to Controller in 1985 and to Vice President and CFO in 1992. He was promoted to Senior Vice President on March 6, 2002. He spent the prior six years with Arthur Andersen & Co.

        Camille J. Hensey is a Vice President and our Corporate Secretary. She joined us in 1970, serving as Corporate Secretary from 1974 through 1984. She rejoined us in the same capacity in 1987.

        Mary Beth Nebel served as our Assistant General Counsel from 1988 through 1994 before being named Vice President and General Counsel. She spent the prior eight years in various law positions with Shand, Morahan & Co.

        Michael J. Stone joined us in 1996 as Vice President, Claim. He was promoted to Senior VP and Executive VP in 1998, and has been President and COO of our principal insurance subsidiaries since January 2002. Mr. Stone served the prior 18 years with The Travelers Insurance Company, most recently as Vice President, Liability Division and Strategic Claim.

        Aaron H. Jacoby joined us in November 2001, as Director, Corporate Development. He was promoted to Treasurer on August 11, 2003. He was a Manager in the Transactions Services Group of

PricewaterhouseCoopers from January 1998 until February 2000. He was Director, Corporate Development for InLight, Inc., a healthcare services company, from February 2000 until October 2000, then rejoined PricewaterhouseCoopers in March 2001 as a Director in the Transactions Services Group.

        John T. Baily was appointed to the Board on August 28, 2003. He was National Insurance Industry Chairman and Board Member of the international accounting firm of Coopers & Lybrand LLP, now PricewaterhouseCoopers, retiring in 1999 after 23 years as a partner. He served as president of Swiss Re Capital Partners from 1999 through 2002. He currently serves as a director of Endurance Specialty Holdings, Ltd., Erie Indemnity Company and NYMAGIC, Inc., all publicly traded companies.

        Richard H. Blum is the Chairman of AXIS Specialty U.S. Holdings, Inc., having joined them on February 1, 2002. He was Senior Advisor to Marsh & McLennan Companies, Inc. (MMC), a professional services firm in the risk and insurance services, investment management and consulting businesses from 1999 to January 31, 2002. He was on the board of directors of MMC from 1986 to 1999 and served as Vice Chairman of J&H Marsh & McLennan from 1997 to 1999 and previously as Chairman and CEO of Guy Carpenter & Company, Inc., having joined that firm in 1958.

        William R. Keane was the Vice President of Contacts, Inc. (contact lens dispenser) in Chicago, Illinois, until his retirement in 1983.

        Gerald I. Lenrow has been in private practice since 1999, providing consultation services to certain members of the insurance industry. He was a consultant to General Reinsurance Corporation until December 31, 1998 and a partner in the international accounting firm of Coopers & Lybrand LLP until 1990, following which he served as its consultant until 1996.

        Charles M. Linke has held various positions with the University of Illinois (Urbana-Champaign) since 1966, most recently as Professor Emeritus of Finance since 1998, and has been CEO of Economics Et Cetera, Inc. (formerly known as Linke & Associates, Inc.), a consulting firm specializing in financial economics since 1981.

        F. Lynn McPheeters is the Vice President and Chief Financial Officer of Caterpillar Inc., manufacturer of construction, mining and related equipment. Mr. McPheeters joined Caterpillar in 1964 and held various finance positions until his promotion to Vice President and CFO in 1998.

        Edwin S. Overman has been the President Emeritus of the Insurance Institute of America and the American Institute for Chartered Property/Casualty Underwriters, national educational organizations in Malvern, Pennsylvania, since his retirement as President and CEO of those institutes in 1987.

        Edward F. Sutkowski has been the President of the law firm of Sutkowski & Rhoads Ltd. in Peoria, Illinois since 1965.

        Robert O. Viets has, since 1999, been the President of ROV Consultants, LLC. From 1988 until 1999, he was President, CEO and Director of CILCORP Inc., a holding company in Peoria, Illinois, whose principal business subsidiary was Central Illinois Light Company.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements the description of the general terms of the debt securities under the caption "Description of Debt Securities" in the accompanying prospectus.

General

        We will issue the notes as a separate series of debt securities under an indenture dated as of December     , 2003, between us and J.P. Morgan Trust Company, National Association, as trustee, as supplemented as of December     , 2003. We initially will issue notes with an aggregate principal amount of $100 million. We may, subject to obtaining all necessary corporate approvals but without the consent of the holders of the notes, issue additional notes having the same CUSIP number and the same ranking, interest rate, maturity and other terms as the notes. We will issue the notes in fully registered book-entry form without coupons and in denominations of $1,000 or in integral multiples of $1,000. The notes will mature on January 15, 2014.

        The notes will be our direct, unsecured obligations and will rank equally with each other and with all other existing and future unsecured and unsubordinated indebtedness. Because a significant part of our operations are conducted through our insurance subsidiaries, a significant portion of our cash flow, and consequently, our ability to service debt, including our debt securities, are dependent upon the earnings of those subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowings. Our insurance subsidiaries may only declare and pay dividends to us if they are permitted to do so under the insurance laws and regulations of the states where they are domiciled. Some of our subsidiaries may finance their operations by borrowing from external creditors; lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us. See "Risk Factors—We are an insurance holding company and, therefore, may not be able to receive dividends from our insurance subsidiaries in needed amounts" in the accompanying prospectus and "Risk Factors—These notes are not guaranteed; if our insurance subsidiaries are not able to pay adequate dividends to us, our ability to pay interest, principal and redemption price on the notes could be affected" in this prospectus supplement.

        Holders of our debt securities, including the notes, will effectively have a junior position to claims of creditors of our subsidiaries, including policy holders, trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Any claims we have as the creditor of our subsidiary would be subordinate to the claims of any creditor holding a security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to the indebtedness held by us. As of September 30, 2003, our subsidiaries had approximately $48 million in outstanding indebtedness for borrowed money and approximately $1.4 billion in aggregate of other liabilities. See "Risk Factors—The notes will rank junior to the claims of our secured creditors. In addition, because of our holding company structure, the notes will effectively be subordinated to all indebtedness and liabilities of our subsidiaries" in this prospectus supplement.

        Except as described under the captions "Description of Debt Securities—Terms Applicable to All Debt Securities—Covenants," and "Description of Debt Securities—Terms Applicable to All Debt Securities—Consolidation, Merger and Sale of Assets" in the accompanying prospectus and under the caption "Description of the Notes—Covenants Applicable to the Notes" in this prospectus supplement, the indenture does not contain any provisions that would limit our ability to incur or secure indebtedness or that would afford holders of the notes protection in the event of (1) a highly leveraged or similar transaction involving us or our affiliates, (2) a change of control or (3) a reorganization, restructuring, merger or similar transaction that may adversely affect the holders of the notes. In addition, subject to the limitations set forth under the captions "Description of Debt Securities—Terms

Applicable to All Debt Securities—Covenants," and "Description of the Debt Securities—Terms Applicable to All Debt Securities—Consolidation, Merger and Sale of Assets" in the accompanying prospectus, we may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or the merger, amalgamation or consolidation with another entity that would increase the amount of our indebtedness or substantially reduce our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes.

Principal and Interest

        Interest on the notes will accrue from                        , 2003 or from the most recent payment date to which interest has been paid or duly provided for at a rate of    % per annum, computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2004, and at maturity. Except for defaulted interest, we will make each interest payment to the persons in whose names the notes are registered at the close of business on the regular record date immediately preceding the date fixed for payments of interest on the notes. We will make any interest payments due at maturity or upon prior redemption of the notes to the persons to whom the related principal payments are made. The regular record date will be January 1 or July 1, as the case may be, immediately preceding the applicable payment date.

        If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date or redemption date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date or earlier redemption date, as the case may be. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest was due, as the case may be, to, but excluding, the interest payment date or the date of maturity or earlier redemption date, as the case may be.

        Principal and interest unclaimed by a note holder for two years or more after its payment has become due shall be discharged from the trustee or paying agent to us. In this case, the note holder to whom the unclaimed amount was due may look only to us as an unsecured creditor for the payment of such unclaimed amount.

Optional Redemption

        The notes will be redeemable, in whole or in part, at our option at any time or from time to time at a redemption price equal to the greater of:

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  100% of the aggregate principal amount of the notes to be redeemed; or

  •
  as determined by the Quotation Agent (defined below), the sum of the present value of the remaining scheduled payments of principal on the notes, together with the present value of all remaining and scheduled semi-annual interest payments on the notes, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (defined below) plus [____] basis points, which we refer to as the Make-Whole Amount;

together in each case with accrued and unpaid interest payments to the redemption date.

        For purposes of determining the Make-Whole Amount, the following definitions apply:

  "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

  "Comparable Treasury Price" means with respect to any redemption date (1) the average of three Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (2) if fewer than five Reference Treasury Dealer Quotations are obtained, the average of all Reference Treasury Dealer Quotations.

  "Quotation Agent" means the Reference Treasury Dealer appointed by us.

  "Reference Treasury Dealer" means a primary independent United States government securities dealer.

  "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

  "Treasury Rate" means the rate per annum equal to the semi-annual equivalent or interpolated (on a day-count basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of notes to be redeemed. If less than all of the notes are to be redeemed, the trustee will select which notes are to be redeemed on a pro rata basis, by lot or by such other method as the trustee deems fair and appropriate.

Covenants Applicable to the Notes

        The covenants described below are applicable to the notes. The terms of the notes provide that each of these covenants are subject to covenant defeasance as described under "—Legal Defeasance and Covenant Defeasance."

  Merger, Consolidation, or Sale of Assets

        We may consolidate or merge with or into, convert into, or sell, assign, transfer, lease, convey or otherwise dispose of (including any such disposition that might be deemed to occur as a result of the conversion of us into another form of organization) all or substantially all of our properties or assets in one or more related transactions, to another person (other than an individual, a government or an agency or political subdivision of a government), but only if (a) either (i) we are the surviving entity or (ii) the person formed by or surviving any such consolidation, merger or conversion (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a person organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the person formed by or surviving any such consolidation, merger or conversion (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee; and (c) immediately after such transaction no default or event of default exists. If we request the trustee to enter into any supplemental indenture, or to take any other action, as a result of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, we will also furnish to the trustee an officer's certificate and an opinion of counsel, each to the effect that the conditions precedent set forth in the indenture have been complied with.

        In the event of any transaction described above in which we are not the continuing corporation, the successor entity formed or remaining would be substituted for us, and we would be discharged from all obligations and covenants under the indenture and the notes; provided, however, that we would not be relieved from the obligation to pay the principal of and interest on the notes (except in the case of a sale of all of our assets that meets the requirements described in the preceding paragraph).

Events Of Default

        In general, if an event of default occurs and is continuing under the indenture, the trustee or the holders of at least 25% in principal amount of the outstanding notes of all affected classes may declare the acceleration of all of such notes. However, if the event of default arises from certain events of bankruptcy or insolvency with respect to us, all outstanding notes will become due and payable without further action or notice. The trustee also may pursue other remedies.

        An event of default with respect to the notes will occur if:

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  we default in the payment when due of interest on any notes and such default continues for a period of 30 days;

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  we default in the payment when due of principal or premium, if any, on, or sinking fund payment with respect to, the notes when such payment becomes due and payable at maturity, upon redemption or otherwise;

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  we fail to comply with the provisions of the indenture regarding merger, consolidation or sale of assets (as discussed above in "—Covenants Applicable to the Notes—Merger, Consolidation, or Sale of Assets");

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  we fail to observe or perform any other covenant, representation, warranty or other agreement in the indenture, with respect to any note for 60 days after notice to comply;

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  we take, or have brought against us, certain bankruptcy-related actions, including:

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  commencing a voluntary case;

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  consenting to the entry of an order for relief against us in an involuntary case;

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  consenting to the appointment of a custodian of us or for all or substantially all of our property;

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  making a general assignment for the benefit of our creditors; or

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  generally failing to pay our debts as they become due; or

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  a court of competent jurisdiction enters an order or decree under any bankruptcy law applicable to us that (a) is for relief against us in an involuntary case, (b) appoints a custodian of us for all or substantially all of our property, or (c) orders our liquidation, and that order or decree remains unstayed and in effect for 60 consecutive days.

        If the trustee has actual knowledge of an event of default, the trustee is required to mail notice to holders of the notes within 90 days, but may withhold such notice (except in the case of an event of default relating to the payment of principal or interest) if the trustee in good faith determines that withholding notice would be in the best interest of the note holders. The holders of a majority in aggregate principal amount of the notes, by notice to the trustee, may on behalf of the holders of all of the notes waive any existing event of default and its consequences under the indenture, except an event of default in the payment of principal or interest on the notes.

Legal Defeasance and Covenant Defeasance

        Under the indenture, we may elect with respect to some or all of the notes, at our option and subject to the satisfaction of the conditions described below, either:

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  to be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied all of our other obligations under the notes and under the provisions of the indenture, which we refer to as legal defeasance; or;

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  to be released from some of our obligations under the indenture, which we refer to as covenant defeasance.

We can exercise legal or covenant defeasance if we put in place the following arrangements:

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  we must irrevocably deposit with the trustee (or another trustee meeting certain eligibility requirements and agreeing to be bound by the applicable provisions of the indenture), in trust, for the benefit of the holders of the notes:

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  cash in United States dollars;

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  non-callable and non-redeemable direct obligations of the United States of America or of an agency or instrumentality controlled or supervised by the United States of America, in each instance, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America; or

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  a combination of the foregoing that, in each case, is sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding notes on their stated maturity or applicable redemption date, as the case may be;

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  we must deliver to the trustee an opinion of counsel confirming that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance;

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  no default or event of default shall have occurred and be continuing on the date of the deposit of the amounts to be held in trust for the benefit of the holders (other than a default or event of default resulting from the borrowing of funds to be applied to the deposit) or in the case of any insolvency-related defaults, at any time in the period ending on the 91st day after the date of the deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws that apply to the deposit by us); and

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  we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

        After satisfying the conditions for legal defeasance, the notes will be deemed outstanding only for limited purposes as more fully set forth in the indenture. After legal defeasance, the holders of the notes will have to rely solely on the deposits we make to the trust for repayment of the notes.

        After satisfying the conditions for covenant defeasance, the notes will be deemed not outstanding for the purposes of the covenants from which we have been released, but will continue to be deemed outstanding for all other purposes under the indenture.

Delivery and Form

        The notes will be issued in the form of one or more securities in global form. Each global security will be deposited on the date of the closing of the sale of the notes with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC's nominee.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at its Internet Website at http://www.dtcc.com.

        Purchase of securities within the DTC system must be made by or through direct participants, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accompanied by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in such securities, except in the event that use of the book-entry system for such securities is discontinued.

        DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or for payments made on account of beneficial ownership interests in, a global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory requirements as may be in effect from time to time.

        Redemption notices shall be sent to Cede & Co. as the registered holder of securities issued in the form of global securities. If less than all of a series of such securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

        Although voting with respect to securities issued in the form of global securities is limited to the holders of record of such securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of such securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Payments in respect of the securities issued in the form of global securities are made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursements of such payments to direct participants are the responsibility of DTC, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

        If DTC notifies us that it is unwilling or unable to continue as depositary for the global securities or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act and the depositary for the global securities is required to be so registered by applicable law or regulation, and, in either case, we do not appoint a successor depositary within 90 days, we will issue senior notes in certificated form in exchange for the global securities. Upon an event of a default, any securities in book-entry form only at DTC will be exchanged for certificated securities registered in the name of the beneficial owner or its nominee. In addition, we may at any time and in our sole discretion decide not to have any of the notes represented by global securities. In this prospectus supplement, we refer to those notes as the Certificated Senior Notes. In such event, we will issue Certificated Senior Notes in exchange for global securities. The Certificated Senior Notes issued in exchange for those global securities shall be in the same minimum denominations and be of the same aggregate principal amount and tenor as the portion of each global security to be exchanged. Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Certificated Senior Notes and will not be considered the registered holders of the Certificated Senior Notes for any purpose, including receiving payments of principal or interest.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but neither we nor the underwriters assume any responsibility for its accuracy. Neither we nor the underwriters have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

Same-Day Settlement and Payment

        Settlement for the notes will be made in immediately available funds. Secondary trading in long-term notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the notes will trade in DTC's Same-Day Funds Settlement System until maturity. Secondary market trading activity in the notes will be required by DTC to settle in same-day funds. Settlement in same-day funds may have an effect on the level of trading activity in the notes.

Trustee

        J.P. Morgan Trust Company, National Association, will act as trustee for the notes, which will be issued under an indenture, dated as of December     , 2003, as amended or supplemented from time to time, between us and the trustee. The indenture is a senior indenture as described in the accompanying prospectus. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture.

Notices

        Any notices required to be given to the holders of the notes will be given to DTC.

Governing Law

        The indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated December     , 2003, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC and Banc One Capital Markets, Inc. are acting as representatives, the following respective principal amounts of the notes:

Underwriter	Principal Amount
Credit Suisse First Boston LLC	$
Banc One Capital Markets, Inc.	$
Cochran, Caronia & Co.	$
Ferris, Baker Watts, Incorporated	$
Fox-Pitt, Kelton, Inc.	$
Keefe, Bruyette & Woods, Inc.	$

Total	$

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

        The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of ___% of the principal amount per note. The underwriters and selling group members may allow a discount of ___% of the principal amount per note to other broker/dealers. After the initial public offering , the representatives may change the public offering price and concession and discount to broker/dealers.

        We estimate that our out of pocket expenses for this offering will be approximately $400,000.

        The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions.

        In connection with the offering, the underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

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  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

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  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

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  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        Credit Suisse First Boston LLC and Banc One Capital Markets, Inc. will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC and Banc One Capital Markets, Inc. and their customers and is not a party to any transactions. We do not believe that Market Axess Inc. will function as an underwriter or agent of the issuer, nor do we believe that Market Axess Inc. will act as a broker for any customer of Credit Suisse First Boston LLC or Banc One Capital Markets, Inc.. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC and Banc One Capital Markets, Inc. based on transactions the underwriter conducts through the system. Credit Suisse First Boston LLC and Banc One Capital Markets, Inc. will make securities available to their customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

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  where required by law, that the purchaser is purchasing as principal and not as agent, and

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  the purchaser has reviewed the text above under "—Resale Restrictions."

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

EXPERTS

        The audited consolidated financial statements and related financial statement schedules of RLI Corp. as of December 31, 2002 and December 31, 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference into this prospectus supplement and the accompanying prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

        As discussed in note 1 to the audited consolidated financial statements, in 2002 RLI Corp. and Subsidiaries adopted the provisions of Statement of Financial and Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets." Also as discussed in note 1 to the audited consolidated financial statements, in 2001 RLI Corp. and Subsidiaries adopted the provisions of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities."

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus supplement:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

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  Our Current Reports on Form 8-K filed on April 17, 2003, July 16, 2003, October 16, 2003 and December 5, 2003.

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  The description of our capital stock contained in our Form 8-A filed on June 11, 1993 under Section 12(b) of the Securities Exchange Act of 1934.

        You may request a copy of these filings at no cost, by writing or telephoning the office of Treasurer, RLI Corp., 9025 N. Lindbergh Drive, Peoria, Illinois 61615, telephone: (309) 692-1000, or by emailing Aaron H. Jacoby, Treasurer, at aaron_jacoby@rlicorp.com.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Katten Muchin Zavis Rosenman, Chicago, Illinois. Lord, Bissell & Brook LLP, Chicago, Illinois, will act as counsel for the underwriters.

RLI CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Investments
Fixed maturities
Held-to-maturity, at amortized cost	$191,305,570	$231,780,601
Trading, at fair value	8,425,209	8,195,821
Available-for-sale, at fair value	676,053,528	484,818,576
Equity securities, at fair value	250,357,695	227,342,269
Short-term investments, at cost	50,681,151	47,890,010

Total investments	1,176,823,153	1,000,027,277
Accrued investment income	11,104,522	9,454,106
Premiums and reinsurance balances receivable	137,508,223	122,257,711
Ceded unearned premium	101,995,864	95,406,453
Reinsurance balances recoverable on unpaid losses	349,274,825	340,886,393
Deferred policy acquisition costs	63,078,249	60,102,086
Property and equipment	18,524,438	17,756,773
Investment in unconsolidated investee	30,446,867	25,260,857
Goodwill and indefinite-lived intangibles	26,214,491	27,882,491
Other assets	16,294,272	20,293,790

TOTAL ASSETS	$1,931,264,904	$1,719,327,937

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Unpaid losses and settlement expenses	$842,858,570	$732,838,191
Unearned premiums	365,670,014	350,803,158
Reinsurance balances payable	91,095,339	78,231,343
Short-term debt, LOC and notes payable	48,282,750	54,356,250
Income taxes-current	3,763,871	1,786,897
Income taxes-deferred	33,626,307	26,022,212
Other liabilities	19,234,762	18,734,426

TOTAL LIABILITIES	1,404,531,613	1,262,772,477

Shareholders' Equity:
Common stock ($1 par value) (30,942,917 shares issued at 9/30/03) (30,472,864 shares issued at 12/31/02)	30,942,917	30,472,864
Paid-in capital	179,708,477	170,204,681
Accumulated other comprehensive earnings	83,613,833	71,297,147
Retained earnings	313,482,575	265,573,238
Deferred compensation	5,939,296	5,531,085
Less: Treasury shares at cost (5,792,487 shares at 9/30/03) (5,791,689 shares at 12/31/02)	(86,953,807)	(86,523,555)

TOTAL SHAREHOLDERS' EQUITY	526,733,291	456,555,460

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,931,264,904	$1,719,327,937

The accompanying notes are an integral part of the financial statements.

RLI CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS AND COMPREHENSIVE EARNINGS

(Unaudited)

	For the Nine-Month Period Ended September 30,
	2003	2002
Net premiums earned	$341,725,342	$247,427,375
Net investment income	32,755,092	28,057,979
Net realized investment gains (loss)	11,322,861	(3,772,542)

	385,803,295	271,712,812

Losses and settlement expenses	206,798,410	144,463,119
Policy acquisition costs	88,624,737	75,757,707
Insurance operating expenses	20,587,186	17,624,660
Interest expense on debt	593,169	1,361,660
General corporate expenses	2,870,921	2,612,882

	319,474,423	241,820,028

Equity in earnings of uncons. investee	5,166,277	3,566,907

Earnings before income taxes	71,495,149	33,459,691
Income tax expense	16,298,025	8,760,993

Net earnings	$55,197,124	$24,698,698

Other compre. earnings (loss), net of tax	12,316,686	(32,032,857)

Comprehensive earnings (loss)	$67,513,810	$(7,334,159)

Earnings per share:
Basic:
Basic net earnings per share	$2.20	$1.24

Basic compre. earnings (loss) per share	$2.69	$(0.37)

Diluted:
Diluted net earnings per share	$2.14	$1.21

Diluted compre. earnings (loss) per share	$2.62	*

Weighted average number of common shares outstanding
Basic	25,107,405	19,852,123
Diluted	25,793,093	20,425,765
Cash dividends declared per common share	$0.29	$0.26

*
The impact of common stock equivalents was antidilutive

The accompanying notes are an integral part of the financial statements.

RLI CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine-Month Period Ended September 30,
	2003	2002
Net cash provided by operating activities	$149,828,290	$120,843,001

Cash Flows from Investing Activities
Investments purchased	(366,777,772)	(179,999,399)
Investments sold	175,104,977	57,642,603
Investments called or matured	44,541,962	39,588,627
Net proceeds from the sale of insurance shell	5,100,000	0
Net decrease in short-term investments	(3,694,641)	(42,354,048)
Change in notes receivable	1,500,000	500,000
Net property and equipment purchased	(3,199,574)	(2,433,909)

Net cash used in investing activities	(147,425,048)	(127,056,126)

Cash Flows from Financing Activities
Cash dividends paid	(6,994,044)	(4,861,747)
Payments on debt	(6,500,000)	(762,875)
Proceeds from issuance of debt	426,500	10,940,000
Proceeds from issuance of common stock	10,047,504	0
ISO Share issuance	638,839	416,969
Treasury shares (purchased) reissued	(22,041)	480,778

Net cash (used in)provided by financing activities	(2,403,242)	6,213,125

Net increase in cash	0	0

Cash at the beginning of the year	0	0

Cash at September 30	$0	$0

The accompanying notes are an integral part of the financial statements.

RLI CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—The financial information is prepared in conformity with accounting principles generally accepted in the United States of America (GAAP), and such principles are applied on a basis consistent with those reflected in the 2002 annual report filed with the Securities and Exchange Commission. Management has prepared the financial information included herein without audit by independent certified public accountants. The condensed consolidated balance sheet as of December 31, 2002 has been derived from, and does not include all the disclosures contained in, the audited consolidated financial statements for the year ended December 31, 2002.

        The information furnished includes all adjustments and normal recurring accrual adjustments, which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results of operations for the nine-month periods ended September 30, 2003 and 2002 are not necessarily indicative of the results of a full year.

        The accompanying financial data should be read in conjunction with the notes to the financial statements contained in the 2002 Annual Report on Form 10-K.

        Earnings Per Share:    Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the dilution that could occur if securities or other contracts to issue common stock (common stock equivalents) were exercised or converted into common stock. When inclusion of common stock equivalents increases the earnings per share or reduces the loss per share, the effect on earnings is antidilutive. Under these circumstances, the diluted net earnings or net loss per share is computed excluding the common stock equivalents.

        Pursuant to disclosure requirements contained in Statement 128, "Earnings Per Share," the following represents a reconciliation of the numerator and denominator of the basic and diluted EPS computations contained in the financial statements.

	For the Nine-Month Period Ended September 30, 2003
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Income available to common stockholders	$55,197,124	25,107,405	$2.20
Effect of Dilutive Securities
Incentive Stock Options	—	685,688

Diluted EPS
Income available to common stockholders	$55,197,124	25,793,093	$2.14

        Other Accounting Standards:    In December 2002, the Financial Accounting Standards Board (FASB) published Statement of Financial Accounting Standards (SFAS) 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation" and provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation, including disclosures in interim financial statements. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The provisions for interim-period disclosures were effective for interim periods beginning after December 31, 2002 and are summarized in the stock based compensation section on the following page.

        Stock based compensation:    We grant to officers and directors stock options for shares with an exercise price equal to the fair market value of the shares at the date of grant. We account for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly recognize no compensation expense for the stock option grants.

        Had compensation cost for the plan been determined consistent with SFAS 123, our net income and earnings per share would have been reduced to the following pro forma amounts:

	For the Nine-Month Period Ended September 30,
	2003	2002
Net income, as reported	$55,197,124	$24,698,698
Add: Stock-based employee compensation expense included in reported income, net of related tax effects	—	—
Deduct: Total stock-based employee compensation expense determined under fair-value-based methods for all awards, net of related tax effects	(1,256,847)	(1,135,237)

Pro forma net income	$53,940,277	$23,563,461

Earnings per share:
Basic—as reported	$2.20	$1.24
Basic—pro forma	$2.15	$1.19
Diluted—as reported	$2.14	$1.21
Diluted—pro forma	$2.09	$1.15

        These pro forma amounts may not be representative of the effects of SFAS 123 on pro forma net income for future periods because options vest over several years and additional awards may be granted in the future.

        Intangible assets:    In accordance with SFAS 142, "Goodwill and Other Intangible Assets," the amortization of goodwill and indefinite-lived intangible assets is not permitted. Goodwill and indefinite-lived intangible assets remain on the balance sheet and are tested for impairment on an annual basis, or when there is reason to suspect that their values may have been diminished or impaired. Goodwill and indefinite-lived intangible assets, which relate to our surety segment, are listed separately on the balance sheet and totaled $26.2 million at September 30, 2003. In conjunction with the sale of the insurance company shell in July 2003, we recorded a $1.7 million reduction to indefinite-lived intangible assets, which represented the unamortized value of insurance licenses sold during this transaction. Impairment testing was performed during 2003, pursuant to the requirements of SFAS 142. Based upon this valuation analysis, these assets do not appear to be impaired.

        Intangible assets with definite lives continue to be amortized over their estimated useful lives. Definite-lived intangible assets that continue to be amortized under SFAS 142 relate to our purchase of customer-related and marketing-related intangibles. At September 30, 2003, net definite-lived intangible assets totaled $2.4 million, net of $3.3 million of accumulated amortization, and are included in other assets. Definite-lived intangibles are subject to review for impairment pursuant to the requirements of

SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 requires, among other things, that we review our long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Of our $2.4 million net definite-lived intangible asset, $874,000 relates to the contract surety book. Given the difficulties experienced in the contract surety book, we believed a review of this intangible asset was warranted during the second quarter of 2003. In accordance with SFAS 144, this asset was tested for impairment by comparing the asset's projected undiscounted cash flows to its carrying value. Results of this test indicated projected undiscounted cash flows in excess of the current carrying value. As a result, no impairment was indicated. We will continue to monitor the recoverability of this definite-lived intangible asset.

        Other accounting standards:    In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 was designed to improve financial reporting by requiring contracts with comparable characteristics be accounted for similarly. With some exception, this Statement is effective on a prospective basis for contracts entered into or modified after June 30, 2003.

        In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for the classification in the statement of financial position of certain financial instruments that have characteristics of both liabilities and equity but may have previously been presented either entirely as equity or between the liabilities section and the equity section of the statement of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003.

        It is to be implemented by reporting a cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption.

        The provisions of SFAS 149 and 150 are not anticipated to have a material impact on our consolidated financial statements. For a discussion of other recently issued accounting pronouncements, see pages 36-39 of our 2002 Annual Report.

        2.     INDUSTRY SEGMENT INFORMATION—Selected information by industry segment for the nine months ended September 30, 2003 and 2002 is presented below.

	EARNINGS		REVENUES
	2003	2002	2003	2002
	(in thousands)
SEGMENT DATA
Property	$26,866	$13,986	$82,088	$64,555
Casualty	3,410	(889)	224,271	145,418
Surety	(4,561)	(3,515)	35,366	37,454
Net investment income	32,755	28,058	32,755	28,058
Realized gains (loss)	11,323	(3,773)	11,323	(3,773)
General corporate expense and interest on debt	(3,464)	(3,974)
Equity in earnings of unconsolidated investee	5,166	3,567

Total segment earnings before income taxes	$71,495	$33,460

Income taxes	16,298	8,761

Total	$55,197	$24,699	$385,803	$271,712

        The following table further summarizes revenues by major product type within each segment:

	For the Nine-Month Period Ended September 30,
	2003	2002
	(in thousands)
Property
Commercial property	$76,724	$59,255
Homeowners/residential property	5,364	5,300

Total	$82,088	$64,555

Casualty
General liability	$92,800	$52,113
Specialty program business	38,846	17,530
Commercial transportation	37,277	32,120
Commercial and personal umbrella	30,748	24,896
Executive products	9,810	5,888
Other	14,790	12,871

Total	$224,271	$145,418

Surety	$35,366	$37,454

        3.     OTHER MATTERS—On July 1, 2003, we sold an insurance company shell, Underwriters Indemnity Holdings, Inc. (UIH) and its insurance subsidiary, Lexon Insurance Company (formerly known as Underwriters Indemnity Company) to a group of private investors. As part of the sale, we retained the right to use the Underwriters Indemnity name. This transaction, which was recognized in the third quarter, resulted in an after-tax gain of $6.9 million, $0.27 per diluted share. This gain relates to the value of licenses sold and certain tax benefits associated with a tax loss on the sale of this shell.

        Additionally, we recorded a $1.7 million reduction to indefinite-lived intangible assets, which represented the unamortized value of insurance licenses sold during this transaction.

        In conjunction with the sale of the shell, in-force business was assumed by one of our other insurance subsidiaries, RLI Insurance Company. The sale of this shell will have no material impact on our ongoing insurance operations.

PROSPECTUS

$150,000,000

Debt Securities

RLI CAPITAL TRUST I

Trust Preferred Securities
Guaranteed By
RLI Corp.

        We may use this prospectus to offer and sell debt securities from time to time. The trust may use this prospectus to offer and sell trust preferred securities from time to time representing undivided beneficial interests in its assets, which we will fully and unconditionally guarantee to the extent described in this prospectus. We or the trust will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any supplements before deciding to invest.

        Our common stock is traded on The New York Stock Exchange under the symbol "RLI." Any prospectus supplement will also contain information, where applicable, as to any other listing on a securities exchange of the securities covered by such prospectus supplement. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

        Consider carefully the Risk Factors beginning on page 4 before deciding to invest in these securities.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2003.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we, RLI Corp., filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we and/or the trust may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we and/or the trust may offer. Each time we or the trust sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the trust has authorized anyone to provide you with different information. Neither we nor the trust are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. When we use the terms "RLI," "we," "us," and "our," we are referring to RLI Corp. together with its consolidated subsidiaries. When we use the term "trust" we are referring to RLI Capital Trust I.

RLI CORP.

        We are a specialty property and casualty insurer operating on both an admitted and excess and surplus basis. Our business objective is to provide fundamentally innovative casualty, property and surety insurance products and services not generally available in the marketplace. We conduct operations principally through three insurance companies. RLI Insurance Company, our principal subsidiary, writes multiple lines insurance on an admitted basis in all 50 states, the District of Columbia and Puerto Rico. Mt. Hawley Insurance Company, a subsidiary of RLI Insurance Company, writes surplus lines insurance in all 50 states, the District of Columbia, Puerto Rico, the Virgin Islands and Guam. RLI Indemnity Company, a subsidiary of Mt. Hawley, has authority to write multiple lines insurance on an admitted basis in 48 states and the District of Columbia. Other companies in our group include: Replacement Lens Inc., RLI Insurance Agency, Ltd., RLI Insurance Ltd., Underwriters Indemnity General Agency, Inc. and Safe Fleet Insurance Services, Inc.

        As a "niche" company, we offer specialty insurance products designed to meet specific insurance needs of targeted insured groups. A niche company underwrites a particular type of coverage for certain markets that are underserved by the insurance industry, such as our difference in conditions coverage and oil and gas surety bonds. A niche company also provides a type of product not generally offered by other companies, such as our personal umbrella policy. The excess and surplus market provides an alternative market for customers with hard-to-place risks and risks that admitted insurers specifically refuse to write. When we underwrite within the surplus lines market, we are selective in the line of business and type of risks we choose to write. Often, the development of these specialty insurance products is generated through proposals brought to us by an agent or broker seeking coverage for a specific group of clients. Once a proposal is submitted, underwriters determine whether a proposal would be a viable product in keeping with our business objectives.

        We attempt to combine profitable underwriting, solid investment returns and effective capital management to deliver consistent, long-term growth in shareholder value. The interests of our skilled and experienced management team are aligned with those of our shareholders through compensation programs that reward long-term, profitable underwriting and performance.

        We develop innovative coverages designed to meet specific needs, create highly automated, self-underwriting products, and bring high levels of service to underserved customers. We also utilize technology to allow our business partners to conduct business with us directly, either by submitting business for underwriting consideration or, in many cases, binding and issuing policies directly from their own offices.

        We are an Illinois corporation with our principal executive offices located at 9025 N. Lindbergh Drive, Peoria, Illinois 61615. Our telephone number at that location is (309) 692-1000.

RLI CAPITAL TRUST I

        The trust is a statutory trust created under Delaware law pursuant to:

  •
  a trust agreement executed by us, as sponsor of the trust, and the trustees for the trust; and

  •
  the filing of a certificate of trust with the Delaware Secretary of State on October 2, 2003.

        The trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part. The amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The trust exists for the exclusive purposes of:

  •
  issuing and selling the trust preferred securities that represent undivided beneficial interests in the assets of the trust;

  •
  using the gross proceeds from the sale of the trust preferred securities to acquire a particular series of our subordinated debt securities; and

  •
  engaging in only those other activities necessary or incidental to the issuance and sale of the trust preferred securities and purchase of our subordinated debt securities.

        The subordinated debt securities that we may issue to the trust will be the sole assets of the trust, and our payments with respect to those debt securities, and our payments under an agreement as to expenses and liabilities between us and the trust, will be the sole source of revenue of the trust.

        We will directly or indirectly own all of the common securities of the trust. The common securities of the trust will rank equally, and payments will be made thereon pro rata, with the trust preferred securities of the trust, except that, if an event of default under the amended and restated trust agreement resulting from an event of default under our subordinated debt securities held by the trust has occurred and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Unless otherwise disclosed in the applicable prospectus supplement, we will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of the trust.

        Unless otherwise disclosed in the applicable prospectus supplement, the trust has a term of approximately 55 years, but may dissolve earlier as provided in the amended and restated trust agreement of the trust. Unless otherwise disclosed in the applicable prospectus supplement, the trust's business and affairs will be conducted by the trustees appointed by us, as the direct or indirect holder of all of the common securities. The holder of the common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. The duties and obligations of the trustees of the trust will be governed by the amended and restated trust agreement of the trust.

        Unless otherwise disclosed in the applicable prospectus supplement, two of the trustees of the trust will be administrative trustees. The administrative trustees will be persons who are employees or officers of or otherwise affiliated with us. One trustee of the trust will be the property trustee. The property trustee will be a financial institution that is not affiliated with us, that has a minimum amount of combined capital and surplus of not less than $50,000,000 and that will act as property trustee under the terms set forth in the applicable prospectus supplement. The property trustee will also act as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. In addition, one trustee of the trust, which trustee will reside in or have its principal place of business in the State of Delaware, will be the "Delaware trustee." The Delaware trustee may be the property trustee, if it otherwise meets the requirements of applicable law. We will pay all fees and expenses related to the trust and the offering of trust preferred securities and common securities.

        The principal executive office for the trust is located at c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890; telephone (866) 542-2135.

RISK FACTORS

        You should consider carefully the following risks, as well as the other information contained in, and incorporated by reference into, this prospectus, before investing in the securities offered by this prospectus. If any of the events described in the following risk factors actually occurs, our business, financial condition and results of operations could be adversely affected. You should refer to the other information set forth in this prospectus and our consolidated financial statements and the related notes incorporated by reference herein.

Catastrophic losses could adversely affect our results of operations, liquidity and financial condition.

        The greatest risk of loss we face in the ordinary course of our business is property damage resulting from catastrophic events, particularly earthquakes in California and hurricanes and tropical storms affecting Hawaii or the U.S. mainland. Approximately 44% of our 2002 total property premiums were written in California. Most of our past catastrophe-related claims have resulted from earthquakes and hurricanes. For example, in 1994 and 1995, we incurred a total net loss of $30 million related to the Northridge earthquake. Catastrophes can also be caused by various events, including windstorms, hailstorms, explosions, severe winter weather and fires and may include terrorist events such as the attacks on the World Trade Center and the Pentagon on September 11, 2001. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to fairly specific geographic areas; however, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. Catastrophes can cause losses in a variety of our property and casualty lines, and it is possible that a catastrophic event or multiple catastrophic events could have a material adverse effect upon our results of operations, liquidity and financial condition.

Actual insured losses may be greater than our loss reserves, which would negatively impact our financial condition and results of operations.

        Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expense. Loss reserves are just an estimate of what we anticipate the ultimate costs of claims to be and do not represent an exact calculation of liability. Estimating loss reserves is a difficult and complex process involving many variables and subjective judgments. As part of the reserving process, we review historical data and consider the impact of various factors such as:

  •
  trends in claim frequency and severity;

  •
  changes in operations;

  •
  emerging economic and social trends;

  •
  inflation; and

  •
  changes in the regulatory and litigation environments.

        This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates. If the actual amount of insured losses is greater than the amount we have reserved for these losses, our financial condition and results of operations could suffer.

        We are involved in a complex set of litigation arising out of an equipment and vehicle leasing program of Commercial Money Center. While it is impossible to ascertain the ultimate outcome of this matter at this time, we believe, based upon facts known to date and the opinion of trial counsel, that our position is meritorious. However, litigation is subject to inherent uncertainties, and if there were an outcome unfavorable to us, there exists the possibility of a material adverse impact on our results of operations in the period in which the outcome occurs.

Our reinsurers may not pay on losses in a timely fashion, or at all, which may increase our costs.

        We purchase reinsurance by transferring part of the risk we have assumed (known as ceding) to a reinsurance company in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us (the reinsured) of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. That is, our reinsurers may not pay claims made by us on a timely basis, or they may not pay some or all of these claims. Either of these events would increase our costs and could have a material adverse effect on our business.

If we cannot obtain adequate reinsurance protection for the risks we have underwritten, we may be exposed to greater losses from these risks or we may reduce the amount of business we underwrite, which will reduce our revenues.

        Market conditions beyond our control determine the availability and cost of the reinsurance protection that we purchase. In addition, the historical results of reinsurance programs and the availability of capital also affect the availability of reinsurance. Our reinsurance facilities are generally subject to annual renewal. We cannot be sure that we can maintain our current reinsurance facilities or that we can obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase, which could increase our costs, or, if we were unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments, especially catastrophe exposed risks, which would reduce our revenues. We have seen, and expect to continue to see, a significant tightening in pricing and in the terms and conditions for reinsurance that we purchase.

Our results of operations and revenues may fluctuate as a result of many factors, including cyclical changes in the insurance industry, which may cause the price of our securities to be volatile.

        The results of operations of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. Our profitability can be affected significantly by:

  •
  rising levels of loss costs that we cannot anticipate at the time we price our products;

  •
  volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks;

  •
  changes in the level of reinsurance capacity;

  •
  changes in the amount of loss reserves resulting from new types of claims and new or changing judicial interpretations relating to the scope of insurers' liabilities; and

  •
  fluctuations in equity markets and interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses.

        In addition, the demand for property and casualty insurance can vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases, causing our revenues to fluctuate. These fluctuations in results of operations and revenues may cause the price of our securities to be volatile.

Our investment results and, therefore, our financial condition may be impacted by changes in the business, financial condition or operating results of the entities in which we invest, as well as changes in interest rates, government monetary policies, general economic conditions and overall market conditions.

        We invest the premiums we receive from customers until they are needed to pay policyholder claims or until they are recognized as profits. At June 30, 2003, our investment portfolio consisted of $779.0 million in fixed maturity securities, $247.9 million in equity securities and $57.3 million in short term investments. For the six months ended June 30, 2003, we experienced a $30.7 million pre-tax unrealized gain on our investment portfolio. However, for the fiscal year ended December 31, 2002, we experienced a $34.1 million pre-tax unrealized loss on our investment portfolio. The 2002 loss and the 2003 year-to-date gain reflect largely stock market and bond market fluctuations experienced during 2002 and the first six months of 2003, respectively. Fluctuations in the value of our investment portfolio can occur as a result of changes in the business, financial condition or operating results of the entities in which we invest, as well as changes in interest rates, government monetary policies and general economic conditions. These fluctuations may, in turn, negatively impact our financial condition.

We compete with a large number of companies in the insurance industry for underwriting revenues.

        We compete with a large number of other companies in our selected lines of business. We face competition both from specialty insurance companies, underwriting agencies and intermediaries, as well as diversified financial services companies that are significantly larger than we are and that have significantly greater financial, marketing, management and other resources than we do. Some of these competitors also have significantly greater experience and market recognition than we do. We may incur increased costs in competing for underwriting revenues. If we are unable to compete effectively in the markets in which we operate or to expand our operations into new markets, our underwriting revenues may decline.

        A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

  •
  an increase in capital-raising by companies in our lines of business, which could result in new entrants to our markets and an excess of capital in the industry;

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  the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to our markets;

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  the implementation of commercial lines deregulation in several states, which could increase competition from standard carriers for our excess and surplus lines of insurance business;

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  programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other "alternative markets" types of coverage; and

  •
  changing practices caused by the Internet, which may lead to greater competition in the insurance business.

        New competition from these developments could cause the supply and/or demand for insurance or reinsurance to change, which could affect our ability to price our products at attractive rates and thereby adversely affect our underwriting results.

A downgrade in our ratings from A.M. Best, Standard & Poor's or Moody's could negatively affect our business.

        Ratings are a critical factor in establishing the competitive position of insurance companies. Our insurance companies are rated by A.M. Best Company, Standard & Poor's Corporation and Moody's. A.M. Best, Standard & Poor's and Moody's ratings reflect their opinions of an insurance company's and an insurance holding company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, and are not evaluations directed to investors. Our ratings are subject to periodic review by A.M. Best, Standard & Poor's and Moody's, and we cannot assure the continued maintenance of our current ratings. In 2003, A.M. Best reaffirmed its "A" (Excellent) rating for the combined entity of RLI Insurance Company and Mt. Hawley and its rating for PIC remained "A-" (Excellent). In 2003, Standard and Poor's reaffirmed our "A+" rating. In 2003, Moody's assigned a group rating of "A3" (Good) to the combined entity of RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company. Because these ratings have become an increasingly important factor in establishing the competitive position of insurance companies, if our ratings are reduced from their current levels by A.M. Best, Standard & Poor's and/or Moody's, our competitive position in the industry, and therefore our business, could be adversely affected. A significant downgrade could result in a substantial loss of business as policyholders might move to other companies with higher claims-paying and financial strength ratings.

We are subject to extensive regulation, which may adversely affect our ability to achieve our business objectives. Moreover, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

        We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations, generally administered by a department of insurance in each state in which we do business, relate to, among other things:

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  approval of policy forms and premium rates;

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  standards of solvency, including risk-based capital measurements;

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  licensing of insurers and their producers;

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  restrictions on the nature, quality and concentration of investments;

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  restrictions on the ability of our insurance company subsidiaries to pay dividends to us;

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  restrictions on transactions between insurance company subsidiaries and their affiliates;

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  restrictions on the size of risks insurable under a single policy;

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  requiring deposits for the benefit of policyholders;

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  requiring certain methods of accounting;

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  periodic examinations of our operations and finances;

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  prescribing the form and content of records of financial condition required to be filed; and

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  requiring reserves for unearned premium, losses and other purposes.

        State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives.

        In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations or practices that we believe may be generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.

We are an insurance holding company and, therefore, may not be able to receive dividends from our insurance subsidiaries in needed amounts.

        At the holding company level, our principal assets are the shares of capital stock of our insurance company subsidiaries. We may rely on dividends from our insurance company subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations, dividends to shareholders and corporate expenses. The payment of dividends by our insurance company subsidiaries will depend on the surplus and future earnings of these subsidiaries and is also subject to regulatory restrictions. The maximum dividend distribution is limited by Illinois law to the greater of 10% of RLI Insurance Company's policyholder surplus as of December 31 of the preceding year or its net income for the 12-month period ending December 31 of the preceding year. Therefore, the maximum dividend distribution that can be paid by RLI Insurance Company during 2003 without prior approval is $40.1 million, or 10% of RLI Insurance Company's 2002 policyholder surplus. As a result, we may not be able to receive dividends from our subsidiaries at times and in amounts necessary to meet our debt service obligations or to pay dividends to our shareholders or corporate expenses. During the first six months of 2003, RLI Insurance Company paid total dividends of $3.3 million to us.

We may be unable to attract and retain qualified employees.

        We depend on our ability to attract and retain qualified executive officers, experienced underwriting talent and other skilled employees who are knowledgeable about our business. If the quality of our executive officers, underwriting team and other personnel decreases, we may be unable to maintain our current competitive position in the specialized markets in which we operate and unable to expand our operations into new markets.

Anti-takeover provisions affecting us could prevent or delay a change of control that is beneficial to you.

        Provisions of our articles of incorporation and by-laws, and provisions of applicable Illinois law and applicable federal and state regulations may discourage, delay or prevent a merger, tender offer or other change of control that holders of our securities may consider favorable. Certain of these provisions impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. These provisions could:

  •
  have the effect of delaying, deferring or preventing a change in control of us;

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  discourage bids for our securities at a premium over the market price;

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  adversely affect the market price of, and the voting and other rights of the holders of, our securities; or

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  impede the ability of the holders of our securities to change our management.

        See "Description of Capital Stock" for a summary of these provisions.

NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference forward-looking statements. Forward-looking statements may be identified by the use of terms such as "believes," "expects," "estimates," "may," "intends," "plans," "will," "should," or "anticipates" or the negative of those terms or similar expressions or by discussions of strategy. We have based our forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including:

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  the occurrence of man-made or natural catastrophic events;

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  the occurrence of significant changes in products or adverse changes in insurance and financial market conditions;

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  changing legal and social trends and the inherent uncertainties of the reserving process;

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  the ability to collect reinsurance recoverables;

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  changes in the availability, cost or quality of reinsurance;

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  developments in domestic and international financial markets that could affect our investment portfolios;

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  changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

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  uncertainties and changes in government policy, regulatory policy, statutory law or case law, with respect to our companies, brokers or customers, that can impede our ability to charge adequate rates and efficiently allocate capital;

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  the loss of the services of any of our executive officers or underwriters;

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  changing rates of inflation and other economic conditions; and

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  the effects of mergers, acquisitions and divestitures.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their dates.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement accompanying this prospectus, we intend to use the net proceeds of any sale of securities under this prospectus for the repayment of certain outstanding indebtedness, additional capital for our insurance subsidiaries, working capital, capital expenditures, acquisitions and general business purposes. The trust will invest all proceeds received from the sale of its trust preferred securities and common securities in a particular series of our subordinated debt securities. Until we use the net proceeds in the manner described above, we temporarily may use them to make short-term investments or reduce short-term borrowings.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Six Months Ended June 30,		Fiscal Years Ended December 31,
2003	2002	2002	2001	2000	1999	1998
47.6	19.4	17.7	11.2	7.1	10.1	15.1

        The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income before equity in earnings of unconsolidated investee, plus fixed charges. Fixed charges consist of interest expense on debt, plus one-third of rental expense deemed to represent an interest factor.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

        We may from time to time offer under this prospectus unsecured senior debt securities.

        The trust may offer preferred securities of the trust representing undivided beneficial interests in its assets, which will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

        The aggregate initial offering price of the offered securities will not exceed $150,000,000.

DESCRIPTION OF DEBT SECURITIES

        The following is a general description of the debt securities that we may issue from time to time. The particular terms relating to each debt security will be set forth in a prospectus supplement.

        The debt securities will be our direct obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt and will be issued under a senior debt indenture.

        Our subordinated debt securities that are issued to the trust in connection with the issuance of trust preferred securities and common securities by that trust are to be issued under an indenture that we sometimes refer to in this prospectus as the "subordinated indenture." The subordinated debt securities issued to the trust pursuant to the subordinated indenture will have a junior position to all of our senior debt and all of our senior subordinated debt.

        The senior debt indenture and the subordinated indenture will be qualified under the Trust Indenture Act of 1939 and will be between us and J.P. Morgan Trust Company, National Association, as trustee.

        Because a significant part of our operations are conducted through our insurance subsidiaries, a significant portion of our cash flow, and consequently, our ability to service debt, including the debt securities, is dependent upon the earnings of those subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowings. Our insurance subsidiaries may only declare and pay dividends to us if they are permitted to do so under the insurance laws and regulations of the states where they are domiciled. See "Risk Factors" beginning on page 4.

        Some of our subsidiaries may finance their operations by borrowing from external creditors; lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us.

        In addition, holders of our debt securities will have a junior position to claims of creditors of our subsidiaries, including policyholders, trade creditors, debt holders, secured creditors, taxing and regulatory authorities, guarantee holders and any preferred stockholders. As of the date of this prospectus, except for the claims of policyholders and short-term borrowings, none of our subsidiaries has incurred any material amount of indebtedness or other obligations that would effectively rank senior to our debt securities. Any claims we have as an unsecured creditor of our subsidiary would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to the indebtedness held by us.

        We have summarized below the material provisions of the two indentures. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the forms of indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination and the issuance of securities to a trust. You should read the indentures for provisions that may be important to you.

Terms Applicable to All Debt Securities

  No Limit On Debt Amounts

        The indentures do not limit the amount of debt that can be issued under the indentures. These amounts are set from time to time by our Board of Directors.

  Prospectus Supplements

        The applicable prospectus supplement will summarize the specific terms for the debt securities and the related offering including, with respect to each series of debt securities, some or all of the following:

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  title and form of the securities;

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  offering price;

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  any limit on the amount that may be issued;

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  maturity date(s);

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  interest rate or the method of computing the interest rate (including, if applicable, any provisions relating to the resetting of such rate and any maximum rate applicable to any reset rate);

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  dates on which interest will accrue, or how the dates will be determined, the interest payment dates and any related record dates;

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  terms and conditions on which the debt securities may be redeemed, in whole or in part, at our option;

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  date(s), if any, on which, and the price(s) at which, we are obligated to redeem, or at the holder's option to purchase, in whole or in part, the debt securities and related terms and provisions;

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  details of any required sinking fund payments;

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  the currency or currencies in which the debt securities will be denominated or payable, if other than U.S. dollars;

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  any index, formula or other method by which payments on the debt securities will be determined, and any special voting or defeasance provisions in connection with a determination, if the amount of payments are to be determined with reference to an index, formula or other method;

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  the persons to whom payments of interest will be made;

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  any provisions granting special rights to holders when a specified event occurs;

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  any changes to or additional events of default or covenants;

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  any special tax implications of the debt securities, including under what circumstances, if any, and with what procedures and documentation we will pay additional amounts on the debt securities held by a non-U.S. person in respect of taxes, assessments or similar charges withheld or deducted and, if so, the terms related to any option we will have to redeem those debt securities rather than pay those additional amounts;

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  whether or not the debt securities will be issued in global form and who the depositary will be;

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  any restrictions on the registration, transfer or exchange of the debt securities;

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  the place or places where debt securities may be surrendered for registration of transfer or for exchange, where notices and demands to or upon us in respect of the debt securities and the indentures may be served and where notices to holders will be published;

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  terms, if any, on which a series of debt securities may be convertible into or exchangeable for our shares of common stock, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option;

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  if the debt securities are convertible or exchangeable, the events or circumstances that will result in adjustments to the conversion or exchange price and the formulae for determining the adjusted price;

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  in the case of subordinated debt securities issued to the trust, the terms and conditions of any obligation or right of ours or a holder to convert or exchange such subordinated debt securities into trust preferred securities of the trust;

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  in the case of subordinated debt securities issued to the trust, the terms and conditions of the amended and restated trust agreement and, the agreement relating to our guarantee of the trust preferred securities of that trust;

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  subordination terms of any subordinated debt securities; and

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  any other terms that are not inconsistent with the indenture applicable to a series of debt securities, including any terms that may be required by or advisable under United States laws or regulations or advisable (as determined by us) in connection with the marketing of that series of debt securities.

        Unless otherwise provided in an applicable indenture relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange, other than exchanges not involving any transfer, like the issuance of definitive securities in replacement of temporary securities or the issuance of new securities upon surrender of a security that is redeemed or purchased in part.

        A series of debt securities may be issued under the relevant indenture as original issue discount securities, which are securities that are offered and sold at a substantial discount from their stated principal amount. In addition, debt securities offered and sold at their stated principal amount may under some circumstances, pursuant to applicable Treasury Regulations, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to those securities.

  Covenants

        We will agree in the indentures to:

  •
  pay the principal, interest and any premium on the debt securities when due;

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  maintain an office or agency in New York City, where debt securities may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the debt securities and the relevant indenture may be served;

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  prepare and file or deliver certain reports, as more fully specified in the relevant indenture, with the trustee under the relevant indenture, the SEC, and/or registered holders of debt securities, as the case may be;

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  deliver to the trustee under the relevant indenture, as more fully specified in that indenture, officers' certificates relating to our compliance under the relevant indenture and the occurrence of any default or event of default under that indenture;

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  file with the trustee under the relevant indenture and the SEC, in accordance with, and as may be required by, the rules and regulations prescribed from time to time by the SEC, the additional information, documents and reports with respect to compliance by us with the conditions and covenants provided for in the relevant indenture;

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  unless our Board of Directors determines that it is no longer desirable in the conduct of our business and our significant subsidiaries, taken as a whole, and that there will be no adverse impact in any material respect to the holders of debt securities, subject to those exceptions as more fully specified in the relevant indenture, do or cause to be done all things necessary to preserve and keep in full force and effect:

  •
  our existence as a corporation, and the corporate, partnership or other existence of each of our significant subsidiaries, in accordance with their respective organizational documents; and

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  the rights, licenses and franchises of us and certain of our subsidiaries; and

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  not at any time seek application of any applicable stay, extension or usury law that may affect the covenants or the performance under the indentures.

  Consolidation, Merger and Sale of Assets

        We will not consolidate with or merge into any other entity or transfer all or substantially all of our assets unless:

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  we are the surviving entity; or

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  the successor or surviving entity is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and assumes all of our obligations under the debt securities and the indentures pursuant to supplemental indentures in forms reasonably satisfactory to the trustee(s) under the indentures; and, in either case,

  •
  after giving effect to such transaction, no event of default under the indentures and no event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing.

        Upon any such consolidation, merger or transfer, the successor will be substituted for us under the indentures. In the case of a sale of all of our assets that meets the requirements stated in the immediately preceding paragraph, we will be relieved of all obligations and covenants under the indentures and the debt securities.

  Satisfaction and Discharge

        Upon our request, the relevant indenture will no longer be effective with respect to any series for almost all purposes if either:

  •
  all outstanding securities of that series have been delivered to the trustee for cancellation, we have paid all sums payable in respect of that series and we have delivered to the trustee a certificate and opinion of legal counsel that all conditions precedent to satisfaction and discharge have been fulfilled; or

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  the only securities that are still outstanding have, or within one year will, become due and payable or are to be called for redemption, we have deposited with the trustee funds that are sufficient to make all future payments, no default or event of default will have occurred and be continuing on the date of that deposit and that deposit will not result in a breach of any other instrument by which we are bound, we have paid all other sums payable in respect of that series, and we have delivered to the trustee a certificate and opinion of counsel that all conditions precedent to satisfaction and discharge have been fulfilled.

  Legal Defeasance and Covenant Defeasance

        Under each indenture, we may elect with respect to a series of debt securities at our option and subject to the satisfaction of the conditions described below, either:

  •
  to be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of the applicable series and to have satisfied all of our other obligations under the debt securities of the applicable series and under the provisions of the relevant indenture, which we refer to as legal defeasance; or

  •
  to be released from some of our obligations under the relevant indenture, which we refer to as covenant defeasance.

        We can exercise legal or covenant defeasance if we put in place the following arrangements:

  •
  we must irrevocably deposit with the applicable indenture trustee (or another trustee meeting certain eligibility requirements and agreeing to be bound by the applicable provisions of the relevant indenture), in trust, for the benefit of the holders of the applicable series of debt securities:

  •
  cash in United States dollars;

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  non-callable and non-redeemable direct obligations of the United States of America or of an agency or instrumentality controlled or supervised by the United States of America, in each instance, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America; or

  •
  a combination of the foregoing that, in each case, is sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities of the applicable series on their stated maturity or applicable redemption date, as the case may be, and any mandatory sinking fund payments applicable to that particular series of the debt securities on the day on which the payments are due;

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  we must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding securities of the applicable series will not recognize income, gain or loss for federal income tax purposes solely as a result of the defeasance;

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  no default or event of default shall have occurred and be continuing on the date of the deposit of the amounts to be held in trust for the benefit of the holders (other than a default or event of default resulting from the borrowing of funds to be applied to the deposit) or in the case of any insolvency-related defaults, at any time in the period ending on the 91st day after the date of the deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws that apply to the deposit by us); and

  •
  we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

        After satisfying the conditions for legal defeasance, the applicable debt securities will be deemed outstanding only for limited purposes as more fully set forth in the relevant indenture. After legal defeasance, the holders of outstanding debt securities will have to rely solely on the deposits we make to the trust for repayment of the debt securities.

        After satisfying the conditions for covenant defeasance, the debt securities of the applicable series will be deemed not outstanding for the purposes of the covenants from which we have been released, but will continue to be deemed outstanding for all other purposes under the relevant indenture.

        The applicable prospectus supplement may further describe additional provisions, if any, permitting legal defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

  Information Concerning the Trustee

        J.P. Morgan Trust Company, National Association, is the trustee under the indentures. The prospectus supplement with respect to particular debt securities will describe any changes in our relationship with the trustee at the time that any debt securities are offered.

        J.P. Morgan Trust Company, National Association, administers its corporate trust business at its offices in Chicago, Illinois.

  Form, Exchange, Transfer

        Unless otherwise specified in the prospectus supplement, debt securities will be issued in registered form without coupons. They may also be issued in global form with accompanying book-entry procedures as outlined below.

        A holder of debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. They are transferable at the corporate trust office or corporate trust agency office of the trustee or at any transfer agent designated by us for that purpose. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange, other than exchanges not involving any transfer, such as the issuance of definitive securities in replacement of temporary securities or the issuance of new securities upon surrender of a security that is redeemed or purchased in part.

  Global Securities

        The registered debt securities may be issued in the form of one or more fully registered global securities that will be deposited with and registered in the name of a depositary or with a nominee for a depositary identified in the prospectus supplement. The specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement.

        Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the principal amounts of the debt securities represented by the registered global security beneficially owned by such participants. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such registered global security or on the records of participants for interests of persons holding through participants.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes. Except as set forth below, owners of beneficial interests in a registered global security will not:

  •
  be entitled to have the debt securities represented by such registered global security registered in their names;

  •
  receive or be entitled to receive physical delivery of such debt securities in definitive forms; or

  •
  be considered the owners or holders of the debt securities.

        If the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, if so required by applicable law or regulation, and, in either case, we do not appoint a successor depositary within 90 days, we will issue debt securities in certificated form in exchange for the global security. In addition, we may at any time in our sole discretion decide not to have any debt securities represented by a global security. In such event we will issue debt securities in certificated form in exchange for a global security. The debt securities in certificated form shall be in the same minimal denominations and be of the same aggregate principal amount and tenor as the portion of each global security to be exchanged.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to take any action that a holder is entitled to take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to take such action, and such participants would authorize beneficial owners owning through such participants to take such action.

        Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered global security.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such a registered global security held by the participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name."

        We may at any time determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the registered global security or securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

        If provided in a prospectus supplement relating to a series of debt securities, the debt securities of that series may also be issued in the form of one or more global securities that will be deposited with a common depositary identified in the prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement.

Particular Terms Of The Senior Debt Securities

  Ranking Of Senior Debt Securities

        The senior debt securities will constitute part of our senior debt and rank equally with all our other senior debt that is unsecured. The senior debt securities will be senior to our senior subordinated debt and subordinated debt (whether issued to a trust or otherwise).

  Events Of Default

        The following are events of default under a series of senior debt securities:

  •
  we fail to pay the principal, any premium, or any sinking fund payment, on any senior debt securities of that series when due;

  •
  we fail to pay interest on any senior debt securities of that series within 30 days following the due date;

  •
  we fail to observe or perform any other covenant, representation, warranty or other agreement in the senior indenture applicable to that series and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of all series affected by that failure, treating all those series as a single class; and

  •
  certain events of bankruptcy or insolvency relating to us, whether voluntary or not.

        The prospectus supplement for a particular series may describe additional or different events of default that apply to that series. An event of default with respect to one series of senior debt securities does not necessarily constitute an event of default with respect to any other series of senior debt securities.

        If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the indenture has actual knowledge thereof, the trustee will mail to the holders of senior debt securities of the affected series a notice to that effect within 90 days after it occurs. Except in the case of a default in the payment of principal or interest, the trustee under the senior indenture may withhold notice if and so long as a committee of the trustee's responsible officers in good faith determines that withholding the notice is in the interests of the holders.

        If an event of default with respect to one or more series of senior debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of all series with respect to which the event of default occurs and is continuing, treating all those series as a single class, may declare the principal of, premium, if any, and accrued and unpaid interest on, all the senior debt securities of those series to be immediately due and payable. The holders of a majority in aggregate principal amount of the then outstanding senior debt securities of all series covered by such declaration may annul or rescind the declaration and any related payment default that resulted from the declaration, but not any other payment default. Certain events of bankruptcy and insolvency will result in all outstanding series of senior debt securities becoming due and payable immediately without any further action on the part of the trustee or the holders.

        The senior indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

        The holders of a majority in principal amount of the outstanding senior debt securities of all series with respect to which an event of default occurs and is continuing, treating all those series as a single class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on it, except that:

  •
  the direction cannot conflict with any law or regulation or the indenture;

  •
  the trustee may take any other action deemed proper by the trustee that is not inconsistent with the direction; and

  •
  the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the holders of the senior debt securities not joining in the action.

        A holder may pursue a remedy directly under the indenture or the series of senior debt securities, but before doing so, the following must occur:

  •
  the holder must give to the trustee written notice that an event of default has occurred and is continuing;

  •
  the holders of at least 25% in principal amount of the then outstanding senior debt securities of all affected series, treating all those series as a single class, must make a written request to the trustee to pursue the remedy;

  •
  the holder, or holders, must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

  •
  the trustee does not comply with the request within 30 days after receipt of the request and offer and, if requested, the provision of indemnity; and

  •
  during the 30 day period, the holders of a majority in principal amount of the then outstanding senior debt securities of all those series, treating all those series as a single class, do not give the trustee a direction inconsistent with the written request.

        However, holders have an absolute right to receipt of principal, premium, if any, and interest on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of senior debt securities to bring suit for the enforcement of any payments of principal, premium, if any, and interest on senior debt securities on or after the respective due dates may not be impaired or affected without the consent of that holder.

        The holders of a majority in principal amount of the senior debt securities then outstanding of all affected series, treating all such series as a single class, may by notice to the trustee on behalf of all holders of the senior debt securities of such series waive any past defaults, except:

  •
  a continuing default in payment of the principal of, premium, if any, or interest on, or any sinking fund payment on, senior debt securities of the series; and

  •
  a continuing default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of each holder of senior debt securities affected.

        We will periodically file statements with the trustee regarding our compliance with covenants in the senior indenture.

  Modifications And Amendments

        Except as provided below or more fully specified in the senior indenture, the senior indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of all series of senior debt securities affected by the amendment or supplement, treating all such series as a single class. In addition, the record holders of a majority in principal amount of the outstanding senior debt securities of all series affected by the waiver, treating all such series as a single class, may, with respect to those series, waive defaults under, or compliance with, the provisions of the senior indenture. However, some amendments or waivers require the consent of each holder of any senior debt security affected. Without the consent of each holder, an amendment or waiver may not:

  •
  reduce the principal amount of the senior debt securities of any series whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal or change the fixed maturity of the principal of, any premium on, or any mandatory sinking fund obligation of any senior debt securities of any series or alter the provisions with respect to the redemption of the senior debt securities;

  •
  reduce the rate, or change the time for payment, of interest, including default interest, on any senior debt security of any series;

  •
  waive a default or event of default in the payment of principal of, or interest or premium on, the senior debt securities of any series, except a rescission of acceleration of the senior debt securities by the holders of a majority in aggregate principal amount of the senior debt securities of any series and a waiver of the payment default that resulted from that acceleration;

  •
  make any senior debt security of any series payable in currency other than that stated in the senior debt securities of that series;

  •
  make any change in the provisions of the senior indenture relating to waivers of past defaults or the rights of the holders of senior debt securities to receive payments of principal of, or interest or premium on, the senior debt securities;

  •
  waive a redemption payment with respect to any senior debt security;

  •
  make any change in the right of any holders of senior debt securities regarding waivers of defaults or impair or affect the right of any holder of a senior debt security of any series to receive payment of principal, premium, if any, and interest on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

  •
  make any change in the above amendment and waiver provisions.

        We and the trustee under the senior indenture may amend or supplement the senior indenture or the senior debt securities issued thereunder without the consent of any holder:

  •
  to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the indenture;

  •
  to add other covenants, restrictions or conditions for the protection of the holders of all or any series of senior debt securities;

  •
  to add events of default;

  •
  to provide for the issuance of senior debt securities in coupon form and to provide for exchangeability of those senior debt securities under the indenture in fully registered form;

  •
  to provide for the issuance of, and to establish the form, terms and conditions of, senior debt securities of any series;

  •
  to evidence and provide for the acceptance of appointment by a successor trustee and to add or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  to cure any ambiguity, or to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of senior debt securities of any series are not adversely affected in any material respect under that indenture; or

  •
  to make any change that does not adversely affect the rights of any holder.

Particular Terms Of The Subordinated Debt Securities To Be Issued To RLI Capital Trust I

        We may issue a specific series of subordinated debt securities in connection with the issuance by the trust of trust preferred securities. These subordinated debt securities will be issued under a subordinated indenture between us and J.P. Morgan Trust Company, National Association, as trustee. Only one series of our subordinated debt securities will be issued to the trust in connection with the issuance of trust preferred securities and common securities by the trust. At the time the trust issues trust preferred securities, it will invest the proceeds from the issuance of those securities, together with the consideration paid by us for the related trust common securities, in our subordinated debt securities. The subordinated debt securities held by the trust will be in the principal amount equal to the aggregate stated liquidation amount of the trust preferred securities, plus our concurrent investment in the trust common securities.

  Ranking Of Subordinated Debt Securities

        The subordinated debt securities issued to the trust pursuant to the subordinated indenture will be subordinated and junior in right of payment to any senior debt securities and senior subordinated debt securities issued by us, as well as certain other indebtedness incurred by us to the extent set forth in the prospectus supplement.

  Subordination

        Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. Our obligations under the subordinated debt securities will be subordinated in right of payment to our obligations under our senior debt. For this purpose, "senior debt" generally includes any indebtedness that does not expressly provide that it is on a parity with or subordinated in right of payment to the subordinated debt securities, as well as any other indebtedness that the subordinated debt is expressly junior to, as set forth in the prospectus supplement. Specifically, senior debt includes obligations under any credit facility with banks or other institutional lenders and obligations under the senior debt securities described in this prospectus. Senior debt will not include:

  •
  any indebtedness to any of our subsidiaries or other affiliates;

  •
  any trade payables; or

  •
  any indebtedness that we may incur in violation of the subordinated indenture.

        If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior debt before we pay the principal of, or any premium or interest on, the subordinated debt securities.

        We may not make any payment on the subordinated debt securities if a default in the payment of the principal, any premium, interest on, or other obligations, including any repurchase or redemption obligation, in respect of designated senior debt occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if (1) any other default occurs and continues with respect to designated senior debt that permits holders of the designated senior debt to accelerate its maturity and (2) the trustee receives a notice of default from us, a holder of designated senior debt or other person permitted to give notice. We may not resume payments on the subordinated debt securities until the defaults are cured or specified time periods pass, unless the maturity of the senior debt is actually accelerated.

        The term "designated senior debt" means our obligations under any particular senior debt if the amount of that senior debt is at least the amount specified in the applicable prospectus supplement and the debt instrument expressly provides that the senior debt will be designated senior debt with respect to the subordinated debt securities.

        We expect that the terms of some of our senior debt will provide that an event of default under the subordinated debt securities or an acceleration of their maturity will constitute an event of default under the senior debt. In that case, if the maturity of the subordinated debt securities is accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior debt or the acceleration has been rescinded. If the payment of the subordinated debt securities is accelerated because of an event of default, we must promptly notify the holders of senior debt of the acceleration.

        If we experience a bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.

        The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional indebtedness constituting senior debt.

        The subordination provisions may not be amended in a manner adverse to the holders of the subordinated debt securities without the consent of the holders of at least 75% of the aggregate principal amount of subordinated debt securities then outstanding affected by the amendment.

  Events Of Default

        The following are events of default under the subordinated debt securities:

  •
  we fail to pay the principal of, or any premium or sinking fund payment on, any subordinated debt securities when due;

  •
  we fail to pay interest on any subordinated debt securities within 30 days following the due date;

  •
  we fail to observe or perform any other covenant, representation, warranty or other agreement in the subordinated indenture applicable to the subordinated debt securities and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities;

  •
  certain events of bankruptcy or insolvency relating to us, whether voluntary or not; and

  •
  the voluntary or involuntary dissolution, winding up or termination of the trust, unless effected in connection with a distribution of subordinated debt securities to the holders of trust preferred securities and common securities in liquidation of the trust, the redemption of all of the trust preferred securities and common securities of the trust or certain mergers, consolidations or amalgamations, each as permitted by the amended and restated trust agreement.

        The prospectus supplement may describe additional or different events of default that apply to any subordinated debt securities.

        If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the subordinated indenture has actual knowledge of the default or event of default, the trustee will mail to the holders of subordinated debt securities a notice to that effect within 90 days after it occurs. Except in the case of a default in the payment of principal or interest, the trustee under the subordinated indenture may withhold notice if and so long as a committee of the trustee's responsible officers in good faith determines that withholding the notice is in the interests of the holders.

        If an event of default with respect to the subordinated debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding subordinated debt securities may declare the principal of, premium, if any, and accrued and unpaid interest (subject to applicable subordination provisions in the subordinated indenture) on, all the subordinated debt securities to be immediately due and payable. The holders of a majority in aggregate principal amount of the then outstanding subordinated debt securities may annul and rescind the declaration and any related payment default that resulted from the declaration but not any other payment default. Certain events of bankruptcy and insolvency will result in all outstanding subordinated debt securities becoming due and payable immediately without any further action on the part of the trustee or the holders.

        The subordinated indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

        The holders of a majority in principal amount of the outstanding subordinated debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on it, except that:

  •
  the direction cannot conflict with any law or regulation or the subordinated indenture;

  •
  the trustee may take any other action deemed proper by the trustee that is not inconsistent with the direction; and

  •
  the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the holders of the subordinated debt securities not joining in the action.

        A holder may pursue a remedy directly under the subordinated indenture or the subordinated debt securities, but before doing so, the following must occur:

  •
  the holder must give to the trustee written notice that an event of default has occurred and is continuing;

  •
  the holders of at least 25% in principal amount of the then outstanding subordinated debt securities must make a written request to the trustee to pursue the remedy;

  •
  the holder or holders, must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

  •
  the trustee does not comply with the request within 30 days after receipt of the request and offer and, if requested, the provision of indemnity; and

  •
  during the 30 day period, the holders of a majority in principal amount of the then outstanding subordinated debt securities do not give the trustee a direction inconsistent with the written request.

        However, holders have an absolute right to receipt of principal, premium, if any, and interest on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of subordinated debt securities to bring suit for the enforcement of any payments of principal of, premium, if any, and interest on, subordinated debt securities on or after the respective due dates may not be impaired or affected without the consent of that holder.

        The holders of a majority in principal amount of the subordinated debt securities then outstanding may by notice to the trustee on behalf of all holders of the subordinated debt securities waive any past defaults, except:

  •
  a continuing default in payment of the principal of, premium, if any, or interest on, or any sinking fund payment on, the subordinated debt securities; and

  •
  a continuing default in respect of a covenant or provision of the subordinated indenture that cannot be amended or modified without the consent of each holder of the subordinated debt securities affected.

        We will periodically file statements with the trustee regarding our compliance with covenants in the subordinated indenture.

  Enforcement of Certain Rights by the Holders of Trust Preferred Securities

        If an event of default with respect the subordinated debt securities has occurred and is continuing and that event is attributable to a default in the payment of interest or principal on the subordinated debt securities on the date such interest or principal is otherwise payable, a holder of trust preferred securities of the trust may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of or interest on subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder. We may not amend the subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities. If the right to bring such direct action is removed, the trust may become subject to the reporting obligations under the Exchange Act. We will have the right under the subordinated indenture to set-off any payment made to such holder of trust preferred securities by us in connection with a direct action. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the subordinated debt securities.

        The holders of the trust preferred securities would not be able to exercise directly any remedies available to the holders of the subordinated debt securities, other than those set forth in the preceding paragraph, unless there shall have been an event of default under the applicable amended and restated trust agreement.

  Distribution To Holders of Trust Securities

        Subordinated debt securities issued to the trust in connection with the issuance of trust preferred securities and common securities subsequently may be distributed pro rata to the holders of the trust preferred securities and common securities in connection with the dissolution of the trust upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such trust preferred securities.

  Modifications And Amendments

        Except as provided below, or more fully specified in the subordinated indenture, the subordinated indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of the outstanding subordinated debt securities. In addition, the record holders of a majority in principal amount of the outstanding subordinated debt securities may waive defaults under, or compliance with, the provisions of the subordinated indenture.

        However, some amendments or waivers require the consent of each holder of any subordinated debt security affected. Without the consent of each holder, an amendment or waiver may not:

  •
  reduce the principal amount of the subordinated debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal or change the fixed maturity of the principal of, premium, if any, or mandatory sinking fund obligation, if any, of, the subordinated debt securities or alter the provisions with respect to the redemption of the subordinated debt securities;

  •
  reduce the rate, or change the time for payment, of interest, including default interest, on the subordinated debt securities;

  •
  waive a default or event of default in the payment of principal of, or interest or premium on, the subordinated debt securities, except a rescission of acceleration of the subordinated debt securities by the holders of a majority in aggregate principal amount of the subordinated debt securities and a waiver of the payment default that resulted from that acceleration;

  •
  make the subordinated debt securities payable in currency other than that stated in the subordinated debt securities;

  •
  make any change in the provisions of the subordinated indenture relating to waivers of past defaults or the rights of the holders of subordinated debt securities to receive payments of principal of, or interest or premium on, the subordinated debt securities;

  •
  waive a redemption payment with respect to any subordinated debt security;

  •
  make any change in the right of any holders of subordinated debt securities regarding waivers of defaults or impair or affect the right of any holder of a subordinated debt security to receive payment of principal, premium, if any, and interest on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

  •
  make any change in the above amendment and waiver provisions.

        We and the trustee under the subordinated indenture may amend or supplement the subordinated indenture or the subordinated debt securities without the consent of any holder:

  •
  to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the subordinated indenture;

  •
  to add other covenants, restrictions or conditions for the protection of the holders of subordinated debt securities;

  •
  to add events of default;

  •
  to provide for the issuance of subordinated debt securities in coupon form and to provide for exchangeability of those subordinated debt securities under the subordinated indenture in fully registered form;

  •
  to provide for the issuance of, and to establish the form, terms and conditions of, the subordinated debt securities;

  •
  to evidence appointment of, and provide for the acceptance of appointment by, a successor trustee and to add or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the subordinated indenture by more than one trustee;

  •
  to cure any ambiguity or to correct or supplement any provision in the subordinated indenture that may be defective or inconsistent with any other provision contained in the subordinated indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the subordinated indenture, so long as the interests of holders of subordinated debt securities are not adversely affected in any material respect under the subordinated indenture; or

  •
  to make any change that does not adversely affect the rights of any holder.

        In addition to the provisions regarding modification and amendment of the subordinated indenture described above, so long as any of the trust preferred securities remain outstanding, with respect to the subordinated indenture:

  •
  no modification may be made to such indenture that materially and adversely affects the holders of the trust preferred securities without the consent of each holder of the trust preferred securities so affected;

  •
  no waiver of any event of default with respect to the subordinated debt securities held by the trust may be effective without the consent of holders of a majority of aggregate liquidation amount of the trust preferred securities then outstanding; and

  •
  in the event that the holders of the subordinated debt securities are entitled to accelerate the principal of such subordinated debt securities (for which the consent of holders of at least 25% of the principal amount is required), holders of trust preferred securities may participate in such acceleration, substituting for such purpose the liquidation amount of such holders for an equivalent amount of principal of the subordinated debt securities.

        Except as otherwise provided in the related prospectus supplement, if an "investment company event" or a "tax event" occurs and is continuing, we may, at our option, redeem the subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of such event, at a redemption price equal to 100% of the principal amount of the subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption.

        For purposes of the subordinated indenture, "investment company event" means the receipt by the trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, the trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the trust preferred securities.

        For purposes of the subordinated indenture, "tax event" means the receipt by the trust or us of an opinion of counsel experienced in such matters to the effect that, as a result of an amendment to, or change, including any announced prospective change, in, the laws of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the trust preferred securities, there is more than an insubstantial risk that:

  •
  the trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the subordinated debt securities;

  •
  interest payable by us on the subordinated debt securities is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States Federal income tax purposes; or

  •
  the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimus amount of other taxes, duties or other governmental charges.

        Unless the applicable prospectus supplement and applicable supplemental indenture provide otherwise, we will have the right under the subordinated indenture to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time. If we defer payments of interest, the trust will defer distributions on the trust preferred securities during the deferral period.

  Covenants

        We will covenant, as to the subordinated debt securities issued to the trust in connection with the issuance of trust preferred securities and common securities by the trust, that we will not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our outstanding capital stock; or

  •
  make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem, any debt security of ours that ranks junior in interest to the subordinated debt securities or make any guarantee payments with respect to any guarantee by us of the debt securities of any subsidiary of ours if such guarantee ranks junior in interest to the subordinated debt securities,

other than:

  •
  dividends or distributions in our common stock;

  •
  redemptions or purchases of any rights outstanding under any shareholder rights plan of ours, or the declaration of a dividend of such rights or the issuance of stock under such plan in the future;

  •
  payments under any trust preferred securities guarantee of ours; and

  •
  purchases of common stock related to the issuance of common stock under any of our benefit plans for our directors, officers, employees or producers,

if at such time:

  •
  there shall have occurred any event of default;

  •
  we shall be in default with respect to our payment of obligations under the trust preferred securities guarantee; or

  •
  we shall have given notice of our election to defer the payment of interest at any time or from time to time on the subordinated debt securities for an extension period as provided in the subordinated indenture with respect to the subordinated debt securities and shall not have rescinded such notice, or such extension period or any extension thereof shall be continuing.

        For so long as subordinated debt securities issued to the trust in connection with the issuance of trust preferred securities and common securities of the trust remain outstanding, we will also covenant:

  •
  to maintain directly or indirectly 100% ownership of the common securities of the trust; provided, however, that any permitted successor of ours under the subordinated indenture may succeed to our ownership of such common securities;

  •
  not to voluntarily dissolve, wind-up or liquidate the trust, except in connection with the distribution of our subordinated debt securities to the holders of trust preferred securities and common securities in liquidation of the trust, the redemption of all of the trust preferred securities and common securities of the trust, or certain mergers, consolidations or amalgamations, each as permitted by the amended and restated trust agreement; and

  •
  to use our reasonable efforts, consistent with the terms of the amended and restated trust agreement, to cause the trust to remain classified as a grantor trust for United States Federal income tax purposes.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital consists of 50,000,000 common shares, par value $1.00 per share, and 5,000,000 preferred shares, par value $0.01 per share. At September 25, 2003, 25,129,742 common shares were outstanding. At that date, no preferred shares were outstanding.

Common Shares

  Voting Rights

        Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Our shareholders do not have the right to cumulate their votes in the election of directors. The quorum required at a shareholders' meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter is required for shareholder approval.

  Dividends

        Holders of our common shares are entitled to receive dividends if, as and when such dividends are declared by our board of directors out of assets we can legally use to pay dividends.

  Liquidation

        In the event of any dissolution, liquidation, or winding up of our affairs, holders of our common shares are entitled to share ratably in all of our assets remaining after payment of our debts and other liabilities.

  Fully Paid

        All of our common shares outstanding are fully paid and nonassessable, and all of our common shares offered by this prospectus will be fully paid and nonassessable.

  Other Rights

        Holders of our common shares have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

        The transfer agent and registrar for our common shares is Wells Fargo.

        Our common shares are listed on the New York Stock Exchange under the symbol "RLI."

Voting Rights with Respect to Extraordinary Corporate Transactions

        Generally, under Illinois law, plans of merger, consolidation or exchange and sales, leases, exchanges or other dispositions of all, or substantially all, of a corporation's property and assets, other than in the usual and regular course of business, must be approved by the affirmative vote of at least two-thirds of all of the outstanding shares entitled to vote on the matter and at least two-thirds of the outstanding shares of each class or series of shares entitled to vote on the matter as a class. A corporation's articles of incorporation may provide for a greater or lesser vote, but not less than a majority of (1) the outstanding shares entitled to vote on the matter and (2) the outstanding shares of each class or series entitled to vote as a class on the matter. Our articles of incorporation require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the matter to approve any plan of merger, consolidation or exchange. However, with respect to sales, leases, exchanges or other dispositions of all, or substantially all, of our property and assets, other than in the usual or regular course of business, our articles of incorporation do not vary the statutory requirement described above.

Voting Rights with Respect to Amendments to our Articles of Incorporation

        Generally, under Illinois law, an amendment to a corporation's articles of incorporation must be approved by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote on the amendment and at least two-thirds of the outstanding shares of each class or series of shares entitled to vote as a class on the amendment. A corporation's articles of incorporation may supersede this requirement by specifying any greater or lesser vote requirement, but not less than a majority of the votes of outstanding shares entitled to vote on the amendment and not less than a majority of the outstanding shares of each class or series entitled to vote on the amendment as a class. Our articles of incorporation require an amendment to them to be approved by the affirmative vote of a majority of (1) the outstanding shares entitled to vote on the amendment and (2) the outstanding shares of each class or series entitled to vote on the amendment as a class.

Anti-takeover Provisions of our Charter and By-Laws and the Illinois Business Corporation Act

  Classified Board of Directors; Removal of Directors

        Our articles of incorporation and by-laws provide for a board of directors divided into three classes, with one class being elected each year to serve for a three-year term. As a result, at least two annual meetings of shareholders may be required for shareholders to change a majority of our board of directors. In addition, our articles of incorporation and by-laws provide that directors may only be removed for cause and that vacancies in the board of directors may be filled by the vote of the majority of our remaining directors. These provisions, along with our classified board may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers and could depress the market price of our securities.

  Blank Check Preferred Shares

        Our board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power of the holders of common shares. This right of issuance could be used as a method of preventing a party from gaining control of us.

  Illinois Anti-Takeover Law

        We are subject to Section 7.85 of the Illinois Business Corporation Act of 1983. In general, Section 7.85 requires business combinations between Illinois corporations with a class of securities registered under the Securities Exchange Act of 1934 or (other Illinois corporations that elect to be subject to Section 7.85) and interested shareholders to be approved by (i) 80% of the voting power of all classes of stock entitled to vote, voting together as a single class, and (ii) the affirmative vote of a majority of this voting power held by disinterested shareholders. These requirements will not apply if the business combination is approved by two-thirds of the disinterested directors or prescribed price and procedural requirements are met. We are also subject to Section 11.75 of the Illinois Business Corporation Act. In general, Section 11.75 prohibits a publicly-held Illinois corporation from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Generally, under Sections 7.85 and 11.75, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an interested shareholder is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or who is an affiliate or associate of a corporation and within three years prior to the determination of interested shareholder status owned 15% or more of that corporation's voting stock. The existence of these provisions may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by shareholders.

  Insurance Holding Company Regulations on Change of Control

        We are regulated as an insurance holding company and are subject to state and foreign laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person may acquire any voting security of an insurance holding company that controls an insurance subsidiary or merge with the holding company. "Control" is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

DESCRIPTION OF TRUST PREFERRED SECURITIES

        The trust may issue trust preferred securities having the terms described in the applicable prospectus supplement. The trust will be governed by the terms of the agreement under which it is organized, which will be replaced by an amended and restated trust agreement in the form filed as an exhibit to the registration statement of which this prospectus forms a part, entered into at the time of any offering of trust preferred securities. The trust preferred securities will have the terms set forth in the amended and restated trust agreement and described in the related prospectus supplement. These terms will mirror the terms of the subordinated debt securities purchased by the trust using the proceeds from the sale of its trust preferred securities and its common securities. If we fail to make a payment on those subordinated debt securities, the trust will not have sufficient funds to make distributions on the trust preferred securities.

        The following summary sets forth the material terms and provisions of the amended and restated trust agreement and the trust preferred securities to which any prospectus supplement relates. Because this summary is not complete, you should refer to the form of amended and restated trust agreement for complete information regarding the terms and provisions of that agreement and of the trust preferred securities, including the definitions of some of the terms used below. The form of amended and restated trust agreement filed as an exhibit to the registration statement of which this prospectus forms a part is incorporated by reference in this summary. Whenever particular sections or defined terms of the amended and restated trust agreement are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which that reference is made is qualified in its entirety by that reference.

Issuance, Status And Guarantee Of Trust Preferred Securities

        Under the terms of the amended and restated trust agreement, the administrative trustees will issue the trust preferred securities on behalf of the trust. The trust preferred securities will represent preferred beneficial interests in the trust and the holders of the trust preferred securities will be entitled to a preference in certain circumstances as regards distributions and amounts payable on redemption or liquidation over the common securities of the trust, as well as other benefits under the amended and restated trust agreement. Generally, the trust preferred securities will rank equally, and payments will be made thereon pro rata, with the common securities of the trust. However, upon an event of default, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. The property trustee will hold legal title to the subordinated debt securities in trust for the benefit of the holders of the trust preferred securities and common securities. The common securities and the trust preferred securities of the trust are collectively referred to as the "trust securities."

        We will enter into a guarantee agreement for the benefit of the holders of the trust preferred securities. Under the trust preferred securities guarantee, we will guarantee, on a subordinated basis, payment of distributions on the trust preferred securities and amounts payable on redemption or liquidation of the trust preferred securities, but only to the extent that the trust has funds on hand to make those payments. See "Description of the Trust Preferred Securities Guarantee."

Distributions

        Distributions on the trust preferred securities will be cumulative, will accumulate from the original issue date and will be payable on the dates as specified in the related prospectus supplement. In the event that any date on which distributions are payable on the trust preferred securities is not a business day, payment of the distribution payable on such date will be made on the next succeeding business day, and without any additional distributions or other payment in respect of any such delay, except that, if such business day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding business day, in each case with the same force and effect as if made on the date such payment was originally payable. A "business day" is any day other than a Saturday or a Sunday, or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the property trustee or the trustee for the subordinated debt securities is closed for business.

        Distributions on each trust preferred security will be payable at a rate specified in the related prospectus supplement. Distributions to which holders of trust preferred securities are entitled will accumulate additional distributions at the rate per annum, if any, specified in the related prospectus supplement. References to "distributions" include any additional distributions unless otherwise stated.

        If provided in the applicable prospectus supplement, we have the right under the subordinated indenture to defer the payment of interest at any time or from time to time on the subordinated debt securities for an extension period, which will be specified in the related prospectus supplement. As a consequence of any such extension, distributions on the trust preferred securities would be deferred, but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for such trust preferred securities during any extension period.

        The funds of the trust available for distribution to holders of the trust preferred securities will be limited to payments under the subordinated debt securities in which the trust will invest the proceeds from the issuance and sale of its trust securities. If we do not make interest payments on those subordinated debt securities, the property trustee will not have funds available to pay distributions on the trust preferred securities. The payment of distributions, if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, is guaranteed by us on a limited basis as set forth herein under "Description of the Trust Preferred Securities Guarantee."

        Distributions on the trust preferred securities will be payable to the holders thereof as they appear on the register of the trust on the relevant record dates. As long as the trust preferred securities remain in book-entry form, the record dates will be one business day prior to the relevant distribution dates. In the event any trust preferred securities are not in book-entry form, the relevant record date for those trust preferred securities will be the date at least 15 days prior to the relevant distribution date, as specified in the related prospectus supplement.

Mandatory Redemption

        Upon any repayment or redemption, in whole or in part, of any subordinated debt securities held by the trust, whether at stated maturity, upon earlier redemption or otherwise, the proceeds from the repayment or redemption shall simultaneously be applied by the property trustee, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, trust preferred securities and common securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the subordinated debt securities so repaid or redeemed. The redemption price per trust security will be equal to the stated liquidation amount thereof plus accumulated and unpaid distributions thereon to the date of redemption, plus the related amount of premium, if any, and any additional amounts paid by us upon the concurrent repayment or redemption of the subordinated debt securities. If less than all of the subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption pro rata of the trust preferred securities and the common securities.

Redemption Procedures

        Trust preferred securities redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the subordinated debt securities. Redemptions of the trust preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that the trust has funds on hand available for the payment of such redemption price.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the subordinated debt securities, on and after the redemption date interest will cease to accrue on the subordinated debt securities or portions thereof called for redemption and distributions will cease to accrue on the trust preferred securities or portions thereof.

        If the trust gives a notice of redemption, which notice will be irrevocable, in respect of the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary for the trust preferred securities funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such trust preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption will be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of the holders of such trust preferred securities so called for redemption will cease, except the right of the holders of such trust preferred securities to receive the redemption price, but without interest, and such trust preferred securities will cease to be outstanding. If any date on which any redemption price is payable is not a business bay, then payment of the redemption price payable on such date will be made on the next succeeding business day, and without any interest or other payment in respect of any such delay, except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. If payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by us pursuant to the trust preferred securities guarantee as described under "Description of the Trust Preferred Securities Guarantee," distributions on such trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

        Subject to applicable law, including, without limitation, United States Federal securities law, we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

        Payment of the redemption price on the trust preferred securities will be made to the applicable record holders as they appear on the register for such trust preferred securities on the relevant record date, which shall be one business day prior to the relevant redemption date; provided, however, that if any trust preferred securities are not in book-entry form, the relevant record date for such trust preferred securities will be a date at least 15 days prior to the redemption date, as specified in the applicable prospectus supplement.

        If less than all of the trust preferred securities and common securities issued by the trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such trust preferred securities and common securities to be redeemed will be allocated pro rata to the trust preferred securities and the common securities based upon the relative liquidation amounts of such classes. The particular trust preferred securities to be redeemed will be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption, or by such other method as the property trustee deems fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the amended and restated trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of trust preferred securities that has been or is to be redeemed.

Distribution Of Subordinated Debt Securities

        On and from the date fixed for any distribution of subordinated debt securities upon dissolution of the trust:

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  the trust securities will no longer be deemed to be outstanding;

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  the depositary or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the subordinated debt securities to be delivered upon such distribution; and

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  any certificates representing such trust preferred securities not held by the depositary or its nominee will be deemed to represent beneficial interests in the subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of such trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such trust preferred securities, until such certificates are presented to the administrative trustees or their agent for transfer or reissuance.

        We cannot predict the market prices for the trust preferred securities or the subordinated debt securities that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of the trust were to occur. Accordingly, the trust preferred securities that you may purchase, or the subordinated debt securities that you may receive on dissolution and liquidation of the trust, may trade at a discount to the price that you paid to purchase the trust preferred securities.

Subordination Of Common Securities

        Payment of distributions on, and the redemption price of, the trust preferred securities and common securities, as applicable, will be made pro rata based on the liquidation amount of the trust preferred securities and common securities. However, if on any distribution date or redemption date an event of default under the subordinated debt securities has occurred and is continuing, no payment of any distribution on, or redemption price of, any of the trust's common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust's common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or prior to the distribution or redemption date, or, in the case of payment of the redemption price, the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, has been made or provided for, and all funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable.

        In the case of any event of default under the amended and restated trust agreement resulting from an event of default under the subordinated debt securities, the holder of the trust's common securities will be deemed to have waived any right to act with respect to any such event of default under the amended and restated trust agreement until the effect of all such events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until all such events of default under the amended and restated trust agreement with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of the holder of the trust's common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

        Unless otherwise specified in an applicable prospectus supplement, the trust will be terminated on the expiration of the term of the trust.

        The first to occur of any of the following events is an "early termination":

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  bankruptcy, dissolution or liquidation of us;

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  our written direction to the property trustee to dissolve the trust and distribute the subordinated debt securities directly to the holders of the trust preferred securities;

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  the redemption by the trust of all of the trust preferred securities; and

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  the entry of a court order for the dissolution of the trust.

        Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than a redemption, after the trust satisfies all liabilities to its creditors as provided by applicable law, each holder of trust preferred securities will be entitled to receive:

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  subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust preferred securities held by the holder; or

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  if any distribution of the subordinated debt securities is determined by the property trustee not to be practical, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the liquidation amount of the trust preferred securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

        If the trust cannot pay the full amount due on the trust preferred and common securities because it has insufficient assets available for payment, then the amounts payable by the trust on the trust preferred and common securities will be paid on a pro rata basis. However, if an event of default under the subordinated indenture has occurred and is continuing, the trust preferred securities will have a priority over the common securities.

Events Of Default

        The following will be events of default under the amended and restated trust agreement:

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  an event of default under the subordinated indenture occurs with respect to the subordinated debt securities;

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  default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

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  default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable;

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  default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the amended and restated trust agreement, other than a default described above, and continuation of the default or breach for a period of 60 days after notice was given to the defaulting trustee(s) by the holders of at least 25% in liquidation amount of the outstanding trust preferred securities specifying the default or breach and requiring it to be remedied;

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  the occurrence of a bankruptcy event with respect to the property trustee and the failure by us to appoint a successor property trustee within 60 days thereof; and

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  any other event of default specified in the applicable prospectus supplement.

        If an event of default with respect to the subordinated debt securities occurs and is continuing under the subordinated indenture, then the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities will have the right to declare the principal amount immediately due and payable. At any time after a declaration of acceleration has been made with respect to the subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the trust preferred securities may rescind or annul any declaration of acceleration with respect to the subordinated debt securities. In addition, holders of trust preferred securities have the right to bring a direct action against us with respect to certain events of default with respect to the subordinated debt securities. See "Description of Debt Securities—Particular Terms of the Subordinated Debt Securities To Be Issued to RLI Capital Trust I—Enforcement of Certain Rights by the Holders of Trust Preferred Securities" beginning on page 24.

        We are required to furnish annually, to the property trustee for the trust, officers' certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and the trust are not in default under the amended and restated trust agreement or, if there has been a default, specifying the default and its status.

Consolidation, Merger Or Amalgamation Of The Trust

        The trust may not consolidate or amalgamate with, merge with or into, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding trust preferred securities or the other trustees of the trust, consolidate with or merge with or into, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of the District of Columbia or any state in the United States of America, if:

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  the successor entity either:

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  expressly assumes all of the obligations of the trust relating to the trust preferred and common securities; or

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  substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, so long as the successor securities rank the same as the trust preferred securities for distributions and payments upon liquidation, redemption and otherwise;

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  we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust;

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  the successor securities are listed, or any successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the trust preferred securities are then listed, if any;

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  the merger event does not cause the trust preferred securities or any substituted successor securities to be downgraded by any national rating agency;

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  the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or any successor securities in any material respect;

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  the successor entity has a purpose identical to that of the trust;

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  before the merger event, we receive an opinion of counsel from a nationally recognized law firm stating that:

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  the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities in any material respect; and

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  following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

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  we own all of the common securities of the successor entity and we guarantee the obligations of the successor entity under the successor securities at least to the extent provided under the trust preferred securities guarantee.

        In addition, unless all of the holders of the trust preferred securities approve otherwise, the trust may not consolidate or amalgamate with, merge with or into, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate or amalgamate with, merge with or into, or replace, it if the transaction would cause the trust or the successor entity to be taxable other than as a grantor trust for United States Federal income tax purposes.

Voting Rights

        Unless otherwise specified in the applicable prospectus supplement, the holders of the trust preferred securities will have no voting rights except as discussed below and as otherwise required by law.

        If any proposed amendment to the amended and restated trust agreement provides for, or the property trustee of the trust otherwise proposes to effect:

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  any action that would adversely affect in any material respect the powers, preferences or special rights of the trust preferred securities, whether by way of amendment to the amended and restated trust agreement or otherwise; or

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  the dissolution, winding-up or termination of the trust, other than pursuant to the terms of the amended and restated trust agreement,

then the holders of the outstanding trust preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities.

        The holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee and to direct the exercise of any trust or power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee, as holder of the subordinated debt securities, to:

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  direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee for the subordinated debt securities or execute any trust or power conferred on the subordinated indenture trustee with respect to the subordinated debt securities;

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  waive specified past defaults under the subordinated indenture;

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  exercise any right to rescind or annul a declaration that the principal of all subordinated debt securities shall be due or payable; or

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  consent to any amendment, modification or termination of the subordinated indenture where consent is required (unless such amendment requires the consent of greater than a majority in aggregate principal amount of the holders of subordinated debt securities).

Amendments To The Trust Agreement

        The amended and restated trust agreement may be amended from time to time by all of the trustees and us without the consent of the holders of the trust preferred securities to:

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  cure any ambiguity or correct or supplement any provision that may be inconsistent with any other provision; provided that the amendment would not adversely affect in any material respect the interests of the holders of the trust preferred securities;

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  modify, eliminate or add to any provisions to the extent necessary to ensure (1) that the trust will be classified as a grantor trust for United States Federal income tax purposes at all times that any trust preferred securities are outstanding and (2) that the trust will not be required to register as an investment company under the Investment Company Act of 1940; or

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  reduce or increase the liquidation amount per trust preferred security along with the simultaneous proportionate increase or decrease in the number of trust preferred securities issued and outstanding solely for the purpose of maintaining the eligibility of the trust preferred securities for quotation or listing on any national securities exchange or other organization on which the trust preferred securities are then quoted or listed.

        Other amendments to the amended and restated trust agreement may be made by us and the trustees of the trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities and receipt by the trustees of an opinion of counsel to the effect that the amendment will not affect the trust's status as a grantor trust for United States Federal income tax purposes or the trust's exemption from the Investment Company Act of 1940.

        The amended and restated trust agreement may not be amended without the consent of each affected holder of common or trust preferred securities to:

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  change the amount or timing of any distribution on the trust preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities as of a specified date; or

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  restrict the right of a holder of trust securities to institute suit for the enforcement of any payment on or after the distribution date.

Information Concerning The Trustees

        Wilmington Trust Company serves as both the property trustee and the Delaware trustee under the trust agreement for the trust, and we expect it to continue in both roles under the amended and restated trust agreement. Wilmington Trust Company also serves as the trustee under the guarantee agreement related to the trust preferred securities. Wilmington Trust Company administers its corporate trust business at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

        Two persons who are employees or officers of, or otherwise affiliated with, us will be named as the administrative trustees of the trust under the amended and restated trust agreement. The prospectus supplement with respect to the issuance of any particular trust preferred securities will describe our relationships with the administrative trustees at the time that any trust preferred securities are offered.

Removal And Replacement Of Trustees

        Unless an event of default exists under the subordinated debt securities, we may remove any trustee at any time. If an event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all the trust's common securities. No resignation or removal of any trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the amended and restated trust agreement.

Common Securities

        In connection with the issuance of trust preferred securities, the trust will issue one series of common securities having the terms, including distribution, redemption, voting and liquidation rights or restrictions as set forth therein and described in the applicable prospectus supplement. We will own, directly or indirectly, all of the common securities of the trust. Except for voting rights, the terms of the common securities issued by the trust will be substantially identical to the terms of the trust preferred securities. Generally, the common securities will rank equally, and payments will be made thereon pro rata, with the trust preferred securities. However, upon an event of default, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, we, as the holder of the common securities, will also have the exclusive right to vote and to appoint, remove or replace any of the trustees of the trust.

Governing Law

        The amended and restated trust agreement and the trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

        Concurrently with the issuance by the trust of the trust preferred securities, we will execute and deliver a trust preferred securities guarantee agreement for the benefit of the holders from time to time of the trust preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Wilmington Trust Company, an independent trustee, will act as indenture trustee under the guarantee agreement for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. The accompanying prospectus supplement will describe any significant differences between the guarantee and the summary below. The terms of the guarantee will be described in the guarantee agreement. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of guarantee agreement that is filed as an exhibit to the registration statement that includes this prospectus. The guarantee will be held by the trustee for the benefit of the holders of the trust preferred securities.

General

        We will agree, to the extent set forth in the guarantee agreement, to pay in full the following guarantee payments to the holders of the trust preferred securities as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert:

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  any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the trust has funds available for the distribution;

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  the redemption price, and all accrued and unpaid distributions to the date of redemption relating to any trust preferred securities called for redemption by the trust, to the extent the trust has funds available to make such payments; and

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  upon a voluntary or involuntary liquidation, winding-up or termination of the trust other than in connection with the distribution of the subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of:

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  the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available to make the distributions; and

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  the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay those amounts to those holders.

        In the guarantee, we will covenant that, so long as any trust preferred securities issued by the trust remain outstanding, if any event of default occurs under the guarantee or the subordinated indenture and is continuing or if we have elected to extend an interest payment period and the extension is continuing, then:

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  we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:

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  dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock;

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    any declaration of a dividend or issuance of stock in connection with any stockholders' rights plan that we may adopt in the future, or the redemption or repurchase of any such rights pursuant thereto;

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    as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

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    the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

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    purchases or acquisitions of our common stock in connection with the satisfaction by us of our obligations under any of our benefit plans for our directors, officers, employees or producers or any dividend reinvestment plan or any other contractual obligation, other than a contractual obligation ranking equally with or subordinate to the subordinated debt securities relating to the trust preferred securities; and

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  we will not make any payment of interest, principal or premium on, or repay, repurchase or redeem, any debt securities issued by us that rank equally with or junior to the subordinated debt securities relating to the trust preferred securities, or make any guarantee payment with respect to any guarantee of securities of any of our subsidiaries if such guarantee ranks junior to the subordinated debt securities in right of payment.

        We irrevocably will guarantee the payments described above, but only to the extent that the trust has funds sufficient to make those payments. The guarantee, when taken together with our obligations under the subordinated debt securities issued to the trust and the subordinated indenture and our obligations to pay the costs, expenses, debts and liabilities of the trust as described below in "—Expense Agreement," will provide a full and unconditional guarantee of the trust's obligations to make payments due on the trust preferred securities.

        The guarantee is a guarantee of payment and not of collection. The guarantee does not cover any payments when the trust does not have sufficient funds available to make those payments. If and to the extent we do not make the required payments on the subordinated debt securities, the trust will not have sufficient funds to make its payments, including distributions on the trust preferred securities. If we fail to make payments under the guarantee, the holders of the trust preferred securities may enforce their rights as described below in "—Events of Default."

        Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the guarantee is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The trust, as holder of the guarantee and the subordinated debt securities, generally will have a junior position to claims of creditors of our subsidiaries, including policyholders, trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

Effect Of Obligations Under The Subordinated Debt Securities And The Guarantee

        As long as payments of interest and other payments on the subordinated debt securities are made when due, those payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities, because:

  •
  the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the common securities and the trust preferred securities;

  •
  the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the common securities and the trust preferred securities;

  •
  we will pay all of the trust's costs, expenses, debts and obligations, and the trust will not be obligated to pay, directly or indirectly, any of its costs, expenses, debts and obligations, other than the trust's obligations to the holders of the common securities and the trust preferred securities; and

  •
  the amended and restated trust agreement provides that the trustees of the trust will not take any action or cause or permit the trust to, among other things, engage in any activity, in each case that is not consistent with the purposes of the trust.

Modification Of The Trust Preferred Securities Guarantee; Assignment

        We may amend the guarantee without the consent of any holder of the trust preferred securities if the amendment does not adversely affect the rights of those holders in any material respect. We may otherwise amend the guarantee only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the trust preferred securities then outstanding. Except in connection with any merger or consolidation of us with or into another entity or any sale, transfer or lease of our assets to another entity, as permitted by the subordinated indenture, we may not assign our rights or delegate our obligations under the guarantee.

Termination

        The guarantee will terminate:

  •
  upon full payment of the redemption price of all trust preferred securities;

  •
  upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities; or

  •
  upon full payment of the amounts payable in accordance with the amended and restated trust agreement upon liquidation of the trust.

        The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those securities or the guarantee.

Events Of Default

        An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee, subject to applicable notice and cure provisions.

        The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the holder's rights under the guarantee or, if the guarantee trustee fails to enforce its rights under the guarantee agreement, to enforce the guarantee trustee's rights under the guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

Status Of The Trust Preferred Securities Guarantee

        The guarantee will constitute an unsecured obligation of ours and will rank as follows:

  •
  subordinate and junior in right of payment to all our other liabilities, except those liabilities that may be made equal or subordinate by their terms;

  •
  equally with the most senior preferred or preference stock hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

  •
  senior to our common stock.

        The terms of the trust preferred securities will provide that, by acceptance of the trust preferred securities, each holder agrees to the subordination provisions and other terms of the guarantee. The guarantee does not limit the amount of additional indebtedness that we may incur.

Information Concerning The Guarantee Trustee

        Wilmington Trust Company serves as the guarantee trustee under the guarantee agreement. See "Description of Trust Preferred Securities—Information Concerning the Trustees" for a description of our relationship with Wilmington Trust Company. The guarantee trustee, prior to the occurrence of a default with respect to the guarantee, undertakes to perform only those duties as are set forth specifically in the guarantee. After a default, the guarantee trustee is required to exercise the rights and powers vested in it by the guarantee to the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of trust preferred securities, unless that holder offers reasonable indemnity against the costs, expenses and liabilities that might be incurred.

Governing Law

        The guarantee will be governed by and construed in accordance with the internal laws of the State of Illinois.

Expense Agreement

        Pursuant to the expense agreement to be entered into by us under the amended and restated trust agreement, we irrevocably and unconditionally will guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust preferred securities or other similar interests in the trust the amounts due such holders pursuant to the terms of the trust preferred securities or such other similar interests, as the case may be.

PLAN OF DISTRIBUTION

        We and/or the trust may sell the securities being offered hereby in any of, or any combination of, the following ways: to investors directly; through agents; to or through underwriters; and/or through dealers.

        We and/or the trust may directly solicit offers to purchase securities and those sales may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in a related prospectus supplement.

        Offers to purchase the securities may be solicited by agents designated by us and/or the trust from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by us and/or the trust to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

        If the securities are sold by means of an underwritten offering, we and/or the trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time. Any such sales may be made in one or more transactions, including negotiated transactions, at fixed public offering prices, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices.

        Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of the securities will be obligated to purchase all such securities if any are purchased.

        In connection with the sale of the securities, underwriters may be deemed to have received compensation from us and/or the trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as an agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as an agent.

        We and/or the trust may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If we and/or the trust grant any over-allotment option, the terms of that over-allotment option will be set forth in the related prospectus supplement.

        If we and/or the trust use a dealer in the sale of the securities in respect of which this prospectus is delivered, we and/or the trust will sell the securities to the dealer as principal. The dealer may then resell such securities to the public. Any such sales may be made in one or more transactions, including negotiated transactions, at fixed public offering prices, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a planned remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals for their own accounts or as agents for us and/or the trust. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and/or the trust and its compensation will be described in the applicable prospectus supplement.

        Agents, dealers and remarketing firms participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with us and/or the trust, to indemnification from us and/or the trust against, and contribution toward, certain civil liabilities, including liabilities under the Securities Act.

        Agents, underwriters and dealers may engage in transactions that stabilize, maintain or otherwise affect the price of the securities being offered, including over-allotment, stabilizing and short- covering transactions in such securities, and the imposition of a penalty bid, in connection with the offering.

        Certain of the agents, underwriters, dealers, remarketing firms and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries and/or the trust in the ordinary course of business.

        All securities offered will be a new issue of securities and will have no established trading market. Any underwriter to whom we and/or the trust sell securities for public offering and sale may make a market in those securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of, or the trading markets for, any securities.

LEGAL MATTERS

        The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by Katten Muchin Zavis Rosenman, Chicago, Illinois. Unless otherwise stated in the applicable prospectus supplement, the validity of the trust preferred securities offered by the trust in the applicable prospectus supplement will be passed upon for the trust by Richards, Layton & Finger, P.A., special Delaware counsel to the trust. Certain legal matters in connection with the securities offered in the applicable prospectus supplement will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

        The audited consolidated financial statements and related financial statement schedules of RLI Corp. as of December 31, 2002 and December 31, 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

        As discussed in note 1 to the audited consolidated financial statements, in 2002, RLI Corp. and Subsidiaries adopted the provisions of Statement of Financial and Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets." Also as discussed in note 1 to the audited consolidated financial statements, in 2001 RLI Corp. and Subsidiaries adopted the provisions of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities."

WHERE YOU CAN FIND MORE INFORMATION

About Us

        We are subject to the informational reporting requirements of the Exchange Act, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings over the Internet at the SEC's home page at http://www.sec.gov.

        Our common shares are listed on the New York Stock Exchange under the symbol "RLI." Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

About the Trust

        There are no separate financial statements of the trust in this prospectus. We do not believe the financial statements would be helpful to the holders of the trust preferred securities of the trust because:

  •
  we, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of the trust;

  •
  the trust has no independent operations or proposals to engage in any activity other than issuing securities representing undivided beneficial interests in the assets of the trust and investing the proceeds in subordinated debt securities issued by us; and

  •
  our obligations under the amended and restated trust agreement, the guarantee issued with respect to the trust preferred securities and the subordinated debt securities purchased by the trust under the subordinated indenture, when taken together, constitute a full and unconditional guarantee by us of payments due on the trust preferred securities. See "Description of the Trust Preferred Securities Guarantee."

        The trust is not subject to the informational reporting requirements of the Exchange Act.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

  •
  Our Current Reports on Form 8-K filed on April 17, 2003, July 16, 2003, October 16, 2003 and December 5, 2003.

  •
  The description of our capital stock contained in our Form 8-A filed on June 11, 1993 under Section 12(b) of the Securities Exchange Act of 1934.

        You may request a copy of these filings at no cost, by writing or telephoning the office of Treasurer, RLI Corp., 9025 N. Lindbergh Drive, Peoria, Illinois 61615, telephone: (309) 692-1000, or by emailing Aaron H. Jacoby, Treasurer, at aaron_jacoby@rlicorp.com.

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NOTE ON FORWARD LOOKING STATEMENTS
PROSPECTUS SUMMARY
THE OFFERING
Summary Financial Information
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Investment Positions with Unrealized Losses Segmented by Type and Period of Continuous Unrealized Loss at September 30, 2003
BUSINESS
MANAGEMENT
DESCRIPTION OF THE NOTES
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
EXPERTS
INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC
LEGAL MATTERS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
RLI CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET
RLI CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF EARNINGS AND COMPREHENSIVE EARNINGS (Unaudited)
RLI CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
RLI CORP. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ABOUT THIS PROSPECTUS
RLI CORP.
RLI CAPITAL TRUST I
RISK FACTORS
NOTE ON FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
GENERAL DESCRIPTION OF THE OFFERED SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC